UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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UR-ENERGY INC.
(Name of Registrant as Specified In Its Charter)

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UR-ENERGY INC.

1478 Willer Drive

Casper, Wyoming 82604

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 4, 2026

To the Shareholders of Ur-Energy Inc.:

The Annual and Special Meeting of Shareholders of Ur-Energy Inc. (the “Company”), will be held in person at the Hampton Inn & Suites, 7611 Shaffer Parkway, Littleton, Colorado 80127, on Thursday, June 4, 2026, at 1:00 p.m. Mountain Time to receive the audited consolidated financial statements of the Company for the year ended December 31, 2025, together with the report from the auditors thereon, and for the purpose of considering and voting upon proposals to:

1.	Elect eight (8) directors, each to serve until the next annual meeting of shareholders of the Company or until their successors are elected and appointed;
2.	Re-appoint BDO USA, P.C., as the independent auditors of the Company and to authorize the Board of Directors to fix the remuneration of the auditors;
3.	Approve, in an advisory (non-binding) vote, the compensation of the Company’s named executive officers (“say-on-pay”);
4.	Conduct an advisory (non-binding) vote regarding the frequency of the say-on-pay votes;
5.	Ratify, confirm, and approve the renewal of the Ur-Energy Inc. Amended and Restated Stock Option Plan 2005 (the “Option Plan”), and approve and authorize for a period of three years all unallocated stock options issuable pursuant to the Option Plan; and
6.	Transact such other business as may lawfully come before the meeting or any adjournment(s) or postponement(s) thereof.

The Board of Directors recommends a vote “FOR” each of the eight director nominees and “FOR” Proposal Nos. 2, 3, and 5, and “FOR” ANNUAL as the frequency for Proposal No. 4. The Board of Directors has fixed the close of business on April 8, 2026, as the record date for determination of the shareholders entitled to vote at the meeting and any adjournment(s) or postponement(s) thereof. This Notice of Annual and Special Meeting of Shareholders and related proxy materials are first being distributed or made available to shareholders beginning on or about April 24, 2026.

We cordially invite you to attend the Annual and Special Meeting of Shareholders in person or to listen by toll-free access as described in the Management Proxy Circular. Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. Please refer to your proxy card and the Management Proxy Circular for more information on how to vote your shares at the Meeting and return your voting instructions as promptly as possible.

Important Notice Regarding Availability of Proxy Materials for the 2026 Annual and Special Meeting of Shareholders: The attached Management Proxy Circular, proxy card, or voter information form, and the Company’s Annual Report to Shareholders (including financial statements) for the fiscal year ended December 31, 2025, are available at www.envisionreports.com/URGQ2026 or can be found at https://www.ur-energy.com.

Thank you for your support.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ John W. Cash, Chairman

MANAGEMENT PROXY CIRCULAR

i

UR-ENERGY INC.

1478 Willer Drive

Casper, Wyoming 82604

MANAGEMENT PROXY CIRCULAR

ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

JUNE 4, 2026

SOLICITATION OF PROXIES

This Management Proxy Circular (the “Circular”) is furnished in connection with the solicitation by the management of Ur-Energy Inc. (“we,” “us,” the “Company,” or “Ur-Energy”) of proxies for use at the annual and special meeting of shareholders of the Company (the “Meeting”) to be held in person at the Hampton Inn & Suites, 7611 Shaffer Parkway, Littleton, Colorado 80127, on Thursday, June 4, 2026, commencing at 1:00 p.m. Mountain Time, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Meeting (the “Notice”). The solicitation will be primarily by mail, but proxies may also be solicited personally or by telephone by directors, officers, employees, or representatives of the Company. All costs of solicitation will be borne by the Company. This Circular and related proxy materials are first being distributed or made available to shareholders beginning on or about April 24, 2026. The information contained herein is given as at April 8, 2026, unless otherwise indicated.

We plan to hold our annual meeting in person on June 4, 2026. We will continue our practice of allowing shareholders to listen to the meeting online or by telephone. To better facilitate travel and expense relating to the Meeting, we will again permit our out-of-town directors and other Meeting participants whose physical presence at the Meeting is not essential to attend and participate in the Meeting via teleconference.

Shareholders who might otherwise attend in person may instead listen to the Meeting in real-time by calling toll-free +1 888-506-0062 (international: +1 973-528-0011) and use conference entry code 423002 and/or logging on to https://event.accessnewswire.com/urg-2026. Additionally, shareholders who have questions they would like to pose at the Meeting may send those questions to our Corporate Secretary in advance of the Meeting at legaldept@Ur-Energy.com. Please include your name and return email address when you convey your questions. We believe that these procedures will facilitate the opportunity for our shareholders to gather with us in person, while providing many of the benefits of a virtual-only meeting and minimizing the costs of a virtual meeting.

As set forth below, if you are a registered shareholder and wish to vote the day of the Meeting or are a proxy appointee voting the day of the Meeting, you must do so in person.

All dollar amounts in this Circular are in U.S. dollars, except where indicated otherwise. On April 8, 2026, the exchange rate of Canadian currency in exchange for United States currency, as reported by the Bank of Canada, was US$1.00 = C$1.3851.

This Circular, the proxy card or voter information form, and the Company’s Annual Report (including financial statements) for the fiscal year ended December 31, 2025, are available at https://www.ur-energy.com.

APPOINTMENT OF PROXIES

The persons named in our form of proxy as proxyholders are Ur-Energy’s Chairman, John W. Cash, and our Corporate Secretary, David A. Ritchie. Each shareholder has the right to appoint a person other than the persons named in the form of proxy, who need not be a shareholder of the Company, to represent such shareholder at the Meeting or any adjournment thereof. Such right may be exercised by inserting such person’s name in the blank space provided in the form of proxy and striking out the other names or by completing another proper form of proxy.

VOTING INSTRUCTIONS

Registered Shareholders

There are two methods by which registered shareholders (“Registered Shareholders”), whose names are shown on the books or records of the Company as owning common shares no par value of the Company (“Common Shares”), can vote their Common Shares at the Meeting either in person at the Meeting or by proxy. Should a Registered Shareholder wish to vote in person at the Meeting, the Registered Shareholder should attend the Meeting where his or her vote will be taken and counted. Although we are making a toll-free number available to listen to the Meeting, if you wish to vote the day of the Meeting, you must do so in person. Should a Registered Shareholder not wish to attend the meeting or not wish to vote in person, their vote may be cast by proxy through one of the methods described below and the Common Shares represented by the proxy will be voted or withheld from voting, in accordance with the instructions as indicated in the form of proxy, on any ballot that may be called for, and if a choice was specified with respect to any matter to be acted upon, the shares will be voted accordingly.

A Registered Shareholder may vote by proxy by using one of the following methods: (i) by paper form of proxy to be returned by mail or delivery; (ii) by Internet; or (iii) by telephone. The methods of using each of these procedures are as follows:

Voting by Mail. A Registered Shareholder may vote by mail or delivery by completing, dating and signing the form of proxy and depositing it with Computershare Investor Services Inc. (the “Transfer Agent”) using the envelope provided or by mailing it to Computershare Investor Services Inc., Attention: Proxy Department, 320 Bay Street, 14th Floor, Toronto, Ontario MSH 4A6 or to the Corporate Secretary of the Company at 10758 West Centennial Road, Suite 200, Littleton, Colorado 80127, for receipt no later than 11:59 p.m. (ET) on Monday, June 1, 2026, or if the Meeting is adjourned, by no later than 1:00 p.m. Mountain Time on the last business day preceding the reconvened Meeting.

Voting by Internet. A Registered Shareholder may vote by Internet by accessing the following website:  www.envisionreports.com/URGQ2026 and going to “vote now.” When you log on to the site you will be required to input a control number as instructed on the form of proxy. Please see additional information on the form of proxy. Registered Shareholders may vote by Internet for receipt no later than 11:59 p.m. (ET) on Monday, June 1, 2026, or if the Meeting is adjourned, no later than 1:00 p.m. Mountain Time on the last business day preceding the reconvened Meeting.

Voting by Telephone. A Registered Shareholder may vote by telephone by calling the toll-free number 1-866-732-8683 from a touch tone phone. When you telephone you will be required to input a control number as instructed on the form of proxy. Please see additional information on the form of proxy. Registered Shareholders may vote by telephone for receipt no later than 11:59 p.m. (ET) on Monday, June 1, 2026, or if the Meeting is adjourned, no later than 1:00 p.m. Mountain Time on the last business day preceding the reconvened Meeting.

Voting by mail or the Internet are the only methods by which a Registered Shareholder may choose an appointee other than the management appointees named on the proxy and must be completed by the Registered Shareholder or by an attorney authorized in writing or, if the Registered Shareholder is a corporation or other legal entity, by an authorized officer or attorney.

Non-Registered Shareholders (Beneficial Owners)

If you hold shares through a broker, bank, or other nominee, you will receive material from that firm asking how you want to vote and instructing you of the procedures to follow for you to vote your shares. If the nominee does not receive voting instructions from you, it may vote only on proposals that are considered “routine” matters under applicable rules. Each of the proposals at the Meeting, other than Proposal No. 2, are “non-routine” matters, and therefore an intermediary holding shares for a beneficial owner will not have the authority to vote on those matters in the absence of instructions from the beneficial owner. A nominee’s inability to vote on some proposals because it lacks discretionary authority to do so is commonly referred to as a “broker non-vote.” Broker non-votes are not counted in the tabulation of votes cast on a particular proposal and therefore will not have an effect on the approval of that proposal.

Notice and Access

We distribute our proxy materials to shareholders via the Internet under the “Notice and Access” approach permitted by rules of the SEC. This approach conserves natural resources and reduces our distribution costs, while providing a timely and convenient method of accessing the materials and voting. On or before April 24, 2026, we mailed a Notice of Internet Availability of Proxy Materials to participating shareholders containing instructions on how to access the proxy materials on the Internet to vote your shares over the Internet or by telephone. You will not receive a printed copy of the proxy materials unless you request them. If you would like to receive a printed copy of our proxy materials, including a printed proxy card on which you may submit your vote by mail, then you should follow the instructions for obtaining a printed copy of our proxy materials contained in the Notice of Internet Availability of Proxy Materials.

REVOCATION OF PROXIES

A shareholder who has given a proxy has the power to revoke it as to any matter on which a vote shall not already have been cast pursuant to the authority conferred by such proxy and may do so: (i) by delivering another properly executed proxy bearing a later date and depositing it as aforesaid, including within the prescribed time limits noted above; (ii) by depositing an instrument in writing revoking the proxy executed by the shareholder or by the shareholder’s attorney authorized in writing (A)  with our Corporate Secretary at 10758 West Centennial Road, Suite 200, Littleton, Colorado 80127 at any time up to and including the last business day preceding the day of the Meeting or any adjournment thereof at which the proxy is to be used, or (B) with the Chair of the Meeting, prior to its commencement on the day of the Meeting, or at any adjournment thereof; (iii) by attending the Meeting in person and so requesting; or (iv) in any other manner permitted by law.

If you hold your shares through a broker, bank, or other nominee, you must follow their instructions to revoke your initial proxy vote or to otherwise vote at the Meeting.

VOTING AND DISCRETION OF PROXIES

On any ballot that may be called for, the shares represented by proxies in favor of the persons named by management of the Company will be voted in the manner identified in the proxy, in each case in accordance with the instructions of the shareholder. In the absence of any instructions on the proxy, it is the intention of the persons named by management in the form of proxy to vote:

(1)	FOR the election of each and all of management’s nominees as directors;
(2)	FOR the re-appointment of BDO USA, P.C., as our independent auditors and the authorization of the Board of Directors to fix the remuneration of the auditors;
(3)	FOR the advisory (non-binding) vote to approve the compensation of our Named Executive Officers;
(4)	FOR the advisory (non-binding) vote that ANNUAL should be the frequency of future advisory votes on the compensation of our Named Executive Officers (“say-when-on-pay”);
(5)	FOR the resolution to approve the renewal of our Amended and Restated Stock Option Plan 2005 (the “Option Plan”) and to approve and authorize all unallocated stock options issuable pursuant to the Option Plan until the third anniversary of the adoption of the present resolution; and
(6)	In accordance with management’s recommendations with respect to amendments or variations of the matters set out in the Notice or any other matters that may properly come before the Meeting.

The form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations of the matters identified in the Notice or any other matters that may properly come before the Meeting. As at the date of this Circular, management of the Company knows of no such amendments, variations, or other matters that may properly come before the Meeting other than the matters referred to in the Notice.

COMMON SHARES ENTITLED TO VOTE

As at April 8, 2026, the authorized capital of the Company consisted of an unlimited number of Common Shares, of which 397,331,853 Common Shares were issued and outstanding, and an unlimited number of Class A Preference Shares, issuable in series, of which none has been issued. A holder of record of Common Shares at the close of business on April 8, 2026 (the “Record Date”), is entitled to one vote for each Common Share held by the shareholder. In accordance with the Canada Business Corporations Act, the Company will prepare a list of holders of Common Shares on the Record Date. Each holder of Common Shares named in the list at the close of business on the Record Date will be entitled to vote the Common Shares shown opposite their name on the list at the Meeting.

VOTES REQUIRED

The directors nominated for election pursuant to Proposal No. 1 will be elected by plurality vote, meaning that the eight nominees who receive the most votes, whether in person or by proxy, will be elected. Broker non-votes will have no effect on the election of directors. Pursuant to the Canada Business Corporations Act, any director who fails to receive a majority of the votes cast will be required to tender their resignation, subject to limited legal exceptions and timelines. See “Statement of Corporate Governance – Majority Voting,” below.

With respect to Proposal No. 2, the affirmative vote of a majority of the votes cast at the Meeting (either in person or by proxy) will be required for approval.

With respect to Proposal No. 3 and Proposal No. 4, the affirmative vote of a majority of the Common Shares present at the Meeting (either in person or by proxy) and entitled to vote on these matters will be required for approval of each of these matters. Broker non-votes will have no effect on the votes on Proposal No. 3 or Proposal No. 4. Because your votes on these proposals are advisory, the votes will not be binding on the Board of Directors or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

With respect to Proposal No. 5, the affirmative vote of a majority of the votes cast at the meeting (either in person or by proxy) will be required for approval.

QUORUM

The presence, in person or by proxy, of two shareholders holding not less than 10% of the Common Shares entitled to vote as of the Record Date constitutes a quorum for the transaction of business at the Meeting. In the event there is not a quorum present to approve any proposals at the time of the Meeting, the Meeting shall be adjourned to a date no less than seven days later than the scheduled Meeting date in order to permit further solicitation of proxies. The scrutineer will treat Common Shares represented by a properly signed and returned proxy as present at the Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

RIGHTS OF DISSENT

Pursuant to the Canada Business Corporations Act, there are no rights of dissent in respect of the resolutions to be voted on by the shareholders at this Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management

As at our Record Date of April 8, 2026, we had 397,331,853 Common Shares issued and outstanding and 3,995,106 stock options that may be exercised currently or within the sixty (60) days following April 8, 2026.

		Percentage of Issued
	Number of	and Outstanding
	Common Shares	Common Shares
Name of Holder	of Ur-Energy	of Ur-Energy

Directors and Executive Officers(1)(2)
John W. Cash	1,333,721	*
Rob Chang	337,626	*
Elmer W. Dyke	97,200	*
Matthew D. Gili	155,000	*
Steven M. Hatten	667,934	*
Gary C. Huber	811,463	*
Thomas H. Parker	834,331	*
John Paul Pressey	97,200	*
David A. (Alex) Ritchie	—	*
Ryan S. Schierman	60,850	*
Roger L. Smith	992,568	*
Kathy E. Walker	825,694	*
Jade Walle	251,900	*
Directors and executive officers, as a group (13 persons)	6,465,487	1.63%	%
*	Less than one percent
(1)	Address for each director and executive officer: 10758 West Centennial Road, Suite 200, Littleton, Colorado 80127.
(2)	The beneficial ownership shown for all holders in this table represents Common Shares and all options which may be exercised currently or within sixty (60) days following April 8, 2026. For our Directors and executive officers, this represents the following: Cash (696,264 Common Shares, 637,457 options); Chang (84,179 Common Shares, 253,447 Options); Dyke (nil Common Shares, 97,200 options); Gili (155,000 Common Shares, nil options); Hatten (345,764 Common Shares, 322,170 options); Huber (558,016 Common Shares, 253,447 options); Parker (580,884 Common Shares, 253,447 options); Pressey (nil Common Shares, 97,200 options); Ritchie (nil Common Shares, nil options); Schierman (nil Common Shares; 60,850 options); Smith (651,562 Common Shares, 341,006 options); Walker (572,247 Common Shares, 253,447 options); and Walle (251,900 Common Shares, nil options). At the Record Date, the number of the Company’s Common Shares beneficially owned by all of our directors and executive officers as a group and entitled to be voted at the meeting is 3,895,816.

Security Ownership of Certain Beneficial Owners

The following table sets forth the beneficial ownership of the Company’s Common Shares as at April 8, 2026 by each person (other than the directors and executive officers of the Company) who owned of record, or was known to own beneficially, more than 5% of the outstanding voting shares of our Common Shares.

		Percentage of Issued and
	Number of Common Shares	Outstanding Common Shares
Name of Holder	of Ur-Energy	of Ur-Energy
Major Shareholders
enCore Energy Corp (1)	22,458,804	5.7%
MMCAP International Inc. SPC (2)	20,180,212	5.1%
Van Eck Associates Corp (3)	20,403,343	5.1%
(1)	enCore Energy Corp. filed a Schedule 13G, dated December 18, 2025, indicating holdings of 22,458,804 Ur-Energy Common Shares, representing 5.7% of the Company’s Common Shares.
(2)	MMCAP International Inc. SPC filed a Schedule 13G, dated February 12, 2026, indicating holdings at December 31, 2025, of 20,180,212 Ur-Energy Common Shares as between itself and its affiliate MM Asset Management Inc., including 515,776 Common Shares, warrants exercisable for 4,057,500 Common Shares, and a debt instrument convertible into 15,606,936 Common Shares, representing 5.1% of the Company’s Common Shares. All the warrants were exercised for Common Shares prior to expiry on February 20, 2026.
(3)	Van Eck Associates Corp filed a Schedule 13G, dated February 13, 2026, indicating holdings of 20,403,343 Ur-Energy Common Shares, representing 5.1% of the Company’s Common Shares.

PARTICULARS OF MATTERS TO BE ACTED UPON

Proposal No. 1:Election of Directors

The articles of the Company provide that the Board of Directors of the Company (the “Board of Directors” or the “Board”) shall consist of a minimum of one and a maximum of ten directors, the number of which will be eight as elected at the Meeting. Election of directors will be conducted on an individual basis, and will include John W. Cash, Rob Chang, Elmer W. Dyke, Matthew D. Gili, Gary C. Huber, Thomas H. Parker, John Paul Pressey, and Kathy E. Walker. As discussed below in “Statement of Corporate Governance - Majority Voting,” each director must receive a majority of the votes cast (in person or by proxy) as to their election or will be required to submit their resignation subject to the provisions of the Canada Business Corporations Act (“CBCA”) and related regulations.

Nominees: Each of the eight persons named above is a nominee for election as a director at the Meeting for a term of one year or until their successor is elected and qualified. Each of the nominees is currently serving as a director of the Company. All the directors other than Mr. Gili were elected to the Board of Directors at the last annual meeting of shareholders. Mr. Gili was appointed a director by the Board of Directors effective in December 2025 when he was appointed the Chief Executive Officer of the Company succeeding Mr. Cash. Management does not anticipate that any of the nominees for election as directors will be unable to serve as a director, but if that should occur for any reason prior to the Meeting, the persons named in the form of proxy reserve the right to vote for another nominee in their discretion or for the election of only the remaining nominees.

The Board of Directors has delegated to the Corporate Governance and Nominating Committee the responsibility for reviewing and recommending nominees for director, in conjunction with the Chairman of the Board, Mr. Cash. The Board determines which candidates to nominate or appoint, as appropriate, after considering the recommendation of the Corporate Governance and Nominating Committee.

Certain of our directors have historically and currently serve on boards of directors of other companies. We view this to be beneficial to the Company, provided there is no conflict of interest or restrictions on time that are disadvantageous to our Board’s interests. Current service on the boards of other public companies is set forth below in the biography of each applicable nominee and under “Service on Additional Boards.” The Company believes that service on other boards allows for broader experience and expertise that benefits the individual and the companies served, including Ur-Energy. None of our directors sits on more than three public company boards or, alternatively, is the CEO of a public company and sits on the board of more than two public companies besides the one for which they are the CEO (i.e., none of our directors is “overboarded”).

In evaluating the qualifications of a director candidate, the Corporate Governance and Nominating Committee considers the candidate’s independence, character, business experience, industry-specific experience, including technical expertise, corporate governance skills and abilities, training and education, history of personal and professional achievement and leadership, commitment to performing the duties of a director, and other skills, abilities, and attributes that fill specific needs of the Board or its committees. Each nominee brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including natural resources exploration and development, mining operations, nuclear energy, executive management, board service, corporate governance, finance, financial markets, employment, and international business. These varied and substantial backgrounds, skills, and qualifications, as described in more detail below, and the contributions of each nominee to the development and current operations of the Company as described below under the heading “Board Composition” led the Corporate Governance and Nominating Committee and the Board of Directors to conclude that each of the nominees should serve as a director for the coming year.

Recommendation of Ur-Energy’s Board of Directors

The Board of Directors recommends that the shareholders vote FOR the election of all the named nominees for director and, unless a shareholder gives instructions on the proxy card to the contrary, the proxies named thereon intend to so vote.

John W. Cash, 53, M.Sc.	Chairman of the Board

John Cash retired as the Company’s Chief Executive Officer in December 2025 after leading the Company since March 2022. He continued as Chairman of the Board and as a strategic advisor to the Company. Mr. Cash joined Ur-Energy in 2007 and was appointed Vice President Regulatory Affairs in 2011. Throughout his tenure, Mr. Cash played a pivotal role in positioning Ur-Energy for sustained production and development success. Under his leadership as CEO, production at Lost Creek ramped steadily, construction at Shirley Basin advanced toward near-term startup, and the Company secured a substantial contract portfolio with U.S. and European energy companies that supports expansion opportunities. He also advanced Ur-Energy’s exploration programs in the Great Divide Basin and strengthened the Company’s commercial footing through disciplined cost management and operational readiness across all projects.

Mr. Cash has earned a well-deserved reputation for developing impactful industry solutions related to water management, EPA aquifer exemptions, technical design, and environmental matters. With nearly 30 years of diverse uranium-industry experience, he has built deep expertise in exploration, environmental health and safety (“EHS”), including radiation safety, regulatory and legislative affairs, and uranium recovery operations, as well as extensive management experience. He is a respected industry leader and previously served as president of the Uranium Producers of America.

Prior to joining Ur-Energy, Mr. Cash held roles with several established uranium mining companies, including BHP, Rio Algom Mining, and Crow Butte Resources, a subsidiary of Cameco, where he served in mineral exploration, as Operations Superintendent, and as EHS Manager. As Operations Superintendent, he managed all aspects of wellfield production and plant processing at the 800,000-pound-per-year U3O8 Crow Butte ISR facility. Mr. Cash is a Fellow of the inaugural World Nuclear Summer Institute and received B.Sc. and M.Sc. degrees in Geology and Geophysics from the University of Missouri-Rolla.

The Board of Directors has concluded that Mr. Cash is well qualified and should continue to serve as a director of the Company based on his contributions to the Company since 2007, as an employee, executive officer, President and Chief Executive Officer (2022-2025), and Chairman of the Board of Directors since 2022. The Board of Directors also believes that Mr. Cash’s lengthy tenure and diverse expertise in the uranium industry will continue to benefit the Board of Directors and the Company.

Rob Chang, 48, MBA	Director, Chair of Treasury & Investment Committee

Rob Chang has over 30 years of experience in the financial services industry and is a sought-after expert in uranium markets. An experienced senior executive, most recently Mr. Chang was the co-founder and served as the Chief Executive Officer of Gryphon Digital Mining, now American Bitcoin (2021-2024); he served as a director on Gryphon’s board from 2021-2025. Additionally, he has served as the Managing Director and Head of Metals & Mining at Cantor Fitzgerald where he provided research coverage in precious metals, base metals, lithium, and uranium. With deep experience in corporate governance and board leadership, he has held directorships at several mineral resource companies, including Skyharbour Resources Ltd. (March 2026-present), RecycLiCo Battery Materials (2025-present), Fission Uranium (2018-2024), Shine Minerals (2018-2024), and District Metals (2018-2020). He is well familiar with the uranium mining industry and is considered a subject matter expert by several media outlets. He was recognized by Bloomberg as the “Best Precious Metals Analyst” in 2016. Mr. Chang is frequently quoted by and a regular guest of several media outlets including Bloomberg, Reuters, CNBC, and the Wall Street Journal. Mr. Chang previously served as a Director of Research and Portfolio Manager at Middlefield Capital, a Canadian investment firm which managed $3 billion in assets. He was also on a five-person multi-strategy hedge fund team where he specialized in equity and derivative investments. Mr. Chang completed his MBA at the University of Toronto’s Rotman School of Management.

The Board of Directors has concluded that Mr. Chang is well qualified and should continue to serve as a director of the Company based on his contributions to the Board since 2018 and his extensive knowledge of financial markets, the financial services industry, and the uranium mining industry.

Elmer W. Dyke, 62, B.A.	Director, Chair of the HSE & Technical Committee

Elmer Dyke is a recognized global leader in the commercial and government nuclear industry with over 25 years’ experience. Mr. Dyke has a Bachelor of Arts Degree in International Political Economy from Davidson College and served as a U.S. Army Officer for 13 years. Mr. Dyke’s professional career includes a tenure with the U.S. Department of State during which he directed international security programs, including nuclear nonproliferation and high technology projects and was detailed to the Departments of Defense and Commerce. Mr. Dyke has worked within global firms NAC International and Booz Allen Hamilton where he served as an expert on nuclear nonproliferation, strategy and nuclear fuel cycle. More recently, Mr. Dyke filled senior executive roles at Centrus Energy Corporation, a global nuclear fuel supplier and technical services provider. At Centrus Energy and in prior executive roles, Mr. Dyke led strategic planning and business development, financial performance, and risk management for the businesses. Currently, Mr. Dyke leads New Horizons Nuclear Associates, LLC, a global nuclear consulting firm that he formed in 2021. Mr. Dyke is intimately involved with the entire nuclear fuel cycle and has served terms on the boards of directors of the World Nuclear Association and the U.S. Nuclear Industry Council.

The Board of Directors has concluded that Mr. Dyke is well qualified and should continue to serve as a director of the Company based on his contributions to the Board since 2024, his role as a leader in the global nuclear fuel sector, his extensive experience serving as an executive in several nuclear energy-related businesses, and his experience serving on the boards of directors of significant industry organizations.

Matthew D. Gili, 57, P.Eng., B.Sc.	Director, Chief Executive Officer and President

Matthew Gili joined the Company in June 2025 as President. He was appointed Chief Executive Officer in December 2025 and joined the Company’s Board of Directors at that time. Mr. Gili is a seasoned mining executive who has more than two decades of proven senior leadership and extensive operational experience across several publicly traded mining companies. Throughout his career, Mr. Gili has built a reputation for driving operational excellence, strengthening organizational capability, and leading growth initiatives. Before joining Ur-Energy, he served as President and Chief Operating Officer of i-80 Gold Corporation, where he oversaw operational growth and advanced multiple development projects. He was also formerly the Chief Executive Officer of Nevada Copper Corporation, guiding the company through critical stages of project development and early operations.

Mr. Gili has held several senior leadership roles at some of the world’s largest mining companies. At Barrick, he served as Executive General Manager of the Cortez District before being promoted to Chief Technical Officer, where he provided strategic oversight of global technical functions. He also held leadership positions at Rio Tinto, including Managing Director of the Palabora Mining Company in South Africa and Chief Operating Officer of Oyu Tolgoi in Mongolia, where he led large, multicultural teams and delivered sustained operational improvements. Recognized for his commitment to safety, community engagement, and responsible development, Mr. Gili has served as Chairman of the Palabora Foundation, a South African nonprofit focused on community empowerment, and as Chairman of the Mongolian Safety Association. He holds a B.Sc. in Mining Engineering from the University of Idaho.

The Board of Directors has concluded that Mr. Gili is well qualified and should continue to serve as a director of the Company based on his role and service as the Chief Executive Officer and President of the Company, his strategic vision and commitment to operational excellence since joining the Company, and his proven senior leadership and extensive operational experience at publicly traded mining companies.

Gary C. Huber, 74, Ph.D., P.Geo	Director, Chair of Corporate Governance and Nominating Committee

Gary Huber is a mining executive with over 45 years of natural resources experience. Previously, Dr. Huber served as a director for Ur-Energy during 2007. Dr. Huber returned to serve as a director for Ur-Energy in 2015. In the interim, Dr. Huber served as President and CEO of Neutron Energy, Inc. (2007-2012), a privately held uranium company which was conducting project feasibility analyses as well as permitting of two uranium mines and a mill complex. Dr. Huber is the founder, in 2006, and managing member of Rangeland E&P, LLC, a private company established for oil and gas exploration. Dr. Huber served as an independent director of Gold Resource Corporation, a precious metal mining company. He was chairman of its audit committee and a member of the compensation committee. He also served as an independent director of Capital Gold Corp., a gold mining company with operations in Mexico, and served on its audit and corporate governance committees. Dr. Huber was one of the founders of Canyon Resources Corporation in 1979, initially for uranium exploration and subsequently transitioned to precious metal and industrial mineral exploration and production. From 1979 to 2006 with Canyon Resources, he served in various capacities, including as director, chief financial officer, vice president of finance, treasurer, and secretary. He also served as the president and chief executive officer of CR Minerals Corporation, an industrial minerals production subsidiary of Canyon Resources, from 1987 to 1998. Dr. Huber holds a Ph.D. in geology with a minor in mineral economics from Colorado School of Mines. He is a fellow of the Society of Economic Geologists, where he previously served as the chairman of its audit and investment committees; and a member of the Society for Mining, Metallurgy and Exploration, where he previously served as the chairman of the audit committee. Dr. Huber served as a director and treasurer of The Society of Independent Professional Earth Scientists, a not-for-profit professional group. He also has served as President of the Society of Independent Earth Scientists Foundation, which awards scholarships to undergraduate and graduate students majoring in the earth sciences fields. Dr. Huber formerly was a director of the Denver Gold Group, a not-for-profit industry association for publicly traded precious metal companies. Dr. Huber is a Utah registered Professional Geologist.

The Board of Directors has concluded that Dr. Huber is well qualified and should continue to serve as a director of the Company based on his contributions to the Company as a director (in 2007, and since his return to the Board in 2015), his extensive mining industry experience, including in areas of natural resources development and mining operations, and his executive management and finance experience, developed by serving as an executive officer and director of publicly-traded natural resource companies.

Thomas H. Parker, 83, M.Eng., P.E.	Lead Director

Thomas Parker has worked extensively in senior management positions in the mining industry, having begun his career in the mining industry nearly 60 years ago. Mr. Parker is a mining engineer graduate from South Dakota School of Mines, with a master’s degree in Mineral Engineering Management from Penn State. Mr. Parker was President and CEO, and a director of U.S. Silver Corporation until his retirement in 2012. Prior to that, Mr. Parker was President and CEO of Gold Crest Mines, Inc., before which he was the President and CEO of High Plains Uranium, Inc., a junior uranium mining company acquired by Energy Metals in 2007. Mr. Parker also served for 10 years as Executive Vice President of Anderson and Schwab, a management consulting firm. Prior to Anderson and Schwab, Mr. Parker held many executive management positions, including with Costain Minerals Corporation, ARCO, Kerr McGee Coal Corporation and Conoco. He also has worked in the potash, limestone, talc, coal, and molybdenum industries and has extensive experience working in Niger, France, and Venezuela.

The Board of Directors has concluded that Mr. Parker is well qualified and should continue to serve as a director of the Company based on his contributions to the Company as a director since 2007, his service for the past 11 years as our Lead Director, and his nearly 60 years in the mining industry, including vast operational and executive management experience.

John Paul (JP) Pressey, 52, B.Comm, CPA (Canada)	Director, Chair of Audit Committee

John Paul Pressey had a nearly three-decade long career in the assurance practice at PricewaterhouseCoopers LLP, with 16 years as a partner. With a Bachelor of Commerce degree from the University of Alberta, Mr. Pressey is a Chartered Professional Accountant with extensive experience working with U.S. and Canadian publicly traded companies in the mining industry, and other industries including manufacturing, utilities, and alternative energy. His experience includes acquisitions and capital markets transactions, working with clients to identify and implement practical business solutions to accounting, audit and financial issues. Well-respected for his ethics and integrity, Mr. Pressey spent six years at PricewaterhouseCoopers as its Assurance Leader for British Columbia, overseeing all aspects of PricewaterhouseCoopers’ assurance results and operations for that province. In this role, he was part of PricewaterhouseCoopers’ National Assurance Leadership group, which directed the strategy and was responsible for PricewaterhouseCoopers’ Canadian assurance results. Mr. Pressey has significant experience presenting to and working with boards of client companies and has facilitated sessions at the Institute for Corporate Directors.

The Board of Directors has concluded that Mr. Pressey is well qualified and should continue to serve as a director of the Company based on his contributions to the Board since 2024, his expertise in finance, accounting, and audit matters, and his extensive experience working with publicly traded companies to implement business plans, including working with and presenting to the boards of directors of those client companies.

Kathy E. Walker, 67, MBA	Director, Chair of Compensation Committee

With nearly 40 years of experience in the international and domestic energy, mining, and financial industries, Kathy Walker brings a wealth of knowledge to our board. Ms. Walker is the CEO of Elm Street Resources, Inc., an energy marketing company that she founded 35 years ago. Prior to Elm Street Resources, Ms. Walker honed her business and management expertise serving as the Controller of ENI, the Italian National Energy Agency’s subsidiary, Agip Coal, USA, and in various management roles at GE’s mining subsidiary, Utah International (Sierra Coal Company). Beyond her corporate achievements, Ms. Walker is also the founder and CEO of the eKentucky Advanced Manufacturing Institute, a revolutionary, high-tech workforce development training center that equips workers with the skills needed for 21st-century positions in advanced manufacturing.

Ms. Walker’s commitment to professional and community development extends well past her business and board roles. She has served on numerous boards of directors and trustees for various organizations, including the National Coal Council, the Ireland Chamber of Commerce in the United States, Morehead State University (Chair), Xavier University’s International School of Business, First Security Bank, Great Nations Bank, the Kentucky Coal Association, and the Kentucky Judicial Campaign Conduct Committee. Ms. Walker is also a member of several regional economic development boards. Ms. Walker holds an MBA from Xavier University.

The Board of Directors has concluded that Ms. Walker is well qualified and should continue to serve as a director of the Company based on her contributions to the Company as a director since 2017, her extensive energy-related business experience, including in areas of sales and marketing, and her executive management and finance expertise, developed by serving as an executive officer and director of various entities.

Proposal No. 2:	Re-Appointment of BDO USA, P.C., as our Independent Auditors and Approval for the Board of Directors to Fix the Remuneration of the Auditors

Appointment of Auditor

The Audit Committee selected and has recommended the independent accounting firm of BDO USA, P.C. with respect to the audit of our financial statements for the year ended December 31, 2026. At the Meeting, it is proposed to re-appoint BDO USA, P.C., as auditors of the Company, to serve until the next annual meeting of shareholders with their remuneration to be fixed by the Board of Directors.

We expect that our Audit Partner from BDO USA, P.C., will participate in our Meeting virtually, online or by telephone.

Independent Accountant Fees and Services

BDO USA, P.C. has been the auditors of Ur-Energy since their appointment on October 1, 2024. The fees for audit and audit-related services performed by BDO USA, P.C., in relation to our financial years ended December 31, 2025 and 2024, accrued or paid in US dollars, were as follows:

BDO USA, P.C. fees in US dollars	December 31, 2025	December 31, 2024
Audit fees(1)	$577,500	$441,287
Audit-related fees(2)	$—	$—
All other fees(3)	$—	$—
Total	$577,500	$441,287
(1)	Audit fees consist of professional services for the audit of our annual consolidated financial statements and review of our quarterly consolidated financial statements. The 2024 fees as previously disclosed were adjusted to reflect an invoice related to the 2024 financial year that was received after the date of the disclosure.
(2)	Audit-related fees include assurance and related services that are outside the scope of the engagement letter for the audit. No such services were provided by BDO USA, P.C. during either 2025 or 2024.
(3)	All other fees include fees related to products and services provided by BDO USA, P.C. No tax compliance, tax advice, or tax planning services were provided by BDO USA, P.C. during either 2025 or 2024.

Audit Committee’s Pre-Approval Practice

All services reflected in the preceding table for 2025 and 2024 were pre-approved in accordance with the policy of the Audit Committee of the Board of Directors.

It is proposed to approve an ordinary resolution to re-appoint the firm of BDO USA, P.C., as auditors of the Company to hold office until the close of the next annual meeting of shareholders or until BDO USA, P.C. is removed from office or resigns, and to authorize the Board of Directors of the Company to fix the remuneration of BDO USA, P.C. as auditors of the Company.

Recommendation of Ur-Energy’s Board of Directors

The Board of Directors recommends that the shareholders vote FOR the re-appointment of BDO USA, P.C. and to authorize the Board of Directors of the Company to fix the remuneration of BDO USA, P.C. as auditors, and unless a shareholder gives instructions on the proxy card to the contrary, the proxies named thereon intend to so vote.

The approval of Proposal No. 2 requires the approval of a majority of the votes cast by shareholders (either in person or by proxy) at the Meeting.

Proposal No. 3:	Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers

In accordance with SEC rules, our shareholders will be asked at the Meeting to cast a non-binding advisory vote on the compensation of our Named Executive Officers as disclosed in this Circular, including the disclosures under “Compensation Program” and “Executive Compensation” and the compensation tables and related narrative disclosure. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this Circular.

We conducted a similar advisory vote in 2025 and approximately 95% of the votes cast were in favor of the compensation of our Named Executive Officers. This vote is advisory, which means that its outcome is not binding on the Company, the Board of Directors, or the Compensation Committee of the Board of Directors.

The Compensation Committee and the Board of Directors believe that our compensation policies and procedures are effective in achieving our goals and will continue to be as we continue to ramp up commercial operations and production at our Lost Creek Property and begin production operations at our Shirley Basin Project, our second uranium recovery facility. As described under “Compensation Program,” our compensation program is designed to motivate executive officers and employees to achieve pre-determined objectives without taking excessive risks; provide competitive base salary compensation and benefit programs to attract and retain highly qualified executives and employees; encourage an ownership mentality; and fundamentally to support the achievement of results. We believe that the Company’s compensation program, with its balance of (i) competitive salary ranges; (ii) short-term incentives (including cash bonus awards and performance conditions for such awards); (iii) long-term incentives (including equity awards of stock options and restricted share units that vest over varied periods of two to three years); and (iv) share ownership guidelines for executive officers, encourages and rewards sustained performance that is aligned with long-term shareholder interests.

Shareholders are encouraged to read both the “Compensation Program” and “Executive Compensation” sections below, as well as the compensation tables and related narrative disclosure.

If the advisory vote on Proposal No. 4 (“say-when-on-pay”) concludes that we will continue with an annual say-on-pay advisory vote, then the next say-on-pay advisory vote will occur at our annual meeting in 2027.

Shareholders will be asked to approve the following ordinary resolution (the “Advisory Vote on Named Executive Officer Compensation Resolution”) at the Meeting:

BE IT RESOLVED THAT the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the Company’s Management Proxy Circular for this annual and special meeting of shareholders, including the “Compensation Program” and “Executive Compensation” sections and the compensation tables and related narrative disclosure.

Recommendation of Ur-Energy’s Board of Directors

The Board of Directors recommends that shareholders vote FOR approval of the Advisory Vote on Named Executive Officer Compensation Resolution.

The approval of the advisory vote on Proposal No. 3 requires the affirmative vote of a majority of the Common Shares present at the meeting (either in person or by proxy). Although the advisory vote is non-binding, the Board will review the results of the vote and will take the results of the vote into account in determinations concerning executive compensation.

Proposal No. 4: Vote, on an Advisory Basis, for the Frequency of “Say-on-Pay” Votes (“Say-When-on-Pay”)

Advisory Vote on Frequency of Votes on Named Executive Officer Compensation

Under the applicable SEC rules relating to Named Executive Officer compensation, shareholders shall provide an advisory, non-binding, vote on whether future advisory votes on Named Executive Officer compensation should occur every year, every two years, or every three years. Alternatively, shareholders may abstain from voting. The Dodd-Frank Act requires the Company to hold the advisory vote on the frequency of the say-on-pay vote at least once every six years. The next vote on the frequency of the say-on-pay will be held at our 2032 annual meeting of shareholders.

For the past six years, since our last “say-when-on-pay” vote, we have conducted a say-on-pay vote each year. Our Board of Directors believes that continuing with an annual vote is the optimal frequency for the say-on-pay vote to keep our shareholders apprised of our compensation program and any changes thereunder.

This advisory vote on the frequency of the say-on-pay vote is not binding on the Company, the Board of Directors, or the Compensation Committee of the Board of Directors.  However, the Board of Directors will consider the result of the vote when determining the frequency of future say-on-pay votes. The choice among the three choices as to the frequency of say-on-pay votes included in the resolution that receives the highest number of votes will be deemed the choice of the shareholders.

After careful consideration of the frequency alternatives, the Board believes that conducting an advisory vote on Named Executive Officer compensation on an annual basis is appropriate for the Company and its shareholders at this time.  However, shareholders may vote for their preferred voting frequency by choosing the option of one year, two years, or three years, or may abstain from voting, in response to the following resolution:

BE IT RESOLVED THAT the shareholders determine that, on an advisory basis, the preferred frequency of an advisory vote on the compensation of the Company’s Named Executive Officers as set forth in the Company’s Management Proxy Circular should be every year, every two years, or every three years.

The Board of Directors recommends that shareholders vote ANNUALLY for advisory votes on the frequency of future votes on Named Executive Officer compensation.

The approval of the advisory vote on Proposal No. 4 requires the affirmative vote of a majority of the Common Shares present at the meeting (either in person or by proxy). Although the advisory vote is non-binding, the Board will review the results of the vote and will take the results of the vote into account in determinations concerning executive compensation.

Proposal No. 5: Approval of the Renewal of the Ur-Energy Inc. Amended and Restated Stock Option Plan

At the Meeting, shareholders will be asked to consider, and if deemed advisable, to pass, a resolution substantially in the form set out below, to ratify, confirm, and approve the renewal of the Ur-Energy Inc. Amended and Restated Stock Option Plan 2005, as amended (the “Option Plan”). The Board of Directors wishes to renew the Option Plan, which was previously ratified, confirmed, and approved at meetings of shareholders of the Company in June 2023, May 2020, May 2017, April 2014, April 2011, and May 2008.

The rules of the Toronto Stock Exchange (“TSX”) provide that a stock option plan of an issuer must be approved by its securityholders every three years after its institution if the plan does not have a fixed maximum number of securities issuable thereunder, which is the case for our Option Plan, which provides that the maximum number of Common Shares available for issuance thereunder is equal to 10% of the number of Common Shares outstanding at the time of grant.

At the Meeting, shareholders will therefore be asked to consider, and if deemed advisable, to approve, with or without variation, the unallocated options, rights, or other entitlements with respect to treasury issuances under the Option Plan and the grant of options until June 4, 2029, which is the date that is three years from the date of the Meeting.

The Board of Directors is of the view that it is in the best interests of the Company to approve and renew the Option Plan, which will continue to enable the Board of Directors to grant options to directors, officers, employees, and consultants of the Company and its subsidiaries as a means of attracting and retaining highly-qualified directors, officers, employees, and consultants who will be motivated towards the success of the Company as we continue to execute our strategic growth plans, including the continued optimization of operations at Lost Creek and the ongoing construction and expected production operations at Shirley Basin, our second uranium recovery facility, in a safe and compliant manner. The Option Plan is also a means to encourage share ownership in the Company by directors, officers, employees, and consultants who work on behalf of the Company.

No modification to the Plan is proposed. There is no request to increase the percentage number of shares available for issuance under the Plan.

The Option Plan, as approved and ratified by the Board of Directors, is summarized in more detail under the heading “Stock Option Plan and Amended and Restated Restricted Share Unit and Equity Incentive Plan,” below. A copy of the Option Plan is attached to this Circular as Schedule A. A shareholder may also obtain a copy of the plan from the Corporate Secretary of the Company upon request at 10758 West Centennial Road, Suite 200, Littleton, Colorado, 80127, telephone 720-981-4588.

If, at the Meeting, the shareholders of the Company do not approve all unallocated options with respect to treasury issuances available under the Option Plan, all currently outstanding options will be unaffected; however, the Company will not issue any further options under the Option Plan, and any outstanding options that are thereafter cancelled or expire will not be available for re-grant, until shareholder approval is obtained.

Accordingly, shareholders will be asked to approve the following resolution (the “Option Plan Resolution”) at the Meeting:

BE IT RESOLVED THAT:

1.	The renewal of Ur-Energy Inc. Amended and Restated Stock Option Plan 2005, as described herein and as set forth fully in Schedule A to this Circular (the “Option Plan”), which was adopted in connection with the initial public offering of the Company in November 2005, and ratified, confirmed, and approved by the shareholders on May 8, 2008, April 27, 2011, April 29, 2014, May 18, 2017, May 7, 2020, and June 2, 2023, is hereby ratified, confirmed, and approved;
2.	All unallocated options issuable pursuant to the Option Plan are hereby approved and authorized, and the Company is authorized to continue granting options under the Option Plan, until June 4, 2029, which is the third anniversary date of the adoption of the present resolution by the shareholders of the Company; and
3.	Any director or officer of the Company is hereby authorized, for and on behalf of the Company, to do such things and to sign, execute, and deliver all such documents that such director or officer may, in their discretion, determine to be necessary or useful in order to give full effect to the intent and purpose of this resolution.

Recommendation of Ur-Energy’s Board of Directors

After careful consideration, the Board of Directors has determined that the Option Plan continues to be in the best interests of the Company’s shareholders. The Board of Directors approved the renewal of the Option Plan and recommends approval of the Option Plan Resolution by the Company’s shareholders. The Board of Directors unanimously recommends that the shareholders vote FOR the Option Plan Resolution.

The approval of Proposal No. 5 requires the approval of a majority of the votes cast by shareholders (either in person or by proxy) at the Meeting.

The Company has applied to the Toronto Stock Exchange (“TSX”) for an exemption under Section 602.1 of the TSX Company Manual (the “TSX Manual”) for an Eligible Interlisted Issuer (as defined in TSX Manual) to the requirement under Section 613(d) of the TSX Manual to preclear this Circular and the Company’s other meeting materials with the TSX in connection with Proposal No. 5 for shareholder approval of the Option Plan. The TSX has confirmed its acceptance that the Company may rely on the exemption under Section 602.1 and that the TSX will not apply its standards for this purpose.

At April 8, 2026, there were 50 employees and seven non-executive directors who are eligible to participate in the Option Plan.

As at April 8, 2026, the closing price of our Common Shares on the NYSE American was US$1.53 and on the TSX was C$2.13.

MANAGEMENT

Identification of Executive Officers

Matthew D. Gili, 57, P.Eng., B.Sc.	Chief Executive Officer and President

Matthew Gili joined the Company in June 2025 as President. He was appointed Chief Executive Officer in December 2025 and joined the Company’s Board of Directors at that time. Mr. Gili is a seasoned mining executive who has more than two decades of proven senior leadership and extensive operational experience across several publicly traded mining companies. Throughout his career, Mr. Gili has built a reputation for driving operational excellence, strengthening organizational capability, and leading growth initiatives. Before joining Ur-Energy, he served as President and Chief Operating Officer of i-80 Gold Corporation, where he oversaw operational growth and advanced multiple development projects. He was also formerly the Chief Executive Officer of Nevada Copper Corporation, guiding the company through critical stages of project development and early operations.

Mr. Gili has held several senior leadership roles at some of the world’s largest mining companies. At Barrick, he served as Executive General Manager of the Cortez District before being promoted to Chief Technical Officer, where he provided strategic oversight of global technical functions. He also held leadership positions at Rio Tinto, including Managing Director of the Palabora Mining Company in South Africa and Chief Operating Officer of Oyu Tolgoi in Mongolia, where he led large, multicultural teams and delivered sustained operational improvements. Recognized for his commitment to safety, community engagement, and responsible development, Mr. Gili has served as Chairman of the Palabora Foundation, a South African nonprofit focused on community empowerment, and as Chairman of the Mongolian Safety Association. He holds a B.Sc. in Mining Engineering from the University of Idaho.

Roger L. Smith, 68, CPA, MBA	Chief Financial Officer and Chief Administrative Officer

Roger Smith has 35 years of mining and manufacturing experience including finance, accounting, IT, ERP and systems implementations, mergers and acquisitions, audit, tax, and public and private reporting in international environments. Mr. Smith served as Ur-Energy’s Chief Financial Officer and Vice President Finance, IT and Administration until 2011, when he assumed the title and responsibilities of Chief Administrative Officer as well as Chief Financial Officer. Mr. Smith joined the Company in 2007, after having served as Vice President, Finance for Luzenac America, Inc., a subsidiary of Rio Tinto PLC, and Director of Financial Planning and Analysis for Rio Tinto Minerals, a division of Rio Tinto PLC, from 2000 to 2007. Mr. Smith has also held such positions as Vice President Finance, Corporate Controller, Accounting Manager, and Internal Auditor with companies such as Vista Gold Corporation, Westmont Gold Inc., and Homestake Mining Corporation. He has a Master of Business Administration and Bachelor of Arts in Accounting from Western State Colorado University, Gunnison, Colorado.

Steven M. Hatten, 62, B.Sc.	Chief Operating Officer

Steven Hatten was named Ur-Energy’s Chief Operating Officer in 2022. Mr. Hatten previously served as Vice President Operations for the Company since 2011. Prior to that, Mr. Hatten was Ur-Energy’s Engineering Manager from 2007 to 2010 and Director of Engineering and Operations from 2010 to 2011. He has more than 35 years of experience in uranium production with a strong background in in situ recovery uranium design and operations. He previously worked as a Project Engineer for Power Resources, Inc., Manager, Wellfield Operations for Rio Algom Mining Corp., and Operations Manager at Cameco’s Smith Ranch – Highland Facility. Mr. Hatten has a Bachelor of Science in Petroleum Engineering from Texas Tech University.

David A. (Alex) Ritchie, 55, JD, B.S.B.A	General Counsel & Corporate Secretary

Alex Ritchie joined the Company in January 2026 as General Counsel and Corporate Secretary. He has more than 25 years of diverse legal, executive and business experience. He was in private practice from 1999-2009, including nine years at a prominent Denver law firm, where he represented mining and energy clients on billions of dollars of transactions. From 2009 to 2012, Mr. Ritchie served as senior corporate counsel for the U.S. subsidiary of an international oil and gas company, where he worked on environmental, major project, acquisition and divestiture, contract, and corporate matters. Before law school, he was a public accountant for three years at KPMG. Mr. Ritchie has been a thought leader and educator on natural resources law. From 2017 until joining Ur-Energy in January 2026, he was the Executive Director of The Foundation for Natural Resources and Energy Law (formerly the Rocky Mountain Mineral Law Foundation). From 2012 to 2017, he was an associate professor of law at the University of New Mexico School of Law where he taught natural resources, property, and business law. Mr. Ritchie obtained his J.D. from the University of Virginia School of Law and his B.S.B.A in accounting from Georgetown University.

Ryan S. Schierman, 40, M.Sc., B.S., CHP	Vice President Regulatory Affairs

Ryan Schierman joined Ur-Energy in 2024 as Vice President Regulatory Affairs. Prior to joining Ur-Energy, Mr. Schierman held numerous positions in management, most recently at Fluor/Idaho Environmental Coalition, contractors to the U.S. Department of Energy, at the Idaho Cleanup Project. Mr. Schierman has also held several positions in the uranium recovery industry, gaining expertise in regulatory relations and compliance, licensing, and environmental health and safety. As the Wyoming Uranium Recovery Program Manager (2015-2020), Mr. Schierman was critical in assisting Wyoming to become the 38th U.S. Nuclear Regulatory Commission Agreement State, the first ever partial agreement for material solely at uranium recovery operations. Mr. Schierman earned a B.S. in Environmental Science from Brigham Young University and a M.Sc. in Health Physics from Idaho State University and is a Certified Health Physicist.

Jade Walle, 53, CPA, B.Sc., M.Sc.	Vice President Finance

Jade Walle joined the Company as Vice President Finance in September 2025. He is a Certified Public Accountant with 30 years of experience. He most recently was an audit partner with PricewaterhouseCoopers LLP (PwC) from 2011 to 2024, having begun his career there in 1996. Over his tenure, he has served clients in numerous industries, including publicly traded energy and mining companies, with assignments in Tulsa, London, Houston, and Denver. Mr. Walle’s technical background includes service in PwC’s Global Capital Markets Group in London (1999-2002), where he assisted non-U.S. companies with U.S. capital market transactions and SEC reporting. He also held leadership roles overseeing a division of PwC’s Center of Excellence and its Acceleration Center in India, which provided outsourced services to more than 75 U.S. audit clients. He serves on the Oklahoma State University School of Accounting Advisory Board and is a board member of both Americans for Fair Taxation and Centerwill, Inc., a nonprofit supporting widow and orphan care in Kenya. Previously, he served on the board of Junior Achievement. Mr. Walle is licensed as a CPA in Oklahoma, Texas, and Colorado, and holds B.Sc. and M.Sc. degrees in Accounting from Oklahoma State University.

COMPENSATION PROGRAM

We are a “smaller reporting company” as defined by SEC regulations. As a result, we are not required to include a comprehensive Compensation Discussion and Analysis in this Circular. We are providing, voluntarily, certain of the information that would typically be contained in a Compensation Discussion and Analysis section in an effort to provide our shareholders with additional information regarding our executive compensation policies, practices, and plans, and in order to provide context for your consideration of our advisory ‘say on pay’ proposal.

Compensation Program

We believe that the caliber and commitment of our executive officers are critical to our continued success and performance and the overall commitment of all our employees. The Compensation Committee reviews and makes recommendations to the Board with respect to the overall approach to compensation for all our employees, and specifically with respect to our executive officers, including the Chief Executive Officer, and the remuneration of directors.

Our named executive officers for 2025 (“Named Executive Officers” or “NEOs”) were

●	John W. Cash (President and Chief Executive Officer until June 29, 2025, and Chief Executive Officer until his retirement on December 12, 2025)
●	Matthew D. Gili (President beginning June 30, 2025, President and Chief Executive Officer beginning December 13, 2025)
●	Steven M. Hatten, Chief Operating Officer
●	Roger L. Smith, Chief Financial Officer and Chief Administrative Officer

We maintain a compensation program in which both performance and compensation are routinely evaluated. Further, we maintain a program in which:

●	pay for performance is supported by a significant percentage of executive pay being at risk (~62% of CEO and President compensation and ~54% of other executive officer compensation);
●	executive officers are motivated to create shareholder value through a number of components in our program, including our Stock Option Plan and our RSU&EI Plan;
●	performance by all employees is evaluated, with executive officers’ short-term incentive bonus awards being more closely aligned to performance on corporate objectives based on their greater opportunity and responsibility to shape corporate performance (with hourly and non-managerial staff bonuses more heavily weighted to their personal objectives);
●	for the payout of short-term incentive bonuses, certain defined thresholds must be reached as a minimum level of performance, typically 80% of the target (or a score of 2 on our 1-4 scale) before eligibility for payout, with such short-term incentive bonuses effectively capped, as the maximum level of performance is typically set at 120% of the target (or a score of 4 on our 1-4 scale);
●	reasonable salaries and overall compensation packages are based on regularly updated compensation surveys and ongoing review of peer comparators’ practices;
●	compliance with executive share ownership guidelines is routinely monitored;
●	we have no multi-year contracts with executive employees;
●	our employment agreements with executive officers protect proprietary information and contacts with personnel obtained while employed with the Company, and do not subject the Company to excessive severance obligations;
●	we do not permit repricing of stock options;
●	our employees, including executives, are not permitted to hedge their beneficially-held Common Shares of the Company;
●	our executive officers are not permitted to pledge Common Shares of the Company that they hold; and
●	we have adopted a clawback policy that applies to all executives, all as discussed further below.

Our compensation program is designed to effectively link compensation to performance as demonstrated by the completion by our executive officers of corporate and personal objectives that are designed to drive creation of shareholder value. The Compensation Committee believes that it is important to maintain a defined connection between achievements and compensation payout. The Committee has thoughtfully reviewed the metrics and priorities most appropriately used to establish and maintain that connection. In doing so, the following has been considered:

●	the selection of corporate and personal objectives that are measurable and tied to shareholder value creation, which is fundamental to our success as a company;
●	executive officers should be evaluated and paid based on performance and achievement of both corporate and personal objectives; and
●	executive officers should have a clear understanding of how their performance and the achievement of pre-determined objectives may influence their compensation.

The objectives of our compensation program are to support the achievement of results; motivate executive officers to achieve pre-determined objectives without taking excessive risks; provide competitive compensation and benefit programs to attract and retain highly qualified executives; and encourage an ownership mentality, which is further augmented through share ownership guidelines for all executive officers.

Our compensation program continues to follow the same progression throughout the year:

●	Setting Objectives: Establishment of department and overall corporate objectives, followed by personal objectives, in conjunction with the approved budget, and additional guidance from management set the stage for our year ahead.
●	LTIP Awards to Incentivize: As a part of setting objectives and “looking ahead,” the Compensation Committee recommends, and the Board considers and approves, the annual grant of stock options and RSUs and other share units or Commons Shares available to grant under the Option Plan and the RSU&EI Plan to those eligible for consideration. See “Equity Incentive Plans” below.
●	Performance Review: Annually in the first quarter, we review our performance during the past year, initially with a determination of performance to corporate objectives (reviewed by the Compensation Committee and the Board of Directors). The performance of staff is reviewed; executive officers are evaluated by the Chief Executive Officer and the Compensation Committee; and the Chief Executive Officer is evaluated by the Compensation Committee and the Board of Directors. Based on these performance assessments, bonuses are determined and awarded in the discretion of the Compensation Committee and the Board of Directors. See further discussion under “Short-Term Incentive Plan” below.
●	COLA and Salary Reviews: Cost-of-living adjustments to salaries are typically considered mid-year when best data are available. Periodically, and at least annually in recent years, salary surveys are completed with staff salaries adjusted to the findings of the survey, as necessary.

Compensation Structure

Our compensation program consists of base salary, short- and long-term incentives, and other perquisites. The components of total direct compensation relate to performance as follows:

Employment Agreements with Named Executive Officers

We have employment agreements with each of our named executive officers. The agreements contain standard employment provisions, as well as salary, entitlement to a cash short-term incentive bonus to be determined in the discretion of the Board of Directors, and statements of eligibility for Company benefits (e.g., health and wellness benefits, paid time off, 401(k) retirement plan) and our equity compensation plans (Stock Option Plan and RSU&EI Plan). The agreements also provide for post-termination obligations of the executives (one-year non-solicitation provisions applicable to all executive officers; and a one-year non-competition provision in the agreement of Mr. Hatten and in the surviving provisions of the agreement of Mr. Cash).

Post-termination obligations of the Company with respect to the executive officers, including in an event of change of control, are discussed and summarized below under the heading “Potential Payments Upon Termination or Change of Control.” The Compensation Committee reviews the employment agreements of and the compensation program for the executive officers on a periodic basis.

Objectives to be Met Through “Pay Mix”

Our compensation program is designed to provide motivation and incentives to our executive officers and employees with a view toward enhancing shareholder value and successfully implementing our corporate objectives. The compensation program accomplishes this by rewarding performance that is designed to create shareholder value. The portion of variable, at-risk, performance-based compensation is commensurate to an executive officer’s or employee’s position and increases as their respective level of responsibility increases. Further, the mix and structure of compensation is designed to strike an appropriate balance to achieve pre-determined objectives without motivating excessive risk taking.

Our share price may be heavily influenced by changes in uranium and other commodity prices, which are outside of our control. Additionally, in recent years, geopolitical developments and public and governmental support for (or in opposition to) nuclear energy have affected our share price in ways that we are unable control. As a result, the compensation program is designed to focus on areas where the executive officers and employees have the most influence. To achieve this, a combination of operational, growth, environmental, health, and safety, financial, and other business criteria are utilized when selecting continuing corporate objectives and establishing an appropriate combination of pay.

The compensation structure and “pay mix” in place for our CEO and other executive officers is as follows:

The characteristics of the compensation program’s mix of pay as they relate to the executive officers include:

●	a significant portion of executive pay is at-risk (~62% of CEO and President compensation; ~54% of other executive officer compensation);
●	executive officers have a higher percentage of at-risk compensation relative to other employees because they have the greatest ability to influence corporate performance;
●	60% of an executive’s short-term incentive is based on corporate performance; and
●	an executive’s long-term incentive is composed of a combination of stock options and restricted share units, which are highly leveraged to our share price performance.

The incentive compensation actually received by the executive officers varies based on individual performance and the achievement of corporate and personal objectives and is ultimately subject to the discretion of the Compensation Committee and the Board of Directors.

Components of Compensation

Base Salary

Base salary is the fixed portion of cash compensation earned by and paid to our executive officers and employees. We seek to identify levels of base salary or wage that will aid in attracting and retaining quality employees. Base salaries for all employees are reviewed at least annually by management. The Compensation Committee reviews the base salary for each executive officer routinely or upon a promotion or other change in job responsibility based on the individual’s level of responsibility, the importance of the position, and the individual’s contribution to our overall performance. The Compensation Committee also assesses the base salaries of the executive officers relative to a group of peer companies with similar scope and operations to ensure that base salaries are positioned competitively with executive officers in similar roles at peer companies. Our overall objective remains to provide a competitive base salary designed to recruit and retain qualified, high-performing executives, while responsibly administering our budget and achieving our corporate objectives.

Short-Term Incentive Plan

In addition to base salary, total cash compensation includes variable (at risk) short-term cash bonus incentive compensation. Bonus awards under our short-term incentive plan (“STIP”) are calculated using a formula that is based on: (i) performance of the Company relative to corporate objectives that are established by the Chief Executive Officer and reviewed and approved by the Compensation Committee and the Board of Directors; and (ii) individual performance relative to personal objectives that are established by the Board of Directors, in the case of the Chief Executive Officer, and the Chief Executive Officer, in the case of our other executive officers. The STIP is designed to incentivize and reward the achievement of both corporate and individual performance results. For executive officers, the relative weighting of corporate and individual objectives is structured to impose a greater degree of accountability and personal responsibility for the Company’s business objectives and overall success than for other employees. This portion of our compensation program was also developed through consideration of peer group practices and other standards.

For 2025, the Company’s corporate objectives were assessed under categories for Operations; Growth; Environmental, Health, and Safety (“EHS”); and Corporate Services. Company performance based on these categories is discussed below under “2025 Performance Highlights.”

As in recent prior years, we use a four-point scale to assess performance against both corporate objectives and personal objectives. Quantifiable objectives are measured based on three performance levels, Threshold, Target, and Maximum, where Threshold represents 80% of target performance, Target represents 100% of target performance, and Maximum represents 120% or more of target performance. For objectives based on qualitative factors or that include multiple measures, Target performance corresponds to a score of 3.0 on the four-point scale, which represents a ‘reasonable stretch’ level of performance. Threshold performance corresponds to a score of 2.0, representing partial but not fully successful performance. Maximum performance corresponds to a score of 4.0 on the scale, representing superior performance. Each objective is assigned a weighting based on its relative importance to overall performance. Once performance is assessed for each objective, weighted scores are aggregated to determine an overall performance score.

An overall score of 2.0 (Threshold) or higher is required for a STIP payout, and no payout is made if the Threshold level is not achieved. A score at or above the Threshold results in a STIP payout at a percentage (multiplied by the applicable target percentage of base salary), which is determined as follows: a score at Threshold results in a STIP payout at 50%; a score between 2.0 (Threshold) and 3.0 (Target) results in a prorated STIP payout between 50% and 100%; a score at 3.0 (Target) results in a STIP payout at 100%; a score between 3.0 (Target) and 4.0 (Maximum) results in prorated STIP payout between 100% and 150%; and a score at or above 4.0 (Maximum) results in a STIP payout at 150%.

As described above, to determine STIP awards, corporate objective performance and personal objective performance are weighted and applied to a target percentage of base salary. The target percentages and weights that were used to determine STIP awards for 2025 for our President and Chief Executive Officer and our other executive officers were as follows:

2025 STIP Targets and Weights
	STIP Target	Corporate	Personal
	(% of	Objectives	Objectives
POSITION	Base Salary)	Weight	Weight
Chief Executive Officer	80%	60%	40%
President	80%	60%	40%
Other Executive Officers (CFO, COO, Corporate Secretary, and Vice Presidents)	60%	60%	40%

Actual STIP awards are based on performance for the year and are typically paid in the following year after our year-end results are evaluated. We calculate the STIP awards as follows:

Long-Term Equity Incentives

The long-term incentive plan (“LTIP”) includes our Option Plan and the RSU&EI Plan (which are together referred to as the “Equity Plans”). The Equity Plans together form a long-term incentive for eligible employees, including executive officers, and in the case of the Option Plan, our consultants. Eligibility for participation and awards under the Equity Plans are determined by the Compensation Committee, considering the recommendations of the Chief Executive Officer (and, for the Chief Executive Officer, by the Board of Directors, considering the recommendations of the Compensation Committee). The purposes of the Equity Plans are to provide eligible participants with the opportunity to own Common Shares of the Company, enhance the Company’s ability to attract, retain, and motivate key personnel, and align each participant’s interests with those of the Company’s shareholders. Awards made under the Equity Plans are based on a pre-established formula that is tied to base salary and our compensation structure. The LTIP target for our President and Chief Executive Officer is 80% of his base salary, and the LTIP target for our other executive officers is 60% of their base salary. A more detailed discussion of the Equity Plans is below under “Stock Option Plan and Amended and Restated Restricted Share Unit and Equity Incentive Plan.”

Perquisites Including Benefits

We provide employees, including our executive officers, with perquisites including personal benefits that we believe are reasonable and consistent with the overall compensation program to better enable us to attract and retain quality employees. We periodically review the types and levels of perquisites provided to executive officers and other employees to ensure competitiveness and value. Executive officers participate on the same terms as other eligible employees in our healthcare and other benefit programs, including a 401(k) retirement plan (with Company match); medical, prescription drug, dental, vision, short- and long-term disability, life and supplemental life insurances; an employee assistance program; and health and dependent care flexible spending accounts.

Compensation Risk Assessment

The charter for our Compensation Committee requires the Committee to review and consider the implications of the risks associated with our compensation policies and practices to avoid encouraging inappropriate risk taking by executive officers. The Compensation Committee has undertaken reviews of this type in conjunction with periodic reviews of the compensation program, including most recently in January 2026. The Committee has implemented and maintained multiple practices to ensure that there are not incentives to take inappropriate or excessive risks, including combining fixed and variable compensation, granting appropriate levels of equity compensation, and mandating equity ownership requirements for executive officers and directors which are routinely reviewed. As discussed elsewhere, we have also implemented insider trading, anti-hedging, anti-pledging and clawback policies. Based on the Compensation Committee’s review, we do not believe that the Company’s executive or non-executive compensation structure is reasonably likely to have a material adverse effect on the Company.

Compensation Program and Peer Group

The Compensation Committee from time to time undertakes thorough reviews of our compensation program, which may include a review of some or all of (a) competitive market data, (b) pay grades, (c) share ownership guidelines, (d) short-term cash incentive bonuses, and (e) long-term incentives in the form of equity compensation, as well as the overarching review of the proper components of the program and best utilization of each component.

The Compensation Committee last completed a thorough review of our executive compensation in 2022. To assist with that review, the Committee retained Roger Gurr & Associates (“RG&A”) to review and analyze aspects of our compensation program, including our executive compensation, executive compensation program structure, and our peer group companies. In addition to comparing our compensation program and practices to those of peer companies, RG&A extended its review as necessary to other available data where peer data provided insufficient depth for a particular executive position and compensation.

Our peer group, as informed by RG&A and as updated, provides a foundation for us to compare our compensation program and practices to peer companies. Peer companies have been selected that are similar in size, complexity, and risk profile, with market capitalization within a specified range. The compensation programs of prospective peers were also considered in the selection to ensure similarity in compensation components and policies and to note differences to be considered. The criteria considered to select our peer group included having corporate head offices in North America to best reflect the primary source of executive and board talent, common share listings on North American stock exchanges, operating companies in production in the extraction industries (uranium, precious metals mining, and energy-related production), ongoing exploration and development activities, and operations and projects in low-risk jurisdictions.

The peer group approved by the Board for 2025, as informed by RG&A and as adjusted for corporate changes among the peers, includes five uranium producers and explorers, six other mining companies (e.g., gold, silver), and four other energy-related and specialty metals companies, each with similar revenues, total assets, and market capitalization. Generally, our ranking is in the mid-range of the peer group relative to those criteria. The Company’s peer group for 2025 was as follows:

Americas Gold and Silver Corporation	Denison Mines Corp.	Endeavour Silver Corp.
enCore Energy Corp.	Energy Fuels Inc.	Evolution Petroleum Corp.
Gold Resource Corporation	Largo Inc.	NexGen Energy Ltd.
NioCorp Developments Ltd.	Nouveau Monde Graphite Inc.	Orla Mining Ltd.
Seabridge Gold Inc.	Silvercorp Metals Inc.	Uranium Energy Corp.

As part of our succession planning efforts, the Company hired two new executive officers in 2025: Mr. Gili joined the Company as President in June 2025 and was appointed Chief Executive Officer in December 2025 upon the retirement of Mr. Cash; and Mr. Walle joined the Company in September 2025 as Vice President Finance. In addition, Mr. Ritchie joined the Company in January 2026 as General Counsel and Corporate Secretary. In setting the base salaries of these executive officers, the Compensation Committee considered the compensation of those in similar positions at peer companies, the base salaries of our other executive officers, the recommendations of the Chief Executive Officer, and the overall compensation program of our executive officers, which apply to all our executive officers, include our recent hires.

To remain competitive and attract new talent for our Shirley Basin Project, all our non-exempt employees received a substantial per hour increase in their hourly wages in 2025. No modifications were made to our executives’ compensation in 2025, except for cost-of-living (COLA) adjustments in October 2025, when all employee wages and salaries were adjusted under our policies and practices.

No update was provided in 2025 by an independent compensation consultant. However, the Compensation Committee has retained Zayla Partners (“Zayla”) to conduct a review and analysis of various aspects of the Company’s compensation program, including our peer group, executive compensation, and overall executive compensation program relative to the peer group and survey data. We expect the Board of Directors will approve changes to the Company’s executive compensation and executive compensation program in 2026 based on recommendations of the Compensation Committee that are informed by Zayla’s analysis. See also the discussion below under the heading “2026 Compensation Program.”

2025 Performance Highlights

We are pleased to share highlights of our 2025 corporate performance and provide information about our performance relative to our corporate objectives. Our Operations objectives, which were considered our most important objectives and accounted for a combined weight of more than 50% of our overall corporate score, were focused on making significant progress on the construction of our second in situ recovery (“ISR”) mine and related satellite plant at our Shirley Basin project, making plant and process improvements at Lost Creek, and increasing U3O8 production. Our Growth objectives included advancing our Lost Solider and North Hadsell projects and research and development (“R&D”) activities. Our Environmental, Health, and Safety (“EHS”) objectives were focused on continuing to prevent harm to the environment and constant improvement of our safety performance, and our Corporate Services objectives related to finance, human resources, and information technology.

Operations Objectives

Shirley Basin Construction

In spring 2024, we initiated engineering and development activities at our Shirley Basin Project, our second in-situ recovery (“ISR”) uranium facility. The Company plans three relatively shallow mine units (“MUs”) at the project. We are constructing a satellite plant at Shirley Basin, from which resin loaded with U3O8 produced from the wellfield will be sent to Lost Creek for processing, drying, and drumming.

Drilling and wellfield development at Shirley Basin progressed well in 2025 following mobilization of rigs to the site in 2025 Q2. As of December 31, 2025, we had pilot drilled 150 production wells and 251 injection wells, the majority of which had been cased and completed. Delineation and exploration drilling were completed historically, allowing for focused construction and development of MU1. During 2025, our Casper construction shop completed and delivered the first two header houses (“HHs”) for Shirley Basin and made progress on three additional HHs.

The modular main office complex was delivered and installed in 2025, and all electrical, IT, and plumbing work was efficiently completed for occupancy. Our professional and management staff are now working from the ~10,000 sq. ft. office complex. We completed significant additional Shirley Basin construction and development during the 2024-2025 program to prepare for operations: the first two evaporation ponds were installed with piping being completed; the existing road was upgraded to an all-weather surface; all monitor wells for the first MU were installed; power between the historical substation and the site for the satellite plant was installed; communications and security systems were installed; and the septic system for the satellite plant enclosure was installed. We also completed the refurbishment of the existing warehouse, construction bay, and maintenance bay, including installation and furnishing of modular offices for these buildings. A new drilling support building was also constructed.

By 2025 Q4, the foundation was installed and construction of the metal plant building had commenced, and we had installed all IX columns and set several fiberglass tanks. While we significantly advanced construction, we expect construction activities inside the plant will continue in 2026 to complete the production phase of the facility. Commissioning of site operations, followed by ramp up, is expected to continue throughout 2026. Subsequently, we plan the installation of phase two operations, including wastewater disposal.

By the end of 2026 Q1, we had begun circulating fluid between the wellfield and the plant. We expect that Shirley Basin will be ready to commence shipments of U₃O₈ loaded resin to Lost Creek by summer 2026, subject to receipt of additional regulatory approvals. An inspection by the Wyoming Department of Environmental Quality will be conducted when all production circuits are complete and Shirley Basin is ready for transportation of resin to Lost Creek for processing, drying, and drumming.

We look forward to the commencement of commercial production operations at Shirley Basin. With a licensed wellfield capacity of one million pounds U3O8 per year, it will diversify our production sources and further support our efforts to remain a leading U.S. uranium producer.

Lost Creek Plant and Process Improvements

Commissioning new production areas at Lost Creek, including the recovery of U3O8 in MU2 and the restart of plant operations have not unexpectedly been accompanied by start-up issues. As the plant has been recommissioned, equipment and process issues have been identified to optimize operations and increase flow rates from the wellfield to the plant. Although optimization efforts are continuing, numerous improvements were completed during 2025, including upgrades to the dryer vacuum system, the reverse osmosis water treatment system, and the deep disposal wells.

In addition, the construction team at our Casper construction shop completed and shipped three HHs for field installation in MU2 and advanced work on three additional HHs. As operations continued to ramp up at Lost Creek in 2025, wellfield delineation and development continued in MU2, MU1 Phase 2, and MUs 4 and 5. All remaining planned HHs in MU2 came online in 2025, and development of MU1 Phase 2 advanced enough in 2025 to allow three HHs to be brought online in 2026 Q1.

To address remaining operational issues, management developed a business improvement plan for Lost Creek in 2025 organized by strategic area and action item, identifying the responsible department and required resources for each action item. Management completed many of the action items in 2025 and has been closely tracking the status of the items that remain in progress.

U₃O₈ Production

In 2025, we captured 370,893 pounds U3O8, drummed 410,400 pounds U3O8, and sold 440,000 pounds U3O8. This represented increases compared to 2024 of 105,147 pounds U3O8 captured and 161,231 pounds U3O8 drummed, and a decrease of 130,000 total pounds U3O8 sold. Although total pounds sold decreased from 2024 to 2025, our produced pounds sold increased from 270,000 pounds in 2024 to 330,000 in 2025, and our non-produced pounds decreased from 300,000 pounds in 2024 to 110,000 pounds in 2025.

Our production increases from 2024 to 2025 led to lower cash and non-cash costs per pound sold (exclusive of taxes), higher U3O8 profit per pound sold, and higher U3O8 profit margin. The combined 2025 average price per pound sold was $61.77 and the average cost per pound sold was $55.52. Average profit per pound sold was $6.25, which was a $12.44 per pound improvement from the loss per pound sold of $6.19 in 2024. Produced and non-produced pounds sold in both 2024 and 2025 were delivered primarily into sales contracts that were executed in 2022 when the long-term price was between $43 and $52 per pound.

Although we significantly increased pounds captured and drummed from 2024 to 2025, these increases were less than our performance objective for production.

Overall Operations Performance

We made significant strides on wellfield and plant construction and installation at Shirley Basin and on upgrades and performance improvement planning at Lost Creek that we determined met our performance objectives. As an operating uranium mining company, however, our production objective was our most heavily weighted single performance objective for 2025. Although our management and staff continued to overcome operational, equipment, and personnel challenges during 2025, the negative effect of the underperformance of our production objective resulted in a combined Operations performance score that met the threshold minimum but underperformed the target.

Growth Objectives

Although Lost Creek and Shirley Basin remained our priorities in 2025 (and will continue to be our priorities in 2026), we advanced efforts in 2025 to grow our potential resource base, meeting our performance objectives relating to our exploration programs.

In 2025, we renewed our exploration activities in the Great Divide Basin (“GDB”), Wyoming. Work began at our Lost Soldier Project northeast of Lost Creek in 2025 Q3. The program at Lost Soldier included the installation of a series of aquifer test wells to facilitate a better understanding of the local hydrogeology. While the geology of the project is largely understood with the benefit of data from approximately 4,000 historical drill holes, additional hydrogeologic data and characterization will enable our professional staff to better plan for potential permitting and development of the site. Based on that work, we plan to complete aquifer testing and initiate baseline environmental studies in 2026 in anticipation of possible permitting to advance the project. Located approximately 17 road miles to the Lost Creek plant, Lost Soldier has the potential to be developed as a satellite operation.

As work concluded at Lost Soldier in 2025, the drill rigs and related teams began exploration drilling at our North Hadsell Project, also in the GDB north of Lost Creek, for a planned 50-drill hole program. Through February 2026, we had drilled 32 wide-spaced framework holes, each approximately 1,000 feet deep, for a total of 32,965 feet. Seven of these initial drill holes have returned significant mineralization, indicating the presence of a stacked roll-front system containing 13 individual intercepts exceeding 0.20 GT (Grade (% eU3O8) times Thickness (ft)). These grades and thicknesses closely resemble the mineralization at Lost Creek, where the Company applies a 0.20 GT cut-off in evaluating economic mineral resources. Preliminary interpretation suggests the potential for up to eight individual roll fronts within a depth range of approximately 300 to 800 feet below surface, ideal for ISR mining, with indications of additional mineralized horizons at depth.

In addition to supporting MU analysis at both Lost Creek and Shirley Basin through uranium analysis, product quality testing, and water sampling analysis, the lab staff at our Casper facility progressed several ongoing research and development (“R&D”) projects during 2025 that exceeded our performance expectations.

Environmental, Health, and Safety (“EHS”) Objectives

With significant numbers of new employees and drilling and other contractors at both Lost Creek and Shirley Basin, our safety performance at our mine sites and throughout the Company supported by a robust safety culture is a critical Company objective. As stewards of the lands and waters where our operations are conducted, we also prioritize operating in a sustainable manner utilizing ISR methods that minimize our impact on the environment. Recognizing that all Company employees are responsible for safety and environmental stewardship, our safety and environmental programs and culture advanced significantly in 2025.

Although total hours worked at Lost Creek increased from approximately 169 thousand in 2024 to 176 thousand in 2025, lost time injuries (“LTIs”) at Lost Creek fell from 11 in 2024 to three in 2025, and incidents that required medical treatment beyond first aid (“MTBFA”) at Lost Creek fell from four in 2024 to three in 2025. The lost time incident rate (“LTIR”) fell at Lost Creek from a disappointing 13.03 in 2024 to 3.41 in 2025. Despite adding a substantial number of new employees, most of whom are new to the industry, at Shirley Basin in 2025, there were zero LTIs and only two MTBFA incidents at Shirley Basin. There was only one LTI and zero MTBFA incidents at our Casper and Littleton sites in 2025. Our radiologic safety record in 2025 remained excellent, with employee doses in line with industry norms that are well below regulatory limits.

The improvement in our safety performance in 2025 was supported by the expansion of our safety observation program at Lost Creek and introduction of the program at Shirley Basin. Participation in the program continued to increase throughout the year, leading to significant improvements in our safety culture. During 2025, we also conducted 26 separate all-day comprehensive safety training sessions for new employees, generally on the first day of employment. In 2025, we also selected and began implementation of a learning management system for safety training and documentation.

On our environmental performance, five inspections were conducted by government regulatory agencies at Lost Creek during 2025 resulting in zero notices of violations (“NOVs”), and an existing NOV from the Wyoming Uranium Recovery Program from 2022 was resolved. Although the total number of our environmental excursions and reportable spills increased from 2024 to 2025, the total gallons from spills decreased by 33%.

Because our safety record significantly improved from 2024 to 2025, and our environmental performance remained strong with zero notices of violations, our overall EHS performance score exceeded the target.

Corporate Services Objectives

Under the Corporate Services category, the Company had objectives relating to human resources, finance, and information technology that together outperformed targeted performance expectations for 2025.

In the area of human resources, the Company focused in 2025 on succession planning for our executive management team and expansion of our capabilities at the executive level. The Company hired Matthew Gili in June 2025 as President, and in December 2025, Mr. Gili was appointed Chief Executive Officer to succeed Mr. Cash. Mr. Gili is a seasoned mining executive who has held several senior leadership roles at some of the world’s largest mining companies. In 2025 the Company also hired Jade Walle as Vice President Finance, who started work in September 2025, and Alex Ritchie as General Counsel and Corporate Secretary, who started work in January 2026. See “Identification of Executive Officers” above for more information on the biographies of our executive management team. We also improved retention and training at Lost Creek and successfully implemented a phased recruitment plan at Shirley Basin that has allowed time for task and safety training, as well as cross training. With a few exceptions, we are now fully staffed at both Lost Creek and Shirley Basin.

Our finance objectives were aimed at ensuring sufficient cash resources for our continued optimization of operations at Lost Creek and our ongoing construction activities at Shirley Basin. The Company met its objectives as to cash resources by closing the offering of $120 million aggregate principal amount of its 4.75% Convertible Senior Notes due 2031 (the “Notes”) in a private placement, which included the exercise in full by the initial purchasers of their option to purchase an additional $20 million of Notes. The potential economic dilution upon conversions of the Notes was mitigated through the purchase of cash-settled capped call options. The net proceeds of the offering, after the capped call purchase costs and financing costs, was $98.3 million. The Company also met a financing objective by satisfying its sales commitments in 2025.

Our information technology objective was focused on our continued efforts to strengthen cybersecurity. With the growth of our business, we upgraded and enhanced our IT security systems in 2025 and have continued to implement processes and additional reviews to further protect our systems in 2026.

Company Overview

As discussed above, most of our performance objectives met the applicable target, and our overall EHS and Corporate Services objectives exceeded their targets. We made significant strides on construction at Shirley Basin and on upgrades and performance improvement planning at Lost Creek, expanded our growth portfolio, significantly improved our EHS performance, bolstered both our management team and our treasury, and improved our IT security. As discussed, however, our U3O8 production objective was our most heavily weighted single performance objective for 2025, and our production underperformed the target. As a result, the overall scores of the objectives that outperformed their targets were brought down, resulting in an overall performance score as assessed by the Board of Directors of 3.01 on our four-point scale.

2026 Compensation Program

As noted above, the Compensation Committee has retained Zayla to conduct a review and analysis of various aspects of the Company’s compensation program, including our peer group, executive compensation, and executive compensation program relative to our peer group and survey data to ensure that the Company remains sufficiently competitive to retain our executive officers, and that a sufficient portion of executive pay is at risk and leveraged to our share price performance. We expect the Board of Directors will approve changes to the Company’s executive compensation and executive compensation program in 2026 based on recommendations of the Compensation Committee that are informed by Zayla’s analysis.

Additional Compensation Practices

Share Ownership Guidelines

All our executive officers and directors are encouraged to have a significant long-term financial interest in our Company. To encourage alignment of the interests of the executive officers and directors with those of our shareholders, our Board of Directors mandated that each executive officer be required to invest on a pre-determined schedule an amount equal to the executive officer’s annual base salary in shares or securities redeemable into shares. The Board of Directors approved additional guidelines (the “Guidelines”) related to the mandate, such that the requirement of share ownership be met on or before the later of: (i) December 31 of the fifth year after an executive officer becomes subject to the Guidelines; and (ii) December 31 of the third year from the effective date of a change in the executive officer’s annual base salary. The investment amount is calculated using the amount of the annual base salary of the executive officer at the later of: (i) the date the executive officer became subject to the Guidelines; and (ii) the date of the most recent increase to annual base salary. Compliance is evaluated annually at December 31. At December 31, 2025, all executive officers met the Guidelines or were on-track to meet the Guidelines within the prescribed timeframes. See also the discussion below under “Share Ownership Guidelines for Directors.”

Insider Trading Policy

The Company has adopted an insider trading policy, which is available on the Company’s website and filed as Exhibit 19.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (filed April 11, 2025). The Company’s insider trading policies specifically prohibit all directors and employees from engaging in short sales, publicly traded options, puts and calls, forward sale contracts, and other swap, hedging, and derivative transactions relating to securities of the Company. The policies also specifically prohibit the Company’s executive officers and directors from holding securities of the Company in margin accounts or pledging securities of the Company as collateral for loans as further described below.

Anti-Hedging Policy; Anti-Pledging Policy

The Company has imposed certain restrictions on trading, including the prohibition of hedging or pledging the Company’s securities, to avoid creating the appearance of impropriety, even if such trades were to occur while the individual is not in possession of material non-public information.

We have a formal anti-hedging policy, as amended in 2022, which prohibits our executive officers, directors, and employees from engaging in hedging or similar monetization transactions with respect to the Company’s securities, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Company’s securities.

Our Board has also formally adopted an anti-pledging policy, prohibiting our executive officers and directors from holding Company Common Shares in a margin account or pledging Company securities as collateral for a loan. There are no insiders who have pledged Common Shares of the Company.

Clawback Policy

The Company has maintained a ‘clawback’ policy since 2014. In 2022, to implement requirements of the Dodd Frank Act, the SEC issued its final clawback rule as Rule 10D-1, and in 2023, NYSE American adopted its related listing rules, pursuant to Rule 10D-1, which were made final in 2023 Q4.

Following the adoption of Rule 10D-1 and promulgation of the related listing rules, the Company adopted a clawback policy, effective October 26, 2023, to ensure compliance. The policy provides the Compensation Committee of the Board with the ability to recover “Incentive Compensation” (as defined in the policy) in the event of a restatement of the financial statements of the Company due to a material non-compliance with any financial reporting requirement under the securities laws (a “Triggering Event”). Upon the occurrence of a Triggering Event, the Company may seek recovery of Incentive Compensation received by any covered employee during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement, that would not otherwise have been paid to a covered employee if the correct performance data had been used to determine the amount payable.

We filed our Clawback Policy as Exhibit 97 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (filed March 6, 2024).

Policies and Practices Related to the Timing of Certain Equity Award Grants

We have established processes to ensure that the timing of any stock option grants to executives is not influenced by material nonpublic information (“MNPI”) and that grant decisions are generally made based on a predetermined schedule as a part of our compensation program, described above. This seeks to avoid any upcoming announcements or events that could impact our stock price, and as we have done historically, we may defer a routine or special grant if we are in possession of MNPI. Except for the foregoing, the Company does not have a formal policy on the timing of awards of stock options or similar instruments with option-like features. The Compensation Committee carefully reviews with management any potential MNPI before granting options and generally does not time the grant of stock options in relation to the Company’s public disclosure of MNPI. The Company has not timed the release of MNPI for the purpose of affecting the value of executive compensation.

Tax and Accounting Considerations

The Compensation Committee considers tax and accounting rules and regulations when structuring our executive compensation program. Our plans and programs are designed to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “IRS Code”), which regulates deferred compensation and provides for potentially early taxation and a 20% additional tax on non-compliant arrangements. Equity awards are accounted for under FASB ASC Topic 718, which requires the recognition of expense for the fair value of such awards, and the Compensation Committee considers the accounting expense of such awards when authorizing grants under both equity compensation plans.

Compensation Consultant Fees

The Compensation Committee did pay any third-party compensation consultant fees in 2025. In 2025, the Compensation Committee engaged Zayla to conduct an analysis in 2026 of the Company’s peer group, executive compensation, and executive compensation program relative to our peer group and survey data but did not pay any fees to Zayla in 2025.

EXECUTIVE COMPENSATION

Say on Pay Advisory Vote

In 2025, our shareholders approved our compensation program for our Named Executive Officers by a vote in favor of approximately 95%. The Compensation Committee believes the results of our advisory votes on “say on pay” confirm that the majority of our shareholders remain satisfied with our executive compensation policies and decisions, and that our executive compensation program effectively aligns the interests of our Named Executive Officers with the interests of our shareholders. Additionally, our Chief Executive Officer consults with various stakeholders from time to time to discuss our compensation practices, including total executive compensation.

Say When on Pay Advisory Vote

On our say when on pay vote, the Board of Directors is recommending that we continue with an annual advisory (non-binding) say on pay vote. Although our compensation program has changed little in recent years, we believe that an annual an update for our shareholders is appropriate. In addition, because the Compensation Committee has retained Zayla as a consultant to review and analyze our executive compensation and executive compensation program, an annual update will be especially appropriate in the coming years if the Board of Directors adopts changes in 2026 based on recommendations of the Compensation Committee that are informed by Zayla’s analysis. See the discussion above under the heading “2026 Compensation Program.” Based on the last advisory vote by our shareholders in 2020 concerning “say when on pay,” our Board adopted an annual advisory vote (non-binding) for “say on pay” until our “say when on pay” advisory vote this year. Our next “say when on pay” vote after this year will be in 2032.

Summary Compensation Table

The following table sets forth the summary information concerning compensation earned during the financial years ended December 31, 2025 and 2024 by our Named Executive Officers serving during the year ended December 31, 2025.

							Change in
							pension value
							and
						Non-equity	nonqualified
				Stock	Option	incentive plan	deferred	All other
		Salary	Bonus(2)	awards(3)(4)(5)	awards(3)(4)(5)	compensation	compensation	compensation(6)	Total
Name and principal position(1)	Year	($)	($)	($)	($)	($)	($)	($)	($)
John W. Cash	2025	583,805	454,178	94,074	186,689	Nil	Nil	8,449	1,327,195
President and CEO (7)	2024	479,560	287,554	76,067	158,620	Nil	Nil	8,764	1,010,565

Matthew D. Gili	2025	209,443	218,225	89,729	287,546	Nil	Nil	34,798	839,741
President and CEO (7)	2024	—	—	—	—	Nil	Nil	—	—

Steven M. Hatten	2025	399,733	260,105	55,941	111,017	Nil	Nil	4,872	831,668
Chief Operating Officer	2024	380,318	189,995	45,234	94,325	Nil	Nil	8,331	718,203

Roger L. Smith	2025	394,542	256,721	55,215	109,571	Nil	Nil	11,420	827,469
Chief Financial Officer	2024	375,392	210,965	44,647	93,098	Nil	Nil	14,998	739,100

(1)	Each of the NEOs (Messrs. Cash, Gili, Hatten, and Smith) had an employment agreement with the Company in 2025, as have been amended from time to time. See discussion under “Employment Agreements with Named Executive Officers” above and “Potential Payments Upon Termination or Change of Control – Employment Agreements with our Named Executive Officers” below.
(2)	Annual incentive plan awards are shown in the year earned, although they are typically determined in the first calendar quarter based on performance relative to objectives for the preceding year.
(3)	Grants of share-based and option-based awards in conjunction with the LTIP are shown in the year earned and are typically granted in that same year.
(4)	Canadian dollar figures have been converted to U.S. dollar figures at the average exchange rate for 2025 of C$1.00 = US$0.7154293; and 2024 of C$1.00 = US$0.7300364 as quoted by Bank of Canada on its website www.bankofcanada.com.
(5)	For additional information regarding the fair value of stock options and RSUs, as at December 31, 2025 (using the Company’s TSX closing stock price of C$1.88 (~US$1.37) on the last trading day of 2025), see the Company’s Annual Report on Form 10-K, note 19 to Financial Statements, which has been filed with the SEC at https://www.sec.gov/edgar.shtml and with Canadian securities regulators at https://sedarplus.ca.
(6)	For Mr. Gili, reflects an amount paid to cover relocation expenses and related costs in connection with his transition to the Company. For other NEOs, reflects the Company’s matching contribution toward the executive’s 401(k) retirement account. Other aspects of compensation or perquisites are of a non-material value and/or are provided to executive officers in the same fashion as all employees of the Company (e.g., healthcare, disability, and other insurances).
(7)	Mr. Cash was our President and CEO until June 2025 when Mr. Gili joined us as President. Mr. Cash served as CEO until his retirement in December 2025, at which time Mr. Gili became our President and CEO. Mr. Cash’s December 2025 option and RSU awards are included in the table because they were awarded based on his position as CEO.

EQUITY INCENTIVE PLANS

The following table sets forth certain summary information concerning our equity compensation plans as at December 31, 2025. Directors, officers, employees, and consultants are eligible to participate in the Option Plan. Directors and employees, including executive officers, are eligible to participate in the RSU&EI Plan.

Number of Common Shares
Remaining for Future Issuance
	Number of Common Shares	Weighted Average Exercise	(Excluding Common Shares to
	to be Issued Upon Exercise of	Price of Outstanding Options,	be Issued Upon Exercise of
	Outstanding Options,	Warrants and Rights(2)	Outstanding Options,
	Warrants and Rights	(US$)	Warrants and Rights)
Equity compensation plans approved by securityholders(1)	10,011,314	$1.31	824,806
Equity compensation plans not approved by security-holders	—	—	—
(1)	Our shareholders have approved both the Option Plan and the RSU&EI Plan, and are asked to do so on a routine, every three-year basis.
(2)	The exercise price represents the weighted exercise price of the 8,883,608 outstanding stock options at December 31, 2025.

Stock Option Plan and Amended and Restated Restricted Share Unit and Equity Incentive Plan

We adopted the Ur-Energy Inc. Amended and Restated Stock Option Plan in 2005 to advance our interests by providing directors, officers, employees, and consultants with a financial incentive tied to the Company’s long-term financial performance and continued service to or employment with us. Subsequently, we adopted the Ur-Energy Inc. Restricted Share Unit Plan, as thereafter amended, as part of our overall stock-based compensation plan. Now titled the RSU&EI Plan, that plan allows participants to earn Common Shares over time rather than options that give participants the right to purchase shares at a set price.

A total of up to 10% of Ur-Energy’s issued and outstanding Common Shares may be reserved for issuance pursuant to the Plans, in the aggregate. At April 8, 2026, we have listed and reserved 35,803,975 Common Shares of the 39,733,185 total Common Shares that may be reserved under the Plans, in the aggregate. We have 28,912,384 Common Shares reserved under the Option Plan, and 6,891,591 Common Shares reserved under the RSU&EI Plan. Therefore, up to an additional 3,929,210 Common Shares are available to be reserved under the Plans.

Of the shares currently reserved, 8,884,106 options for Common Shares have been granted and are outstanding as of April 8, 2026, or approximately 2.2% of our issued and outstanding Common Shares. There are 1,104,500 RSUs that have been granted and are outstanding as of April 8, 2026, or approximately 0.3% of our issued and outstanding Common Shares. Historically, we have allocated approximately 80% of those shares reserved to the Option Plan and 20% to the RSU&EI Plan, and award grants using a ratio of 4:1 Options to RSUs. The number of shares reserved is subject to adjustment if the Common Shares are subdivided, consolidated, converted, or reclassified or the number of Common Shares varies as a result of a stock dividend or an increase or a reduction in our share capital. Dividends or dividend equivalents on unvested awards of all types are generally subject to the same vesting conditions as the underlying awards to which they relate.

The run rate (or “burn rate”) on the equity plans for the past three years is as follows:

Equity Compensation Plans	2025	2024	2023(1)
Stock Option Plan	0.7%	0.8%	0.5%
RSU&EI Plan	0.2%	0.2%	0.1%
(1)	The annual grant of stock options and RSUs for 2022 was deferred until January 2023 due to the timing of the disclosure regarding the Company’s decision in 2022 to ramp up operations at Lost Creek. For comparison purposes, the run rate for 2023 in the table has been adjusted to remove those options and RSUs because they were for 2022. If those options and RSUs are included, the run rate for 2023 was 1.0% under the Option Plan and 0.3% under the RSU&EI Plan.

At April 8, 2026, the closing price of our Common Shares on the NYSE American was $1.53 and on the TSX was C$2.13.

Option Plan

Under the Option Plan, options may be granted to our directors, executive officers, eligible employees, and consultants. At April 8, 2026, there are 50 employees and seven non-executive directors who are eligible to participate in the Option Plan. The Option Plan was most recently approved by shareholders on June 3, 2023.

The Option Plan is also described in Proposal No. 5 above, and the full text of the Option Plan is attached as Schedule A to this Circular.

The maximum number of Common Shares that may be reserved for issuance to any one person under the Option Plan is five percent of the number of Common Shares outstanding at the time of reservation. The options are personal and non-assignable. Option holders do not have any shareholder rights (and specifically shall not be entitled to dividends) with respect to options unless and until the options are exercised and Common Shares are issued in the name of the option holder. The exercise price for Common Shares subject to an option is determined by the Board of Directors at the time of grant and may not be less than the market price of the Common Shares at the time the option is granted. Market price at any date in respect of the Common Shares means the closing price of the Common Shares on the TSX (or if the Common Shares are not then listed and posted for trading on the TSX, then on the recognized stock exchange on which such Common Shares are listed or posted, or if such Common Shares are not so listed on any recognized stock exchange, then on the over-the-counter market on which they are traded or posted as selected for such purpose by the Compensation Committee or in accordance with Section 5.5 of the Option Plan) on the immediately preceding trading day.

Options vest over a three-year period: one-third on the first anniversary, one-third on the second anniversary, and one-third on the third anniversary of the grant; dividends for all awards shall not be payable on unvested options; the term of all options is five years. Option expiration dates are not extended during blackouts. Additionally, in no event shall more than five percent of the shares available for issuance under the Option Plan have a stated vesting/exercisability schedule of less than one year from the date of grant. The aggregate number of Common Shares issued to insiders within any 12-month period, or issuable to insiders at any time, under the Stock Option Plan and any other security-based compensation arrangement of the Company, may not exceed 10% of the total number of issued and outstanding Common Shares during such time.

Options granted under the Option Plan are subject to early termination under certain circumstances, including (i) one year after the death of the option holder, (ii) three months after the option holder’s resignation or dismissal without cause as an employee or consultant, or (iii) immediately upon the option holder’s dismissal for cause as an employee. In each case, only options vested at the time of the event which gave rise to such early termination may be exercised by the option holder during such period. The Option Plan also provides that upon a change of control all options under the Option Plan vest immediately and are immediately exercisable.

The Option Plan and the terms of any outstanding option may be amended at any time by the Board subject to any required regulatory or shareholder approvals, provided that where such an amendment would prejudice the rights of an option holder under any outstanding option, the consent of the option holder is required to be obtained. Amendments requiring shareholder approval are those amendments set forth in the TSX Company Manual. Amendments that do not require shareholder approval are “housekeeping” amendments such as amendments to the Option Plan to comply with regulatory requirements, amendments related to the administration of the Option Plan and to change the eligibility requirements under the Option Plan and terms and conditions on which the options may be granted. The Option Plan may be suspended, terminated, or discontinued in the sole discretion of our Board of Directors.

Stock options are generally treated as ordinary compensation income as and when Common Shares are issued to the participant upon exercise of the award, however, in the case of Incentive Stock Options, the options may be taxable at long-term capital gains tax rates when the issued Common Shares are sold so long as certain conditions are met. If the participant is an employee, the compensation income may be subject to withholding for income and employment tax purposes. The Company is generally entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant, subject to possible limitations imposed by the IRS Code. Please note that the foregoing description is based on U.S. federal income tax laws in effect on the date of this Circular and does not purport to be complete, and does not discuss state, local, or non-U.S. tax consequences.

Amended and Restated Restricted Share Unit and Equity Incentive Plan (RSU&EI Plan)

The RSU&EI Plan was adopted (then, as the RSU Plan) by the Board on May 7, 2010, and as amended and renamed as the RSU&EI Plan, was approved in its entirety most recently by our shareholders on June 5, 2025.

Under the RSU&EI Plan, awards of Restricted Share Units (“RSUs”), performance share units (“PSUs”), and direct share issuances of Common Shares (“DSIs”), may be granted to directors and employees, including executive officers, of the Company as possible eligible participants. At April 8, 2026, there are 50 employees and seven non-executive directors who are eligible to participate in the RSU&EI Plan. Our Board has appointed the Compensation Committee to determine which persons are entitled to participate in the plan and the number of awards to be awarded to each participant. The plan does not limit the participation of any specific eligible participant including insiders, except to the total of 10% of our issued and outstanding Common Shares which may be reserved for issuance pursuant to the Plans, in the aggregate.

Restricted Share Units

RSUs awarded to participants are credited to a notional account that is established on their behalf and maintained in accordance with the plan. Each RSU awarded conditionally entitles the participant to the delivery of one Common Share (or cash in lieu of such share at the Compensation Committee’s discretion) upon attainment of the RSU vesting period. Grants of RSUs vest 100% on the two-year anniversary of the date of the grant. Upon payment by the Company of a dividend, each outstanding RSU is credited with a dividend equivalent equal to the dividend paid per share, which dividend equivalent is then converted into additional RSUs that are subject to the same vesting schedule as the RSUs to which they relate. The plan permits the Company to either redeem RSUs for cash or issue Common Shares from treasury to satisfy all or any portion of a vested RSU award. If redeemed for cash, RSUs will be redeemed for an amount equal to fair market value, which means the closing price of the Common Shares on the TSX on the business day immediately prior to the redemption date, or if the shares are not listed on the TSX, then on such other stock exchange or quotation system as may be selected by the Compensation Committee, provided that, if the Common Shares are not listed or quoted on any other stock exchange or quotation system, then the fair market value will be the value determined by the Compensation Committee in its sole discretion acting in good faith. The redemption date of any RSU will not be after the end of the calendar year which is three years following the end of the year in which services to which the grant of such RSU relates were performed by the participant.

In the event of a change of control, as defined in the plan, we are required to redeem 100% of the RSUs granted to participants. In the event of an involuntary termination of an employee, other than for cause, or a director who is not re-elected, we are required to redeem the RSUs for cash. Rights respecting RSUs shall not be transferable or assignable other than by will.

Performance Share Units

PSUs are performance-based awards that may entitle the recipient to receive Common Shares (or cash in lieu of shares at the Compensation Committee’s discretion) upon attainment of one or more performance goals over a designated performance period set forth in the PSU grant agreement. Each award of PSUs will contain a target number of PSUs that may be earned, with the actual number earned to be determined pursuant to a formula set forth in the PSU grant agreement based on the extent to which corresponding performance criteria have been attained during the performance period. Upon payment by the Company of a dividend, each outstanding target PSU is credited with a dividend equivalent equal to the amount of the dividend paid per share, which dividend equivalent is then converted into additional PSUs that are subject to the same performance conditions and formula and vest at the same time as the PSUs to which they relate.

Unless settled earlier in accordance with the plan, earned PSUs will be settled on or within 30 days after the end of the performance period. The plan permits the Company to either settle PSUs for cash or issue Common Shares from treasury to satisfy all or any portion of a PSU award. If settled for cash, PSUs will be settled for an amount equal to fair market value which means the closing price of the Common Shares on the TSX on the business day immediately prior to the settlement date, or if the shares are not listed on the TSX, then on such other stock exchange or quotation system as may be selected by the Compensation Committee, provided that, if the Common Shares are not listed or quoted on any other stock exchange or quotation system, then the fair market value will be the value determined by the Compensation Committee in its sole discretion acting in good faith.

In the event of a change of control, as defined in the plan, the performance period of each outstanding PSU shall be deemed to have ended and the Compensation Committee shall determine the number of PSUs earned based upon performance (under a specific award) to the time of change of control, subject to certain specified discretionary determinations of the Committee. Unless otherwise provided in a PSU grant, upon a participant’s termination of employment or service or death prior to the end of a performance period for an award of PSUs, the PSUs shall be forfeited.

Direct Share Issuances

Subject to applicable securities law requirements as well as the rules of the exchanges under which our shares trade, DSIs awarded to participants are awards of Common Shares granted in such amounts and subject to such terms and conditions as the Compensation Committee determines in its sole discretion. It is anticipated that the DSIs will complement our other bonus program awards in instances when such an award of DSIs is made in lieu of a routine (STIP) or extraordinary cash bonus, as a milestone award (outside PSU grant terms), or other circumstances in which this use of our equity compensation plans is deemed appropriate in the discretion of the Compensation Committee. DSIs may be fully vested on the grant date or may be subject to vesting, as determined by the Compensation Committee. DSIs that are subject to a vesting schedule may not be transferred prior to vesting. Dividends on unvested DSIs may be paid in cash or may be reinvested in additional Common Shares, in either case subject to the same vesting schedule as the DSI to which they relate.

Unless otherwise provided in the DSI grant agreement that is subject to vesting, upon a participant’s termination of employment or other service or death, the provisions related to termination and death as set forth under the heading “Restricted Share Units” above shall apply by analogy. Any unvested Common Shares that do not vest as a result of the participant’s termination of employment of other service or death shall be immediately forfeited and returned to the Company without the payment of any consideration.

Administration of the RSU&EI Plan and Tax Consequences

The Board may from time to time amend or suspend the RSU&EI Plan and may at any time terminate the plan. No such amendment, suspension or termination shall adversely affect the rights of any eligible person with respect to outstanding and unredeemed awards under the plan credited to that person without that holder’s consent. Amendments requiring shareholder approval are those amendments set forth in the TSX Company Manual, such as the percentage of the issued and outstanding Common Shares available to be granted under the RSU&EI Plan, an extension of the term for redemption of RSUs or settlement of PSUs held by a participant and amendments to Section 8.1 of the RSU&EI Plan. Amendments that do not require shareholder approval are “housekeeping” amendments such as amendments to the RSU&EI Plan to comply with regulatory requirements, amendments related to the administration of the plan and to change the eligibility requirements under the plan and terms and conditions on which the awards may be granted.

RSUs and PSUs are generally treated as ordinary compensation income as and when Common Shares are issued to the participant upon vesting or settlement of the award and DSIs are treated as ordinary compensation income at the time of grant if fully vested under the plan or, if such grant is subject to vesting under the RSU&EI Plan, at the time of vesting of the Common Shares. If the participant is an employee, this income is subject to withholding for income and employment tax purposes. The Company is generally entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant. Please note that the foregoing description is based upon U.S. federal income tax laws in effect on the date of this Circular and does not purport to be complete, and does not discuss state, local, or non-U.S. tax consequences.

Outstanding Equity Awards at December 31, 2025

The following table sets forth information concerning the outstanding incentive plan awards as at December 31, 2025 for each of the Named Executive Officers.

	Option-based Awards					Share-based Awards
								Equity	Equity
								incentive	incentive plan
								plan awards:	awards:
			Equity incentive			Number	Market	number of	Market or
	Number of	Number of	plan awards:			of shares	value of	unearned	payout value of
	securities	securities	number of			or units	shares or	shares, units	unearned
	underlying	underlying	securities			of stock	units of	or other	shares, units or
	unexercised	unexercised	underlying	Option		that have	stock that	rights that	other rights
	options:	options:	unexercised	exercise	Option	not	have not	have not	that have not
	exercisable	unexercisable	options	price	expiration	vested	vested	vested	vested
Name	(#)	(#)	(#)	(C$)	date	(#)	(US$)	(#)	($)
John W. Cash (1)	77,751	—	—	1.44	08/27/26
	175,000	—	—	2.23	03/14/27
	119,326	59,663	—	1.55	01/04/28
	124,418	62,209	—	2.06	12/07/28
	81,299	162,598	—	1.77	12/12/29
	—	256,104	—	2.02	12/22/30
					12/12/26	60,974	83,636	—	—
					12/22/27	64,026	87,822	—	—

Matthew D. Gili (1)	—	175,000	—	1.72	08/07/30
	—	244,275	—	2.02	12/22/30
					12/22/27	61,069	83,766	—	—

Steven M. Hatten	81,576	—	—	1.44	08/27/26
	78,842	39,421	—	1.55	01/04/28
	73,986	36,993	—	2.06	12/07/28
	48,345	96,690	—	1.77	12/12/29
	—	152,295	—	2.02	12/22/30
					12/12/26	36,259	49,735	—	—
					12/22/27	38,073	52,223	—	—

Roger L. Smith	103,536	—	—	1.44	08/27/26
	77,820	38,910	—	1.55	01/04/28
	73,024	36,512	—	2.06	12/07/28
	47,716	95,432	—	1.77	12/12/29
	—	150,312	—	2.02	12/22/30
					12/12/26	35,788	49,089	—	—
					12/22/27	37,579	51,546	—	—

(1)	Mr. Cash was our President and CEO until June 2025 when Mr. Gili joined us as President. Mr. Cash served as CEO until his retirement in December 2025, at which time Mr. Gili became our President and CEO. Mr. Cash’s outstanding equity awards are included in the above table because he was a Named Executive Officer for most of 2025.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Employment Agreements with our Named Executive Officers

As discussed above, our Named Executive Officers have employment agreements with the Company, as have been amended from time to time. Relevant to potential payments to be made upon termination without cause or change of control, the agreements provide that an executive officer is entitled to certain amounts, based upon the executive’s then-current base salary. As discussed below, our employment agreements, and the Company’s equity compensation plans, specify the obligations of the Company to the executive officers in the event of termination or change of control.

Equity Award Provisions

Upon separation of employment of any of our executive officers, including under circumstances of termination without cause or change of control, the Option Plan and RSU&EI Plan govern the treatment of outstanding equity compensation in the form of vested stock options and RSUs, PSUs, or DSIs not yet redeemed. All vested options of Designated Officers (all of our current executive officers, as defined by the plan and resolution of our Board) will expire on the expiration date identified at the grant of the option, and all unvested options will expire upon termination.

The RSU&EI Plan provides that the RSUs of an employee who is an eligible person who is involuntarily terminated without cause shall be redeemed for cash at a fair market value on the redemption/termination date. In the event of a change of control, as defined in the plan, all of the RSUs granted and outstanding will be redeemed as soon as reasonably practical and not later than 30 days following the redemption date associated with the change of control. The RSU&EI Plan provides for redemption, instead of cancellation, of outstanding RSUs at the date of redemption for retiring directors and executive officers, which is defined as a threshold of combined service and age of 65 years, and a minimum of five years of service to the Company. At this time, the Board has not made other grants under the plan. Treatment of awards of other share units and Common Shares is governed by the RSU&EI Plan.

Change of Control and Termination Benefits Tables

Each of our executive officers has entered into an employment agreement with the Company that provides for certain payments if the executive’s employment is terminated in connection with a change of control. The Compensation Committee established a policy that the Company would not enter into an employment agreement with any new executive officer that includes a single-trigger severance arrangement. The employment agreements of Messrs. Gili, Ritchie, Schierman, and Walle do not include such a single-trigger severance arrangement. Instead, severance will be paid under those employment agreements in conjunction with a change of control if the executive is separated from employment without cause or they resign with ‘good reason’ as defined in their agreement within one year of the change of control. At April 8, 2026, Messrs. Hatten and Smith are our only executive officers whose employment agreements still provide for a single-trigger severance arrangement upon a change of control. In addition, upon the occurrence of a change of control, all the executive officers’ unvested options and RSUs will vest.

The table below shows the amounts that would be payable or vest assuming that a change of control occurred on December 31, 2025 and that Named Executive Officer’s employment terminated on that date.

			Pension	Perquisites	Tax
	Cash	Equity	/NQDC	/benefits	reimbursement	Other	Total
Name	($)(1)	($)(2)	($)	($)	($)	($)	($)
Matthew D. Gili	1,250,000	104,195	—	—	—	—	1,354,195
Steven M. Hatten	831,272	168,260	—	—	—	—	999,532
Roger L. Smith	1,025,570	173,467	—	—	—	—	1,199,037
(1)	Pursuant to their respective employment agreements, Mr. Gili is entitled to payment of an amount equal to 2.5 years of his then-current salary; Mr. Hatten is entitled to payment of an amount equal to 2.0 years of his then-current salary; and Mr. Smith is entitled to payment of an amount equal to 2.5 years of his then-current salary.

(2)	These amounts represent equity values of the options and RSUs held by the Named Executive Officers as follows: Gili (options: $20,429; RSUs: $83,766); Hatten (options: $66,302; RSUs: $101,958); Smith (options: $72,832; RSUs: $100,635). The equity values are based on the closing price of our Common Shares on the TSX on the last trading day of 2025 (C$1.88/~US$1.37).

Each executive’s amount of severance is calculated solely based on their then-current salary (i.e., without cash bonus value included) and are reflected in the table below. The following summarizes the compensation or other benefits that would be owed and paid to our Named Executive Officers if employment were terminated for the specified reasons, effective December 31, 2025. We believe these terms are fair and are competitive with the market and our peer group based on industry and geographical practices.

Type of Termination	Severance Payment(1)(2)	STIP Bonus	Stock Options	RSUs(3)

Resignation or Retirement	No severance payment	Pro rata entitlement to discretionary bonus, per agreement	Unvested options are cancelled; vested options expire at expiry date on option for current executive officers (as a “Designated Officer” per Section 6.7 of Plan)

RSUs are cancelled unless retirement provision is satisfied; RSUs will be carried with the executive until redemption, if the executive has combined service and age of 65 years, and a minimum of five years of service

Termination without cause	CEO and CFO: 2.5 year salary payment, based upon then-current salary Other executive officers: 2.0 year salary payment, based upon then-current salary	Pro rata entitlement to discretionary bonus, per agreement	Unvested options are cancelled; vested options expire at date on option for current executive officers (as a “Designated Officer” per Section 6.7 of Plan)	Outstanding RSUs are redeemed for cash at fair market value, as defined in the Plan

Termination for cause	None	Possible pro rata share entitlement	None	None

Change of control (based on specified terms of agreement) (4)	CEO and CFO: 2.5 year salary payment, based upon then-current salary Other executive officers: 2.0 year salary payment, based upon then-current salary	Pro rata entitlement to discretionary bonus, per agreement	All options become fully vested and exercisable	Outstanding RSUs are redeemed for cash at fair market value, as defined in the Plan

Death	No severance payment	Pro rata entitlement to discretionary bonus, per agreement	Unvested options are cancelled; vested options expire at the earlier of expiry at date on option or one year from the date of death (with discretion of Board to extend as per Section 6.3(b) of Plan)	RSUs are redeemed (Section 3.2 of Plan); date of death is redemption date
(1)	At December 31, 2025, Mr. Gili, our CEO, was entitled to an annual salary of $500,000 (2.5 years base salary is a total of $1,250,000); Mr. Hatten, our COO, was entitled to an annual salary of $415,636 (two-years base salary is $831,272); and Mr. Smith, our CFO, was entitled to an annual salary of $410,228 (2.5 years base salary is $1,025,570).
(2)	Accrued and unpaid “PTO” is paid to the executive at termination according to their employment agreement, Company policy, and applicable law.
(3)	At this time, only RSUs have been granted to our executive officers under the RSU&EI Plan. The plan sets forth the settlement of PSUs and DSIs for participants in the plan, including executive officers. Future awards of PSUs and DSIs will be governed by the plan and individual grant agreements. See discussion under “Option Plan and Amended and Restated Restricted Share Unit and Equity Incentive Plan” above.
(4)	As noted above, the employment agreement of Mr. Gili (and those of Messrs. Ritchie, Schierman, and Walle) provides for a severance payment if, within one year of a change of control, he is terminated without cause or resigns for ‘good reason’ as defined, while the employment agreements of Mr. Hatten and Mr. Smith continue to provide for a single-trigger severance arrangement upon a change of control. For executive officers other than Mr. Gili and Mr. Smith, the severance amount would be equal to 2.0 years of their then-current base salary. Others of the above benefits also apply to our other executive officers under their employment agreements and our equity plans.

COMPENSATION OF DIRECTORS

The annual retainer for our non-executive directors has been $75,000 since 2021. Meeting attendance fees for non-executive directors were eliminated in 2022.

We conduct routine reviews of the total compensation of our non-executive directors utilizing data about our peers obtained through public sources. From time to time, we have engaged independent compensation consultants to review the total compensation of our non-executive directors. The Compensation Committee has retained Zayla to conduct a review and analysis of various aspects of the Company’s compensation program, including the total compensation of our non-executive directors. We expect the Board of Directors will approve changes, if any, to the compensation of our non-executive directors in 2026 based on recommendations of the Compensation Committee that are informed by Zayla’s analysis.

Total compensation for our non-executive directors earned for the year ended December 31, 2025 is set forth here:

			Option-	Non-equity
		Share-based	based	incentive plan	Pension	All other
	Fees earned	awards(1)	awards(2)	compensation	value	compensation	Total
Name	$	$	$	$	$	$	$
John W. Cash (3)	6,250	—	—	—	—	—	6,250
Rob Chang	75,000	33,650	66,774	—	—	—	175,424
Elmer W. Dyke	75,000	33,650	66,774	—	—	—	175,424
Gary C. Huber	75,000	33,650	66,774	—	—	—	175,424
Thomas H. Parker	75,000	33,650	66,774	—	—	—	175,424
John Paul Pressey	75,000	33,650	66,774	—	—	—	175,424
Kathy E. Walker	75,000	33,650	66,774	—	—	—	175,424
(1)	Each of our current non-executive directors (other than Mr. Cash) received a grant of 22,902 RSUs on December 22, 2025.
(2)	Each of our current non-executive directors (other than Mr. Cash) received options for 91,602 Common Shares on December 22, 2025, at an exercise price of C$2.02. These options expire on December 22, 2030.
(3)	In addition to serving as Chairman, Mr. Cash was our President and CEO until June 2025 when Mr. Gili joined us as President. Mr. Cash served as CEO until his retirement in December 2025 and continues to serve as our Chairman. Because Mr. Cash’s December 2025 option and RSU awards were based on his position as CEO, they are included in the “Summary Compensation Table” under “Executive Compensation” above.

In addition to other compensation received by our directors, a long-standing policy of the Company provides that a non-executive director serving on an ad hoc or special committee of the Board, which may be constituted from time to time, is entitled to additional director fees, to be determined in accordance with additional duties and requirements requested of those individuals from time to time. There currently are no such ad hoc or special committees of our Board of Directors.

Share Ownership Guidelines for Non-Executive Directors

Our non-executive directors also are encouraged to have a significant long-term financial interest in the Company. In 2009, the Compensation Committee recommended, and Board of Directors adopted, a resolution requiring mandatory minimum share ownership by the non-executive directors to encourage the alignment of their interests with those of our shareholders. Pursuant to the mandate, our Share Ownership Guidelines adopted in 2012, and certain amendments to the policy, our non-executive directors are required to invest an amount equal to three times the non-executive director’s annual retainer in shares or securities redeemable into shares on or before the later of (i) December 31 of the fifth year of the non-executive director becoming subject to the requirement, or (ii) December 31 of the third year from the effective date of the change in retainer. The retainer amount is to be calculated using the amount of the annual retainer at the later of (i) the date the non-executive director becomes subject to the requirement, or (ii) the date of the most recent annual retainer increase. At December 31, 2025, all non-executive directors met the Share Ownership Guidelines or are on track to meet the Guidelines within the prescribed timeframes.

Equity Grants to Non-Executive Directors

Our non-executive directors are eligible to receive grants under the Option Plan and the RSU&EI Plan at the discretion of the Board. The awards and their respective values that vested in 2025 are presented in the following table:

Incentive Plan Awards - Value Vested or Earned During the
Financial Year Ended December 31, 2025
					Non-equity
					incentive plan
	Option-based Awards		Share-based Awards		compensation
	Number of		Number of
	Securities		Shares or
	Underlying Options	Value vested	Units of	Value vested	Value earned
	Vested	during the year	Shares Vested	during the year	during the year
Name	(#)	($)	(#)	($)	($)
Rob Chang	82,844	5,008	39,233	50,003	—
Elmer W. Dyke	97,200	—	—	—	—
Gary C. Huber	82,844	5,008	39,233	50,003	—
Thomas H. Parker	82,844	5,008	39,233	50,003	—
John Paul Pressey	97,200	—	—	—	—
Kathy E. Walker	82,844	5,008	39,233	50,003	—
(1)	In addition to serving as Chairman, Mr. Cash was our President and CEO until June 2025 when Mr. Gili joined us as President. Mr. Cash served as CEO until his retirement in December 2025 and continues to serve as our Chairman. Because Mr. Cash was a Named Executive Officer for most of 2025 and his outstanding equity awards were awarded to him in his capacity as an executive officer of the Company, they are included in the table entitled “Outstanding Equity Awards at December 31, 2025” above applicable to our Named Executive Officers under “Equity Incentive Plans.”

Outstanding Equity Awards of Non-Executive Directors at December 31, 2025

The following table sets forth information concerning the outstanding incentive plan awards as at December 31, 2025 for each of our non-executive directors.

	Option-based Awards				Share-based Awards
						Market or
	Number of					payout value
	securities				Number of shares	of share-
	underlying			Value of	or units of shares	based awards
	unexercised	Option		unexercised in-the-	that have not	that have not
	options	exercise price	Option expiration	money options	vested	vested
Name(1)	(#)	(C$)	date	($)	(#)	($)
Rob Chang	87,858	1.44	08/27/26	28,205
	91,305	1.55	01/04/28	21,984
	65,625	2.06	12/07/28	—
	91,602	1.77	12/12/29	7,352
	91,602	2.02	12/22/30	—
			12/12/26		22,902	31,414
			12/22/27		22,902	31,414
Elmer W. Dyke	200,000	2.46	05/08/29	—
	91,602	1.77	12/12/29	7,352
	91,602	2.02	12/22/30	—
			12/12/26		22,902	31,414
			12/22/27		22,902	31,414
Gary C. Huber	87,858	1.44	08/27/26	28,205
	91,305	1.55	01/04/28	21,984
	65,625	2.06	12/07/28	—
	91,602	1.77	12/12/29	7,352
	91,602	2.02	12/22/30	—
			12/12/26		22,902	31,414
			12/22/27		22,902	31,414
Thomas H. Parker	87,858	1.44	08/27/26	28,205
	91,305	1.55	01/04/28	21,984
	65,625	2.06	12/07/28	—
	91,602	1.77	12/12/29	7,352
	91,602	2.02	12/22/30	—
			12/12/26		22,902	31,414
			12/22/27		22,902	31,414
John Paul Pressey	200,000	2.46	05/08/29	—
	91,602	1.77	12/12/29	7,352
	91,602	2.02	12/22/30	—
			12/12/26		22,902	31,414
			12/22/27		22,902	31,414
Kathy E. Walker	87,858	1.44	08/27/26	28,205
	91,305	1.55	01/04/28	21,984
	65,625	2.06	12/07/28	—
	91,602	1.77	12/12/29	7,352
	91,602	2.02	12/22/30	—
			12/12/26		22,902	31,414
			12/22/27		22,902	31,414
(1)	In addition to serving as Chairman, Mr. Cash was our President and CEO until June 2025 when Mr. Gili joined us as President. Mr. Cash served as CEO until his retirement in December 2025 and continues to serve as our Chairman. Because Mr. Cash was a Named Executive Officer for most of 2025 and his outstanding equity awards were awarded to him in his capacity as an executive officer of the Company, they are included in the table entitled “Outstanding Equity Awards at December 31, 2025” above applicable to our Named Executive Officers under “Equity Incentive Plans.”

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation and certain financial performance of the Company. The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or our Compensation Committee view the link between the Company’s performance and our executive pay.

Pay Versus Performance Table

As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last three completed calendar years. The table below presents information on the compensation of our Chief Executive Officer and our other NEOs in comparison to certain performance metrics for 2025, 2024, and 2023. The metrics are not those that our Compensation Committee uses when setting executive compensation. The use of the term “compensation actually paid” (“CAP”) is required by the SEC’s rules. CAP does not reflect the amount of compensation actually paid, earned, or received during the applicable year.

			Average
			Summary	Average	Value of
	Summary		Compensation	compensation	initial fixed
	Compensation	Compensation	Table Total	Actual Paid to	$100
	Table Total	Actually paid	for Non-PEO	Non-PEO	Investment	Net Loss
	for PEO(1)(2)	to PEO(3)	NEOs(4)(5)	NEOs(6)	Based on TSR	(in thousands)
Year	($)	($)	($)	($)	($)	($)
2025	1,327,195	1,372,644	821,360	841,838	120.87	(74,898)
2024	1,010,565	876,272	727,047	652,772	100.00	(53,189)
2023	1,133,845	1,264,503	726,784	814,529	133.91	(30,656)
(1)	The principal executive officer (the “PEO”) was Mr. Cash in 2023, 2024, and 2025. Mr. Cash was our CEO for most of 2025 prior to his retirement in late 2025. Mr. Gili assumed the CEO position at that time.
(2)	Reflects the total compensation reported in the Summary Compensation Table for Mr. Cash in 2023, 2024, and 2025.
(3)	Represents the total compensation reported in the Summary Compensation Table adjusted in accordance with Item 402(v) of Regulation S-K. The adjustments are described more fully in the following table.
(4)	The Non-PEO NEOs were Mr. Gili, Mr. Hatten, and Mr. Smith in 2023, 2024, and 2025.
(5)	Reflects the average total compensation reported in the Summary Compensation Table for Messrs. Gili, Hatten and Smith for 2023, 2024, and 2025.
(6)	Represents the average total compensation reported in the Summary Compensation Table adjusted in accordance with Item 402(v) of Regulation S-K. The adjustments are described more fully in the following table.

Summary Compensation Table Adjustments to Arrive at Compensation Actually Paid

The table below provides the adjustments to the Summary Compensation Table amounts shown in the previous table to arrive at the compensation actually paid to the PEO and the average compensation actually paid to the non-PEO NEOs.

	2025		2024		2023
		Non-PEO		Non-PEO		Non-PEO
	PEO	NEO	PEO	NEO	PEO	NEO
	Totals(1)	Averages(2)	Totals(1)	Averages(2)	Totals(1)	Averages(2)
Description	($)	($)	($)	($)	($)	($)
Summary compensation table Total compensation(3)	1,327,195	821,360	1,010,565	727,047	1,133,845	726,784
Subtract summary compensation table Stock awards(3)	(94,074)	(66,962)	(76,067)	(44,941)	(71,214)	(40,958)
Subtract summary compensation table Option awards(3)	(186,689)	(169,378)	(158,620)	(93,712)	(160,041)	(92,050)
Add fair value of awards granted during the covered year that are unvested at year end, determined as of covered year end(4)	255,431	223,695	209,165	123,574	230,146	132,371
Add change in fair value of awards granted in prior years that are unvested as of covered year end, determined based on the change in fair value from prior year end to covered year end(5)	50,828	20,019	(84,774)	(42,311)	89,836	42,021
Add change in fair value of awards granted in prior years that vest in the covered year, determined based on the change in fair value from prior year end to covered year vesting date(6)	19,953	13,104	(23,997)	(16,885)	41,931	46,361
Compensation actually paid	1,372,644	841,838	876,272	652,772	1,264,503	814,529
(1)	The PEO was Mr. Cash in 2023, 2024, and 2025. Mr. Cash was our CEO for most of 2025 prior to his retirement in late 2025. Mr. Gili assumed the CEO position at that time.
(2)	The Non-PEO NEOs were Mr. Gili, Mr. Hatten, and Mr. Smith in 2023, 2024, and 2025.
(3)	Reflects the total compensation, stock awards, and option awards reported in the Summary Compensation Table for the PEO and average compensation, stock awards, and option awards reported in the Summary Compensation Table for the non-PEO NEOs.
(4)	Reflects the fair value of the awards granted during the covered year that were unvested at the covered year end. The fair values were determined as of December 31 of each respective covered year.
(5)	Reflects the change in the fair value of the awards granted prior to the covered year that were unvested as of the covered year end. The change in the fair value of the awards was determined based on the change in the fair value from December 31 of each respective prior year end to December 31 of each respective covered year.
(6)	Reflects the change in the fair value of the awards granted prior to the covered year that vested in the covered year. The change in the fair value of the awards was determined based on the change in the fair value from December 31 of each respective prior year end to the vesting date of the awards in the respective covered year.

Per SEC rules, CAP was calculated by adjusting the Summary Compensation Table total and average compensation in the covered year as described in the above Summary Compensation Table Adjustments to Arrive at Compensation Actually Paid table. Changes in the market price of our Common Shares following the grant date of an award can significantly influence the CAP calculations.

The following table is intended to assist in understanding the CAP changes in the above tables:

	2023	2024	2025
Canadian dollar share price used for CAP and TSR calculations(1)	2.02	1.64	1.88
(1)	The Company’s stock and option awards are priced in Canadian dollars in accordance with the terms of the Amended and Restated Stock Option and RSU&EI Plans. All award adjustments in the Summary Compensation Table Adjustments to Arrive at Compensation Actually Paid table above are initially calculated in Canadian dollars and then converted to U.S. dollars using exchange rates in effect for the respective periods.

The change in the market price of our Common Shares can greatly impact CAP calculations. Our share price decreased from Canadian $2.02 in 2023 to Canadian $1.64 in 2024 and increased to Canadian $1.88 in 2025. These changes significantly influenced the 2024 and 2025 CAP adjustments noted in the preceding Summary Compensation Table Adjustments to Arrive at Compensation Actually Paid.

Relationship between Compensation Actually Paid and Prescribed Performance Measures

The following chart shows the relationship between CAP and the Company’s TSR for the covered periods.

A $100 investment made on December 31, 2022 would have increased to $134, decreased to $100, and increased to $121 in the years ended December 31, 2023, 2024, and 2025, respectively. This is a direct reflection of our share price performance during the same periods. Share price performance is one of many measures used to evaluate performance and determine executive compensation.

However, our business and industry are heavily dependent upon the market price for uranium, which performed similarly to our share price performance, as shown in the following chart.

The following chart shows the relationship between CAP and the Company’s net loss for the covered periods.

Our net loss increased from $30.7 million in 2023, to $53.2 million in 2024, and to $74.9 million in 2025. After not being in commercial production for several years in response to depressed uranium prices, we initiated production activities at Lost Creek in 2023 in response to a recovering uranium market and significantly increased development expenditures, which led to increased losses. In 2024 and 2025, ramp up and optimization activities continued at Lost Creek while we initiated and continued construction and development at Shirley Basin. Because we initiated production at Lost Creek in 2023 and incurred significant expenditures for development costs at both Lost Creek and Shirley Basin in 2024 and 2025, our net loss does not necessarily align with how the Company or our Compensation Committee views the link between the Company’s performance and executive pay. Therefore, we do not rely on the relationship of net income to executive compensation, nor directly target it as an incentive, in our compensation program.

REPORT OF THE AUDIT COMMITTEE

To the Board of Directors of Ur-Energy Inc.:

Management is responsible for our internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our financial statements in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and the standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue an opinion on our financial statements. Our responsibility is to monitor and oversee those processes. We hereby report to the Board of Directors that, in connection with the financial statements for the year ended December 31, 2025, we have:

●	reviewed and discussed the audited consolidated financial statements with management and the independent accountants;
●	discussed with the independent accountants the matters required to be discussed by AS 1301; and
●	received the written disclosures and the letter from the independent accountants required by PCAOB Rule 3526, as may be modified or supplemented, and discussed with the independent accountants the accountants’ independence.

Based on the discussions and our review described above, we recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2025, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

Respectfully submitted,

The Audit Committee of Ur-Energy Inc.

John Paul Pressey, Chair

Rob Chang

Gary C. Huber

Thomas H. Parker

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Introduction

Our Board of Directors believes that effective corporate governance contributes to improved corporate performance and enhanced shareholder value. The Board has reviewed the corporate governance best practices identified in National Policy 58-201 Corporate Governance Guidelines and National Instrument 58-101 Disclosure of Corporate Governance Practices (collectively, the “CSA Guidelines”). The Board of Directors is committed to ensuring that the Company follows best practices and continues to develop and enhance such practices.

Board Mandate

The responsibility of the Board of Directors is to supervise the management of the business and affairs of the Company in accordance with the best interests of the Company and its shareholders. Our Board establishes overall policies and standards for the Company and is engaged in company-wide risk management oversight. When premised on a reasonable basis, the directors are entitled to rely on management and the advice of the Company’s outside advisors and auditors. The Board also delegates certain responsibilities to its standing committees, based on the approved charters of each, which are reviewed on a regular basis.

The Board of Directors does not currently have a written mandate or a written description for the Chairman of the Board or the Chief Executive Officer. In discharging its responsibilities, the Board routinely reviews the performance and responsibilities of the Chief Executive Officer. Further, the Board oversees and reviews the development and implementation of the following significant corporate plans and initiatives:

●	the identification of the principal risks to the Company’s business and the implementation of systems to manage these risks, whether financial, operational, environmental, safety-related, cyber-security, or otherwise;
●	the Company’s strategic planning and budgeting process;
●	succession planning and determination of relative strengths of existing management and ensure sufficient depth of management, including appointing, developing, and monitoring senior management of the Company;
●	shareholder communications, as well as public communications policies and the continuous disclosure record of the Company;
●	analysis and approval of significant acquisitions and dispositions of mineral properties or other material Company assets; and
●	monitoring the integrity of the Company’s internal controls and management information systems.

When needed, the Board of Directors recruits possible directors from contacts within the mining industry and other strategic areas that will complement the knowledge and depth of the Board. Currently, the Board has determined that eight directors is an appropriate number of directors to oversee and provide guidance to management on the business and affairs of the Company, which will continue following the Meeting. However, the Board continues to evaluate its size in connection with the continued optimization of operations at Lost Creek, the ongoing construction and expected production operations at Shirley Basin, the advancement of potential growth opportunities, and consideration of other strategic decisions of the Company.

Orientation and Continuing Education of our Board Members

We feel it is important that new directors who join the Board of Directors are provided with the opportunity to immerse themselves in a robust orientation of the Company, the Board, and the committees of the Board, including our history, culture, and governance practices. All material relationships and agreements, technical reports, and recent continuous disclosure filings are provided and reviewed. In addition, new directors have the opportunity to attend committee meetings by invitation and to meet with management of the Company to have a better understanding of the business of the Company and its operations. A site visit to our operating mines and facilities is strongly encouraged before or shortly after a new director has joined the Board. Our newest director, Mr. Gili, was appointed to the Board in connection with his appointment as CEO in December 2025. Because Mr. Gili had been serving in the role of President prior to those appointments, Mr. Gili was already immersed in the business and operations of the Company at the time of his appointment to the Board.

Directors are encouraged to participate in continuing education courses in corporate governance, executive and director compensation, technical matters, and other fields that will assist them in their role as directors of the Company and members of our Board committees and enhance stakeholder confidence. Additionally, our management makes use of a variety of other online governance and board-related resources for the benefit of the Board. Costs of continuing education are borne by the Company.

Throughout the year, directors were provided with regulatory, legal, technical, and operational updates on topics germane to the responsibilities of the Board and its standing committees. In 2025, these included information on cyber and data security, including increased cybersecurity threats amid wars and rising geopolitical tensions around the world. Presentations were made to the Board on key accounting considerations; risk assessment and management; corporate governance and disclosure of corporate governance practices; and executive and director compensation. Reports on Canadian and U.S. securities law, environmental regulation, executive orders, and other legal developments, rulemakings, and proposed legislation were also provided. Updates on federal and state legislation and executive actions affecting uranium production and nuclear fuels are routinely provided to our Board.

Additionally, management made presentations to the Board on ongoing development of environmental, social, sustainability, and governance practices and guidance. Our Board members—who are all knowledgeable about the nuclear industry and uranium mining—are provided with comprehensive market and industry updates at each regular Board meeting. Additionally, subscriptions to trade publications are made available to our directors with the costs borne by the Company. These updates and routine access to our management permit all directors to remain aware of important developments and issues in the context of our business and the uranium market.

Board Composition – Including Diversity, Tenure, and Outlook on Set Retirement Age

Upon the recommendation of the Corporate Governance and Nominating Committee, our Board of Directors has nominated the following current directors for election at the Meeting: John W. Cash, Rob Chang, Elmer W. Dyke, Matthew D. Gili, Gary C. Huber, Thomas H. Parker, John Paul Pressey, and Kathy E. Walker. All directors are elected annually.

At April 8, 2026, the average age of our eight director nominees to be voted upon at the Meeting is approximately 62 years of age, and the average tenure of the directors to be voted on at the Meeting is approximately seven years.

The Corporate Governance and Nominating Committee regularly reviews the profiles of our Board members, including their average age and tenure. The Committee has not established a retirement age for the members of the Board or a limitation on the term of service. These restrictions are considered from time to time by the Committee, including most recently in January 2026. Although our Board sees value in refreshment of its composition as we have implemented on a periodic basis, it currently believes that adopting a restriction on tenure or strictly enforced retirements would unnecessarily deprive the Company of contributions from our active Board members.

The Committee prefers that our directors, without regard to age or tenure, be rigorously evaluated on their attendance and contributions to the business of the Board and the Company. This scrutiny arises in assessments of the Board constitution as well as the composition of each standing committee of the Board. Board members periodically complete a comprehensive evaluation and review a robust skill set matrix to plan for additional educational programs for current directors and for Board refreshment in coming years.

Our Board refreshment over the years has broadened the diversity of expertise among our directors, with additional finance and energy sector experience to assist us with strategic planning. The diverse experience represented on our Board provides enhanced leadership and perspective to many of the business, legislative, governance, and community issues the Board must navigate.

More importantly, our industry, and specifically our operations, are highly technical. Historically, our Board has been well served by having members with extensive technical, scientific, and mining experience as we developed Lost Creek and brought it into production. We increased this technical and mining industry knowledge base with the addition to the Board of Mr. Dyke in 2024 and Mr. Gili in 2025 as we continue to optimize operations at Lost Creek and advance to complete construction and begin production operations at Shirley Basin. Five of our director nominees, Dr. Huber and Messrs. Cash, Dyke, Gili, and Parker have professional and technical expertise in geology, engineering, mining operations, and the nuclear industry.

Mr. Cash has nearly 30 years of diverse uranium industry experience, including technical, operational, regulatory, and management expertise. His experience as our CEO until his retirement in December 2025 and prior experience as our Vice President Regulatory Affairs have greatly benefitted the Company in his continuing role as Chairman of the Board of Directors. In a variety of executive roles, Mr. Dyke has led strategic planning and business development, financial performance, and risk management for several international nuclear fuel and high technology businesses and is a recognized global leader in the commercial and government nuclear industry. Mr. Gili is an engineer with more than two decades of senior leadership and extensive operational experience at publicly traded mining companies. Dr. Huber contributes his dual expertise in financial matters and geology gained in management roles of both private and public natural resource companies at various stages of development. Mr. Parker has decades of experience in executive management and other positions with operating mining companies and has lent that expertise to his role as a member of several committees of the Board and as our Lead Director.

Ms. Walker’s expertise in the labor and talent fields developed as she has built the eKentucky Advanced Manufacturing Institute and related facilities. That experience now benefits our Compensation Committee, which she joined in 2023 and now chairs as part of our committee refreshment process. As part of our committee refreshment, Mr. Chang joined and now chairs the Treasury and Investment Committee, where his contributions provide value based on his experience in financial markets and financial services industry. Mr. Pressey joined and now chairs the Audit Committee, where he leverages his experience over a nearly three-decade long career in the assurance practice at PricewaterhouseCoopers LLP to benefit the Company’s financial disclosure, securities compliance, and governance; and Mr. Dyke joined and now chairs the HSE & Technical Committee, which benefits from his extensive experience in the nuclear industry.

The presence of Ms. Walker reflects 12.5% female representation among the eight directors nominated for election at the Meeting. The presence of Mr. Change reflects 12.5% representation of visible minorities among the eight directors nominated for election at the Meeting as defined by the Employment Equity Act (Canada). Our Board’s diversity members, therefore, represent 25% of the directors nominated for election at the Meeting. Our Board does not have members who are Indigenous Peoples or who are disabled. See also the discussion below under “Gender Diversity Policy and Diversity Reporting.”

The addition of Mr. Gili in December 2025 complements the appointments of Messrs. Pressey and Dyke in 2024, and the addition of Mr. Cash to our Board in 2022. Mr. Gili brings to the Board wide-ranging mining industry experience in both operational and senior leadership roles. All our directors have C-suite or other upper-management experience.

As described above in Proposal No. 1, the Corporate Governance and Nominating Committee and our Board have determined that our directors should possess minimum qualifications, including high personal and professional ethics; a history of personal and professional achievement and leadership; a commitment to the long-term interests of our shareholders demonstrated through service, risk management, and share ownership; sufficient time to commit to fulfill their duties as a director, including membership on standing committees as requested; active engagement and participation in the meetings of the Board, the committees of the Board on which they serve, and on special projects as may be requested; orientation to building consensus while demonstrating independent thought; financial literacy as would be required for service on our Audit Committee; broad experience in business; and education and technical expertise.

The residency, age, principal occupation and years of service as a member of our Board for each director is set forth below.

Name (Age) and Residency	Position with Company and Principal Occupation Within the Past Five Years	Service as a Director
John W. Cash (53) Missouri, USA	Chairman of the Board of Directors Former Ur-Energy President and Chief Executive Officer Former Ur-Energy Vice President Regulatory Affairs	March 2022 – present
Rob Chang (48) Ontario, Canada	Director Independent Advisor Former Executive (CEO/CFO)	March 2018 – present
Elmer W. Dyke (62) Florida, USA	Director Nuclear Industry Consultant Former Nuclear Company Executive	April 2024 – present
Matthew D. Gili (57) Wyoming, USA	Ur-Energy President and Chief Executive Officer, Director Mining Company Executive (COO/CEO)	December 2025 – present
Gary C. Huber (74) Colorado, USA	Director Retired Mining Company Executive	May 2015 – present
Thomas Parker (83) Montana, USA	Lead Director Retired Mining Company Executive	July 2007 – present
John Paul Pressey (52) British Columbia, Canada	Director Presently Retired Partner, Accounting Firm (Assurance)	April 2024 – present
Kathy E. Walker (67) Kentucky, USA	Director Director, eKentucky Advanced Manufacturing Institute Coal Trader/Business Owner	September 2017 – present

Service on Additional Boards

In addition to his service on our Board of Directors, Mr. Chang currently serves on the board of directors of RecycLiCo Battery Materials Inc. and Skyharbour Resources Ltd., which are both publicly traded companies. He has been a director of RecycLiCo Battery Materials Inc. since December 2025 and a director of Skyharbour Resources Ltd. since March 2026. None of our other directors currently serves on the board of a publicly traded company other than the Company.

Board Independence

Messrs. Chang, Dyke, Parker, and Pressey, Dr. Huber, and Ms. Walker are independent directors as determined in accordance with Canadian and U.S. securities laws and the rules of the NYSE American. In determining whether a director is independent, the Board of Directors considers the specific circumstances of a director and the nature, as well as materiality, of any relationship between the director and Ur-Energy.

Committee Membership

During 2025, our directors provided expertise and leadership to our Board committees as set forth below. As discussed elsewhere, our committee and leadership refreshment efforts have continued with the Board appointing Ms. Walker as Chair of the Compensation Committee and Mr. Chang as Chair of the Treasury and Investment Committee in 2024, and appointing Mr. Pressey as Chair of the Audit Committee and Mr. Dyke as Chair of the HSE & Technical Committee in August 2025.

2025 Committees/Memberships (August – December)
Independent Board Members	Audit	Compensation	Corporate Governance & Nominating	Treasury and Investment(1)	Health, Safety and Environment & Technical
Thomas H. Parker (Lead Director)	♦			♦	♦
Rob Chang	♦	♦	♦	Chair
Elmer W. Dyke			♦	♦	Chair
Gary C. Huber	♦	♦	Chair		♦
John Paul Pressey	Chair	♦	♦
Kathy E. Walker		Chair	♦	♦
(1)	Roger Smith, CFO of the Company, serves as a non-director member of the Treasury and Investment Committee pursuant to the Committee’s mandated composition.

Family Relationships

None of our directors is related to any of our executive officers.

Involvement in Certain Legal Proceedings

Corporate Cease Trade Orders or Bankruptcies

None of the directors or officers of the Company is, or has been within the ten years before the date of this Circular, a director or officer of any other issuer that, while that person was acting in that capacity, was the subject of a cease trade or similar order or an order that denied the issuer access to any statutory exemptions under Canadian or U.S. securities legislation for a period of more than 30 consecutive days or was declared bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement, or compromise with creditors or had a receiver, receiver-manager, or trustee appointed to hold the assets of that company.

Penalties or Sanctions

None of the directors or officers of the Company has been subject to any penalties or sanctions imposed by a court relating to Canadian or U.S. securities legislation or by a Canadian or U.S. securities regulatory authority or has entered into a settlement agreement with a Canadian or U.S. securities regulatory authority or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Personal Bankruptcies

None of the directors or officers of the Company has, during the ten years prior to the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or been subject to or instituted any proceedings, arrangement, or compromise with creditors, or had a receiver, receiver-manager, or trustee appointed to hold the assets of the director or officer.

Section 16(a) Beneficial Ownership Reporting

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires any person who is a director or executive officer of the Company or who beneficially holds more than 10% of any class of our registered securities to file reports of initial ownership and changes in ownership with the SEC. Based on our review of copies of the Section 16(a) reports filed last year, all Section 16(a) filing reports applicable to our directors, executive officers, and holders of more than 10% of any class of our registered securities were timely filed during 2025, other than the Form 3 for Jade Walle, who joined the Company as Vice President Finance in September 2025. The Form 3 for Mr. Walle was not filed timely due to a delay in obtaining EDGAR access codes following the prompt submission of his Form ID application to the SEC upon his appointment as an executive officer. Mr. Walle’s Form 3 was filed promptly upon receipt of his access codes.

Leadership Structure and Board’s Role in Risk Oversight

In 2014, the Corporate Governance and Nominating Committee determined that establishment of the role of lead independent director of our Board of Directors would enhance communications within the Board, among its committees, and with management. Our then-Chairman was not an independent member of the Board. The Committee recommended and the Board approved a policy statement for such an independent lead director’s position at any time that the chairman of our Board is not an independent director. In that event, under the adopted policy, the Corporate Governance and Nominating Committee may suggest an independent director to serve as lead independent director (“Lead Director”), who shall be approved by a majority of the independent directors. At that time, Mr. Parker was approved by a majority of the independent directors to serve as the Lead Director of our Board. With the succession of Mr. Cash to the roles of CEO and President in 2022, and the retirement of the Chairman, the Committee again carefully considered the appointment of a non-independent Chair. The independent non-executive directors meeting separately, and then with Mr. Cash in full session, appointed Mr. Cash to serve as Chairman of the Board in 2022. Although Mr. Cash retired as CEO in December 2025, he continues to serve as Chairman of the Board.  Because Mr. Cash continues to serve as Chairman and is not yet considered independent, the role of Lead Director continues pursuant to the Policy, and Mr. Parker continues to serve in that role.

Pursuant to the policy statement approved by the full Board, the responsibilities of the Lead Director include:

●	When necessary, act as the principal liaison between the independent directors and the Chairman of the Board and Chief Executive Officer;
●	Call and chair, at least annually, a meeting of the independent directors;
●	Preside at meetings of the Board of Directors where the Chairman of the Board is not available or where the Chairman has stated a real or perceived conflict of interest concerning a matter before the Board; and
●	During merger or acquisition discussions or activities, be advised by management at early-stage discussions, and chair any Board appointed special committee composed of independent directors to review and make recommendations regarding the proposed transaction, subject to any conflict of interest which would require the appointment of a different lead independent director being approved by a majority of the independent directors for such specified purpose.

Further, the policy statement provides that the Lead Director shall serve until such time as he or she ceases to be a director, resigns as Lead Director, is replaced as Lead Director by a majority of the independent directors, or is replaced by an independent Chairman of the Board elected by a majority of the independent directors of the Board. The performance of any serving Lead Director is to be reviewed annually as a part of the normal Board evaluation process. Mr. Parker’s performance as Lead Director has been reviewed annually, most recently on January 20, 2026.

Risk Management

The Board oversees the risks involved in our operations as part of its general oversight function, integrating risk management into the Company’s compliance policies and procedures. While the Board has the ultimate oversight responsibility for the risk management process, the Audit Committee, the Compensation Committee, and the HSE & Technical Committee have certain specific responsibilities relating to risk management. Among other things, the Audit Committee addresses risk assessment and risk management, and reviews major risk exposures (whether financial, operating, cyber-security or otherwise) and the guidelines and policies that management has put in place to govern the process of assessing, controlling, mitigating, managing, and reporting such exposures. When recommending to the Board appropriate compensation for executive officers, the Compensation Committee considers the nature, extent, and acceptability of risks that the executive officers may be encouraged to take by any incentive compensation. The Compensation Committee also oversees human resources and talent management risks, and succession risk and planning. The HSE & Technical Committee continues with its role of overseeing our mineral resources and related operational risks, and with ongoing optimization of operations at Lost Creek and ongoing construction and expected production operations at Shirley Basin, oversees health, safety, and environmental risks, as well as operational information technology risks, including cybersecurity. The Board also satisfies its risk oversight responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from executive officers responsible for oversight of particular risks within the Company. Our CEO and our Chairman maintain a practice of starting all management and Board meetings with safety shares to strengthen our overall safety culture. See also disclosure on cybersecurity risk management and governance in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Majority Voting

In accordance with the Canada Business Corporations Act (“CBCA”), for all uncontested shareholder meetings, each director will be elected at a meeting only if the number of votes cast for such nominee represents a majority of the total votes cast with respect to that individual. Votes will not be deemed cast if no authority or discretion is given (for example, a broker non-vote). Under the CBCA majority vote standards, if an incumbent director is not elected by a majority of the votes at the Meeting, the incumbent director will be permitted to continue in office until the earlier of (a) the 90th day after the Meeting, or (b) the day on which their successor is appointed, subject to other provisions of the CBCA and other applicable law.

Code of Ethics and Other Policies

We have adopted a Code of Ethics (“Code”) which applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and others performing similar functions. The Code is available on our website at https://www.ur-energy.com/about/corporate-governance/governance-documents. The Code is designed to reasonably deter wrongdoing and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports; compliance with applicable governmental laws, rules, and regulations; prompt internal reporting of the violations of the Code; and adherence to the Code. We intend to disclose any amendment or waiver (including any implicit waiver) of the Code on our website at https://www.ur-energy.com/about/corporate-governance/governance-documents within four business days following such amendment or waiver. Since its adoption, there have been no waivers of the Code.

We have also adopted a Code of Business Conduct and Ethics which applies to all employees, officers, and directors, which may also be accessed on our website. Both the Code and the Code of Business Conduct and Ethics are reviewed routinely, most recently in January 2026. We maintain a separate Whistleblower Policy statement as a part of our Whistleblower Program. The policy provides a link to the provider’s confidential reporting website and is also found on our website at https://www.ur-energy.com/about/corporate-governance/governance-documents.

Human Rights Policy

In 2022, our Board adopted a Human Rights Policy for the Company to bolster its other policy statements and to formalize our commitment to protect basic human rights, as well as to further ensure compliance with existing law. While we are fortunate to work in jurisdictions with strong laws defending fundamental rights such as freedom, equality, and dignity, the policy statement sets out our commitment to vigorously defend these principles as we carry out our corporate mission across our operations. The Human Rights Policy is on our website at https://www.ur-energy.com/about/corporate-governance/governance-documents.

Additionally, the Company prepared and disseminated its annual report pursuant to the Fighting Against Forced Labour and Child Labour in Supply Chains Act (Canada)(for the financial year ending December 31, 2024) that can be found on our website at https://www.ur-energy.com/about/corporate-governance/reports-under-flcl-act. The report is intended to provide a review of our efforts to reduce the risk of forced labor or child labor being used in our operations or business.

Policies Concerning Confidentiality, Public Disclosure, and Restrictions on Trading Securities

The Board has also adopted various policies related to trading restrictions, disclosure requirements, and confidentiality obligations, which have been amended and restated from time to time, most recently in 2022 with the adoption of an anti-pledging policy and amendment (and integration into this multi-part policy statement) of our anti-hedging policy. The Corporate Governance and Nominating Committee oversees the implementation and compliance of these policies, which are set out in the “Ur-Energy Inc. Policies Concerning Confidentiality, Public Disclosure and Restrictions on Trading Securities.” These policies are available on our website at https://www.ur-energy.com/about/corporate-governance/governance-documents. All directors, officers, and employees of the Company are expected to be familiar with and adhere to the policies.

Gender Diversity Policy and Diversity Reporting

The Board of Directors adopted a Gender Diversity Policy in 2014 by which the Company seeks to encourage the identification, recruitment, development, and retention of talented women at all levels, including on our Board. The Board believes that a board of directors made up of highly qualified directors, from diverse backgrounds, promotes better corporate governance and improves business outcomes.

With her extensive business and energy-markets expertise, we are fortunate to have Kathy Walker on our Board. Her presence reflects 12.5% female representation of our directors nominated for election at the Meeting. Ms. Walker has been a valued member of key standing committees of the Board since 2018. She currently serves on the Compensation Committee and has chaired the committee since 2024, and also serves on the Corporate Governance and Nominating Committee and the Treasury and Investment Committee.

The presence of Mr. Chang reflects a 12.5% representation of visible minorities of our directors nominated for election at the Meeting. Mr. Chang contributes his expertise on matters of finance and financial markets and corporate governance on the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, and the Treasury and Investment Committee, and was appointed to chair the Treasury and Investment Committee in 2023.

The level of representation on the Board by women and other designated groups will continue to be an important consideration during searches for qualified new Board members as those needs may arise. The Company embraces the proposition that increasing female representation on boards of directors is advantageous. We remain duty bound to recruit and invest in the best available talent based on education, experience, and personal skills and qualities. Although the Board is not at this time endorsing a quota or target, it continues to seek qualified candidates for increasing representation of women on the Board, in executive management, and throughout the Company.

There has not been systemic consideration of the effectiveness or measures taken under the policy. However, the Governance and Nominating Committee will continue to review additional qualified female and diverse candidates who are placed before it. The Committee will also continue to consider thoroughly the qualifications of all candidates brought forward for consideration.

Total Number of Directors Nominated for Election to the Board of Directors and Senior Management Members
Board of Directors	Eight (8)
Senior Management Members	Six (6)

Diversity of the Directors Nominated for Election to the Board of Directors
Gender	One (1)
Visible Minority	One (1)

Diversity of Members of Senior Management
Zero (0)

As shown above, the Company has no current members of our six-person senior management team who are gender diverse, a visible minority, Aboriginal, or disabled.

We have been fortunate in our recruitment efforts as we hired for the return to commercial production and ramp-up of operations at Lost Creek and construction and expected production operations at Shirley Basin. We have added female professionals and managers in our engineering, geology, operations, construction, and laboratory staff to complement key roles filled by females in our accounting, finance, and human resources departments. Additionally, we have female staff members in nearly all our departments, including operations, maintenance, EHS, construction, service technicians, and other support roles.

At this time, we have not established a policy or targets for additional representation in identified diversity groups (e.g., women, visible minorities, Aboriginal, and disabled individuals) in our executive group.

In 2025, we expanded our executive team with the addition of Mr. Gili as President in June 2025, who succeeded to the position of CEO in December 2025 upon the retirement of Mr. Cash. We also added Mr. Walle as Vice President Finance in September 2025 and Mr. Ritchie as General Counsel and Corporate Secretary in January 2026. We will continue to evaluate whether renewed production operations and other growth suggest the need for more additions to our management team to best deliver successful corporate results. If or as our executive group is further expanded or current members may depart and are replaced, we believe that experience, merit, and skill sets must be considered when candidates are evaluated, together with a thoughtful consideration of all types of diversity. We remain committed to equality of opportunity and look forward to facilitating any appropriate increase in representation of women and other diverse groups in our management structure based upon merit and overall qualifications.

Meetings of the Board and Committees

The Board of Directors meets at least four times a year and more frequently if required. In 2024, the Board of Directors met 12 times. Additionally, the Board took 21 actions by written resolutions. The Board from time to time holds a portion of its meetings when management departs and the independent directors meet in camera. During 2025, the Board held two meetings during which non-director executives were excused for a portion of the meeting. Additionally, the independent directors met in camera without executive management present at the annual meeting of independent directors held on December 9, 2025.

Board Committees

There are five permanent committees of the Board of Directors: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, the Treasury & Investment Committee, and the HSE & Technical Committee. The Board of Directors may also appoint other temporary or permanent committees from time to time for particular purposes.

The following sets out a summary of the responsibilities and activities of the Board committees and the Report of the Audit Committee. The charters of each of the permanent standing committees may be found on our website at https://www.ur-energy.com/about/corporate-governance/governance-documents. Each committee regularly reviews its charter annually, although the committee reviews of their charters for 2025 occurred in January 2026.

Audit Committee

The Audit Committee assists the Board of Directors in carrying out its responsibilities relating to corporate accounting and financial reporting practices, as well as oversight of internal controls and the Company’s Whistleblower Program. The duties and responsibilities of the Audit Committee include the following:

●	reviewing for recommendation to the Board of Directors for its approval the principal documents comprising our continuous disclosure record, including interim and annual financial statements and management’s discussion and analysis;
●	recommending to the Board of Directors a firm of independent auditors for appointment by the shareholders and reporting to the Board on the fees and expenses of such auditors. The Audit Committee has the authority and responsibility to select, evaluate and, if necessary, replace the independent auditor. The Audit Committee has the authority to approve all audit engagement fees and terms and the Audit Committee, or a member of the Audit Committee, must review and pre-approve any non-audit services provided to the Company by our independent auditor and consider the impact on the independence of the auditor;
●	reviewing periodic reports from the Chief Financial Officer;
●	discussing with management and the independent auditor, as appropriate, any audit problems or difficulties and management’s response; and
●	establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, including through the Whistleblower Program.

The Audit Committee maintains direct communication during the year with our independent auditor and with our executive officers and other personnel responsible for accounting and financial matters.

The members of the Audit Committee during 2025 who are nominated for election at the Meeting are John Paul Pressey (Chair), Rob Chang, Gary Huber, and Thomas Parker. The members of the Audit Committee were in 2025 and are currently independent directors pursuant to National Instrument 52-110 Audit Committees (“NI 52-110”) and the listing standards of the NYSE American. Each of the members is financially literate as defined in NI 52-110 and financially sophisticated under the NYSE American rules. Mr. Pressey, the Chair of the Audit Committee, is an “audit committee financial expert” as that term is currently defined by the rules of the SEC.

During 2025, the Audit Committee met five times and took two actions by written resolution. The activities of the Audit Committee over the past year included the following:

●	review of our annual financial statements and management’s discussion and analysis prior to filing with the regulatory authorities;
●	review of our quarterly interim financial statements and management’s discussion and analysis prior to filing with regulatory authorities;

●	review of periodic reports from the Chief Financial Officer;
●	review of applicable corporate disclosure reporting and control processes, including Chief Executive Officer and Chief Financial Officer certifications;
●	review of reports from our external firm for testing of internal controls;
●	review Audit Committee governance practices to ensure its terms of reference incorporate all regulatory requirements;
●	oversee the Company’s Whistleblower Program, including training regarding the program;
●	assess and manage risk, including risks presented by cyber-security and related threats, including receiving presentations by management related to these threats;
●	received presentations on new regulatory matters and accounting pronouncements; and
●	review of the engagement letter with the independent auditors and annual audit fees prior to approval by the Board of Directors, and pre-approving non-audit services and their cost prior to commencement.

The Audit Committee reviews its charter on an annual basis and did so most recently on January 20, 2026. The Committee’s charter was last substantively amended in 2016. The qualifications of each of the members of the Audit Committee are set forth above as a part of Proposal No. 1.

The Audit Committee has recommended to the Board of Directors that Ur-Energy shareholders be requested to re-appoint BDO USA, P.C., as the independent auditor for 2026.

Compensation Committee

The Compensation Committee assists the Board of Directors in carrying out its responsibilities relating to personnel matters, including performance, compensation practices, and rates. The Compensation Committee assists in developing corporate objectives against which to assess members of management, including the Chief Executive Officer. The Committee reviews and makes recommendations to the Board with respect to employee and consultant compensation arrangements, including equity compensation. The Compensation Committee reviews its charter on a yearly basis and did so most recently on January 20, 2026. The Committee’s charter was last substantively amended in 2018.

The Compensation Committee met seven times and took six actions by written resolution in 2025. Portions of meetings are conducted without management present, including specifically for the purpose of discussing the compensation of the Chief Executive Officer. The Compensation Committee considers various matters related to the Company’s compensation program, executive and director compensation, share ownership guidelines for directors and executive officers (including compliance), our equity compensation plans, and presentations on trends in governance and compensation, including compensation practices and remuneration of peer comparators and “say on pay.” The Compensation Committee reviews the results of the “say on pay” vote of our shareholders, which we conduct annually. Importantly, the Committee annually completes a risk assessment of our compensation program and practices. Finally, the Compensation Committee is authorized to engage, at the Company’s expense, compensation consulting firms or other professional advisors as necessary to assist in discharging its responsibilities. As discussed above, the Committee retained the services of Zayla Partners, an independent compensation consultant, in 2025 to review and analyze the compensation and compensation program of our directors and officers in 2026, and such review and analysis is underway.

The members of the Committee during 2025 who are nominated for election at the Meeting are Kathy Walker (Chair), Rob Chang, Gary Huber, and John Paul Pressey. The members of the Compensation Committee were in 2025 and are currently independent under applicable law and the rules of the NYSE American. In addition, at least two members of the Committee (all four currently) qualify as “outside” directors within the meaning of U.S. Internal Revenue Code Section 162(m) and as “non-employee” directors within the meaning of Rule 16b-3 under the Exchange Act, as amended. The qualifications of each of the members of the Compensation Committee are set forth above as a part of Proposal No. 1.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee assists the Board of Directors with determining the director nominees for election to the Board, recommending candidates to fill vacancies, other aspects of director succession planning, the composition of the Board committees, and monitoring compliance with corporate governance regulatory requirements. In performing its duties, the Committee will review and consider any director nominees that may be recommended by shareholders. The Committee also conducts Board member evaluations and evaluation of the Lead Director on an annual basis, while considering the overall composition and appropriateness of the size of the Board.

The Corporate Governance and Nominating Committee reviews its charter on a yearly basis and did so most recently on January 20, 2026. The Committee’s charter was last substantively amended in 2017.

The members of the Committee who are nominated for election at the Meeting are Gary Huber (Chair), Rob Chang, Elmer Dyke, John Paul Pressey, and Kathy Walker. The Corporate Governance and Nominating Committee met one time in 2025 and took two actions by written resolution. The members of the Corporate Governance and Nominating Committee were in 2025 and are currently independent under the rules of the NYSE American. The qualifications of each of the members of the Corporate Governance and Nominating Committee are set forth above as a part of Proposal No. 1.

Also in 2025, the Corporate Governance and Nominating Committee received presentations about potential risks to the Company and risk assessment and management; the Company’s directors’ and officers’ liability program and insurance coverage; and various environmental, social, and governance (ESG) matters. The Committee reviews on an annual basis our corporate policies, including the Code of Ethics, Whistleblower Policy, and Ur-Energy Inc. Policies Concerning Confidentiality, Public Disclosure and Restrictions on Trading Securities, and conducted such review most recently on January 20, 2026.

Treasury & Investment Committee

The Treasury & Investment Committee assists the Board of Directors by centralizing oversight of all treasury activities of the Company, insofar as practical, and coordinating our banking, cash management, investment, and funding arrangements. The Committee also formulates and implements the Treasury and Investment Policy, reviewing it from time to time. The Committee’s charter provides that the Committee shall consist of the Chief Financial Officer and at least two independent members of the Board of Directors. The Committee reviews its charter on an annual basis and did so most recently on January 20, 2026. The last substantive amendment to the policy and charter occurred in 2022.

The members of the Treasury & Investment Committee during 2025 who are nominated for election at the Meeting are Rob Chang (Chair), Elmer Dyke, Thomas Parker, and Kathy Walker. The Treasury & Investment Committee met once during 2025.

HSE & Technical Committee

The Health, Safety and Environment & Technical Committee (the “HSE & Technical Committee”) assists the Board of Directors with reserve and resource matters relating to our mineral properties; technical matters relating to our exploration, development, permitting, construction, operations, reclamation, and restoration activities; health, safety, and environmental matters relating to our operations and activities; and compliance with legal requirements relating to reserve and resource matters, technical matters, and health, safety and environmental matters. The Committee’s charter is reviewed annually, including most recently on January 20, 2026. The last substantive amendment to the charter was made in 2020.

The members of the HSE & Technical Committee during 2025 who are nominated for election at the Meeting are Elmer Dyke (Chair), Gary Huber, and Thomas Parker. The HSE & Technical Committee held two meetings during 2025.

Members of executive management routinely participate in the Committee meetings to present reports on operations, EHS, and regulatory and other matters. Because of the significance of the physical and environmental safety and operational matters overseen by the Committee, a standing invitation exists for all directors and executive officers to attend the Committee’s meetings. As a part of more frequently held video conference meetings of the Board, the Board receives many operational and technical reports, which historically were received by the Committee as a part of the management report to the full Board.

The HSE & Technical Committee periodically conducts reviews by means of informal meetings, including in-house technical sessions at the sites of the Company’s operations. The Committee toured Lost Creek and Shirley Basin accompanied by Mr. Cash, Mr. Gili, and Mr. Hatten in July 2025, which allowed the Committee to meet with and discuss a variety of safety, technical, and operations topics with executive management and senior professional, technical, and operations staff.

Summary of Memberships on Permanent Committees and Record of Attendance for 2025

During the year ended December 31, 2025, the Board of Directors and its permanent committees met as follows:

Board of Directors	12	(1)
Audit Committee (“AC”)	5
Compensation Committee (“CC”)	7
Corporate Governance and Nominating Committee (“CGN”)	1
HSE & Technical Committee (“HSE&TC”)	2
Treasury & Investment Committee (“TIC”)	1
Total number of meetings held	28
(1)	In addition to the 12 meetings held by the Board of Directors, 21 actions were taken by resolution in writing.

Our Board strives for 100% attendance at each meeting, with particular importance placed upon the five regularly scheduled meetings each year. At times, special meetings may be called on short notice and it may be difficult to achieve full attendance. In the case of any such absences, our Chair, Mr. Cash, meets with any director who was unable to attend to apprise that director of the business of the meeting and outcome of any actions taken.

Among our current directors, each had 100% attendance at Board meetings in 2025, including the four regularly called quarterly meetings. All committee members also attended or recused themselves from 100% of their assigned committees’ meetings in 2025. Additionally, Roger Smith, CFO of the Company, who serves as a member of the Treasury and Investment Committee, attended 100% of the meetings of that committee.

With respect to our directors who are nominated to be voted on at the Meeting, attendance at 2025 Board meetings and assigned committee meetings is set forth below.

	Board Meetings	Committee Memberships and Meetings Attended
Director	Attended	AC	CC	CGN	TIC	HSE&TC
John W. Cash	12/12	—	—	—	—	—
Rob Chang	12/12	5/5	7/7	1/1	1/1	—
Elmer W. Dyke	12/12	—	—	1/1	1/1	2/2
Matthew D. Gili (1)	0/0	—	—	—	—	—
Gary C. Huber	12/12	5/5	7/7	1/1	—	2/2
Thomas H. Parker	12/12	5/5	—	—	1/1	2/2
John Paul Pressey	12/12	5/5	7/7	1/1	—	—
Kathy E. Walker	12/12	—	7/7	1/1	1/1	—
(1)	Mr. Gili joined the Board in December 2025 in connection with his appointment as CEO, and no Board meetings were held in 2025 after the appointment.

Board Attendance at Shareholder Meeting

It has been the Company’s practice and expectation that our directors attend the annual shareholders’ meeting, either in person or virtually. In 2025, the members of the Board who are nominated for election at the Meeting all attended our annual and special meeting of shareholders in person or by teleconference. We anticipate that several of our directors will attend the Meeting in 2026 in person, although we will continue to facilitate attendance and participation by our directors at our annual meetings of shareholders through a teleconference and/or webcast platform, where practical, to reduce costs.

Disclosure and Shareholder Feedback

The Board of Directors believes that management should speak for the Company in its communications with shareholders and others in the investment community and that the Board of Directors should be satisfied that appropriate investor relations programs and procedures are in place. The Board of Directors has approved these policies, including the designation of spokespersons on behalf of the Company, from time to time. The Board of Directors regularly reviews the Company’s major communications with shareholders and the public, including continuous disclosure documents and periodic press releases, in accordance with the Company’s policies.

Throughout the year, Mr. Cash (our CEO until his retirement in December 2025) and Mr. Gili (who joined us as President in June 2025 and was appointed CEO in December 2025) spoke with many of our dedicated shareholders about topics of interest, including the continued growth of global support for nuclear energy, the DOE uranium reserve program, and support of the federal administration for nuclear energy and domestic uranium recovery. He was also able to discuss various ESG issues, including the value of green nuclear energy and the environmental benefits of our in situ recovery methods and our R&D projects, as well as the energy security that nuclear energy and domestic uranium production provide.

Shareholder Communication with the Board

We believe that it is important to maintain good shareholder relations. The Board of Directors will give appropriate attention to all written communications that are submitted by shareholders. Any shareholder wishing to send communications to the Board or a specific committee of the Board should send such communication to the Corporate Secretary of the Company by email to legaldept@Ur-Energy.com or by mail to Ur-Energy Inc. Board of Directors, c/o Corporate Secretary, 10758 West Centennial Road, Suite 200, Littleton, Colorado, USA 80127. All communications shall state the type and amount of the Company’s securities held by the shareholder and shall clearly state that the communication is intended to be shared with the Board or, if applicable, with a specific committee of the Board. The Corporate Secretary shall forward all such communications to the Board or the specific committee, as appropriate.

Expectations of Management

The Board of Directors believes that it is appropriate for management to be responsible for the development of long-term strategies for our Company. Meetings of the Board of Directors are held, as required, to specifically review and deal with long-term strategies of the Company as presented by senior members of management.

The Board of Directors appreciates the value of having its executive officers attend board meetings to provide information and opinions to assist the directors in their deliberations. The Chair, in consultation with the Chief Financial Officer and Corporate Secretary, arranges for the attendance of executive officers for consultation including operational, technical, EHS, and regulatory presentations at Board meetings.

INDEBTEDNESS OF DIRECTORS AND OFFICERS

At no time since the beginning of the Company’s last financial year was any director, executive officer, proposed nominee for election as a director, or any of their respective associates, indebted to the Company or any of its subsidiaries, nor was the indebtedness of any such person to another entity the subject of any guarantee, support agreement, letter of credit, or similar arrangement provided by the Company or any of its subsidiaries.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of our directors or officers has had any material interest, direct or indirect, in any material transaction since the incorporation of Ur-Energy or in any proposed transaction which has or may materially affect Ur-Energy.

As discussed in their biographies set forth herein, certain of our directors and/or officers may also be directors and/or officers of one or more other mining or natural resources companies. Our directors and officers are also in many cases shareholders of one or more mining or natural resources companies. Consequently, there exists the possibility for such directors and/or officers to be in a position of conflict. While there is a potential for conflicts of interest to arise in such situations, that potential is minimized because of the nature of these other companies including those in other areas of mineral resources and precious metals. Any decision made by any of these directors and/or officers will be made in accordance with their duties and obligations to deal fairly and in good faith with Ur-Energy and such other companies. In addition, at meetings of the Board, any director with an interest in a matter being considered will declare such interest and refrain from voting on such matter.

The Audit Committee is charged with reviewing and approving in advance any transaction with any “related person,” as that term is defined under applicable U.S. securities laws. Except as previously disclosed, there have been no reportable transactions between the Company and any “related person” since the beginning of the Company’s last fiscal year that would be required to be disclosed under applicable U.S. securities laws.

HOUSEHOLDING

The bank, broker, or other nominee for any shareholder who is a beneficial owner, but not the record holder, of the Company’s Common Shares may deliver only one copy of the Notice of Internet Availability to multiple shareholders who share the same address, unless that broker, bank, or other nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Circular to a shareholder at a shared address to which a single copy of the document was delivered. Shareholders who wish to receive a separate copy of the Circular now, or a separate copy of the Notice of Internet Availability or Circular in the future, should write to us at: Ur-Energy Inc., 10758 West Centennial Road, Suite 200, Littleton, Colorado 80127, Attention: Corporate Secretary. Beneficial owners sharing an address who are receiving multiple copies of the Circular and wish to receive a single copy of the Notice of Internet Availability or Circular in the future will need to contact their broker, bank, or other nominee to request that only a single copy be mailed to all shareholders at the shared address in the future.

ACCOMPANYING FINANCIAL INFORMATION AND INCORPORATION BY REFERENCE

Additional financial information for the Company is available in the Company’s audited consolidated financial statements for the year ended December 31, 2025, and related management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2025, included in the Annual Report on Form 10-K which has been filed with the SEC at https://www.sec.gov/edgar.shtml, and with Canadian securities regulators at https://sedarplus.ca.

ANNUAL REPORT TO SHAREHOLDERS

The Company’s Annual Report on Form 10-K for the year ended December 31, 2025, may be accessed at https://www.sec.gov/edgar.shtml.

SHAREHOLDER PROPOSALS

All proposals of the Company’s shareholders intended to be presented at the Company’s annual meeting of shareholders in 2026 must meet the requirements set forth in Section 137 of the Canada Business Corporations Act (“CBCA”) and Rule 14a-8 of the Exchange Act. Pursuant to the CBCA, proposals must be received by the Company’s Corporate Secretary within the “prescribed period,” defined as the 60-day period that begins on the 150th day before the anniversary of the previous annual meeting of shareholders. As the date of the Meeting is June 4, 2026, the “prescribed period” for submitting a proposal in connection with the next annual meeting of shareholders of the Company in 2027 will be January 5, 2027 to

March 7, 2027, to be included in the Management Proxy Circular for the Company’s 2027 annual meeting. The Company’s next annual meeting of shareholders is planned for June 2027.

As to any proposal that a shareholder intends to present to shareholders other than by inclusion in our Management Proxy Circular for our 2027 annual meeting of shareholders, the proxies named in our proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless we receive notice of the matter to be proposed not later than March 7, 2027. Even if proper notice is received on or prior to that date, the proxies named in our proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act.

AVAILABILITY OF DOCUMENTS

Upon request made to the Corporate Secretary of Ur-Energy Inc. at 10758 West Centennial Road, Suite 200, Littleton, Colorado 80127, or by email at legaldept@Ur-Energy.com, or by telephone (+1 720-981-4588), the Corporate Secretary will provide to any shareholder of the Company entitled to vote at the Annual Meeting, free of charge, by first class mail within one business day of receipt of written request, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (including exhibits) as filed with the SEC and with the Canadian securities authorities. Note, however, we may be able to respond to your request more quickly by email request and response.

OTHER MATTERS

Our management and the Board of Directors know of no other matters to be brought before the Meeting. If other matters are presented properly to the shareholders for action at the Meeting and any postponements and adjournments thereof, it is the intention of the proxy holders named in the proxy to vote in their discretion on all matters on which the Common Shares represented by such proxy are entitled to vote.

There have been no other proposals made by shareholders for consideration at this Meeting, nor are there any other proposals to be addressed at the Meeting that are not included in this Circular.

APPROVAL

The contents and mailing of this Circular have been approved by the Board of Directors of the Company.

You are urged to promptly complete, sign, date and return your proxy, or to vote online or by telephone as set forth above. You may revoke your proxy at any time before it is voted. If you attend the Meeting in person, and you are a Registered Shareholder, you may vote your shares at the time of the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ John W. Cash
John W. Cash, Chairman

SCHEDULE A

UR-ENERGY INC.

AMENDED AND RESTATED STOCK OPTION PLAN 2005

(as amended and restated through April 13, 2017)

1.PURPOSE OF THE PLAN

1.1

The purpose of the Plan is to attract, retain and motivate persons of training, experience and leadership to the Corporation and its Subsidiaries, including their directors, officers, employees and service providers, and to advance the interests of the Corporation by providing such persons with the opportunity, through share options, to acquire an increased proprietary interest in the Corporation.

2.DEFINED TERMS

Where used herein, the following terms shall have the following meanings, respectively:

2.1	“Board” means the Board of Directors of the Corporation or, if established and duly authorized to act, the Executive Committee of the Board of Directors of the Corporation;
2.2	“Change of Control” includes:
(i)

the acquisition by any persons acting jointly or in concert (as determined by the Securities Act), whether directly or indirectly, of voting securities of the Corporation that, together with all other voting securities of the Corporation held by such persons, constitute in the aggregate more than 50% of all outstanding voting securities of the Corporation;

(ii)

an amalgamation, arrangement or other form of business combination of the Corporation with another corporation that results in the holders of voting securities of that other corporation holding, in the aggregate, more than 50% of all outstanding voting securities of the corporation resulting from the business combination;

(iii)

the sale, lease or exchange of all or substantially all of the property of the Corporation to another person, other than in the ordinary course of business of the Corporation or to a Related Entity; or

(iv)	any other transaction that is deemed to be a “Change of Control” for the purposes of this Plan by the Board in its sole discretion;
2.3	“Committee” shall have the meaning attributed thereto in Section 3.1 hereof;
2.4	“Control” by a person over a second person means the power to direct, directly or indirectly, the management and policies of the second person by virtue of:
(i)	ownership of or direction over voting securities in the second person;
(ii)	a written agreement or indenture;

(iii)	being or Controlling the general partner of the second person; or
(iv)	being a trustee of the second person;
2.5	“Corporation” means Ur-Energy Inc. and includes any successor corporation thereof;
2.6	“Eligible Person” means:
(i)	any Insider, director, officer or employee of the Corporation or any Subsidiary, or any other Service Provider (an “Eligible Individual”); or
(ii)

a corporation controlled by an Eligible Individual, the issued and outstanding voting shares of which are, and will continue to be, beneficially owned, directly or indirectly, by such Eligible Individual (an “Employee Corporation”);

2.7

“Insider” means any insider, as such term is defined in Subsection 1(1) of the Securities Act (Ontario), of the Corporation, other than a person who falls within that definition solely by virtue of being a director or senior officer of a Subsidiary, and includes any associate, as such term is defined in Subsection 1(1) of the Securities Act (Ontario), of any such insider;

2.8	“ISO” means any Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the US Code;
2.9

“Market Price” at any date in respect of the Shares means the closing price of such Shares on the TSX (or, if such Shares are not then listed and posted for trading on the TSX, then on the recognized stock exchange on which such Shares are listed or posted or, if such Shares are not so listed on any recognized stock exchange, then on the over-the-counter market on which they are traded or posted as selected for such purpose by the Committee or, in accordance with Section 5.5 hereof) on the immediately preceding Trading Day;

2.10	“Option” means an option to purchase Shares granted to an Eligible Person under the Plan;
2.11	“Option Price” means the price per Share at which Shares may be purchased under an Option, as the same may be adjusted from time to time in accordance with Article 8 hereof;
2.12	“Optioned Shares” means the Shares issuable pursuant to an exercise of Options;
2.13	“Optionee” means an Eligible Person to whom an Option has been granted and who continues to hold such Option;
2.14	“Plan” means this Amended and Restated Stock Option Plan, as the same may be further amended or varied from time to time;
2.15	“Related Entity” means, for the Corporation, a person that Controls or is Controlled by the Corporation or that is Controlled by the same person that controls the Corporation;
2.16

“Service Provider” means any person or company engaged as an independent contractor or otherwise to provide ongoing management or consulting services for the Corporation or for any entity controlled by the Corporation;

2.17

“Shares” means the Common Shares of the Corporation or, in the event of an adjustment contemplated by Article 8 hereof, such other shares or securities to which an Optionee may be entitled upon the exercise of an Option as a result of such adjustment;

2.18	“Subsidiary” means any corporation which is a subsidiary, as such term is defined in Subsection 1(2) of the Canada Business Corporations Act, of the Corporation;
2.19

“Trading Day” means the any business day on which the Shares are listed or posted for trading on the TSX or on a recognized stock exchange or on the over-the-counter market, as applicable, whether or not there are any transactions in Shares on such date;

2.20	“TSX” means the Toronto Stock Exchange; and
2.21	“US Code” means the U.S. Internal Revenue Code of 1986, as amended.

3.ADMINISTRATION OF THE PLAN

3.1	The Plan shall be administered by the Board or, if determined by the Board, by the Board with the assistance of the compensation committee (the “Committee”) of the Board.
3.2	The Committee shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan:
(a)	to establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan;
(b)

to interpret and construe the Plan and to determine all questions arising out of the Plan or any Option, and any such interpretation, construction or determination made by the Committee shall be final, binding and conclusive for all purposes;

(c)	to determine the number of Shares covered by each Option;
(d)	to determine the Option Price of each Option;
(e)	to determine the time or times when Options will be granted and exercisable;
(f)	to determine if the Shares which are issuable on the exercise of an Option will be subject to any restrictions upon the exercise of such Option; and
(g)	to prescribe the form of the instruments relating to the grant, exercise and other terms of Options, including whether any Option will be designated as an ISO.
3.3	The Committee may, in its discretion, require as conditions to the grant or exercise of any Option that the Optionee shall have:
(a)

represented, warranted and agreed in form and substance satisfactory to the Corporation that he or she is acquiring and will acquire such Option and the Shares to be issued upon the exercise thereof or, as the case may be, is acquiring such Shares, for his or her own account, for investment and not with a view to or in connection with any distribution, that he or she has had access to such information as is necessary to enable him or her to evaluate the merits and risks of such investment and that he or she is able to bear the economic risk of holding such Shares for an indefinite period;

(b)

agreed to restrictions on transfer in form and substance satisfactory to the Corporation and to an endorsement on any option agreement on certificate representing the Shares making appropriate reference to such restrictions; and

(c)	agreed to indemnify the Corporation in connection with the foregoing.
3.4

Any Option granted under the Plan shall be subject to the requirement that, if at any time counsel to the Corporation shall determine that the listing, registration or qualification of the Shares subject to such Option upon any securities exchange or under any law or regulation of any jurisdiction, or the consent or approval of any securities exchange or any governmental or regulatory body, is necessary as a condition of, or in connection with, the grant or exercise of such Option or the issuance or purchase of Shares thereunder, such Option may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration, qualification, consent or approval.

3.5

The Chief Executive Officer of the Corporation may grant Options, in the context of non- executive employment or consulting arrangements, from time to time between the dates of meetings of the Board in the amount of up to 100,000 Shares in aggregate and upon the reporting from time to time of the grant of such Options to the Board, the amount available for such grants by the Chief Executive Officer shall be restored to the full amount of 100,000 Shares.

4.SHARES SUBJECT TO THE PLAN

4.1

Subject to adjustment as provided in Article 8 hereof, the Shares to be offered under the Plan shall consist of the Corporation’s authorized but unissued common shares. The aggregate number of Shares issuable upon the exercise of all options granted under the Plan, combined with the aggregate number of Shares issuable in respect of the restricted share units outstanding under the Ur-Energy Inc. Restricted Share Unit Plan, shall not exceed 10% of the issued and outstanding shares of the Corporation as at the date of grant of each Option under the Plan. If any Option granted hereunder shall expire or terminate for any reason in accordance with the terms of the Plan without being exercised, the un-purchased Shares subject thereto shall again be available for the purpose of this Plan. Shares withheld pursuant to Section 7.4 in respect of satisfaction of tax withholding obligations shall not be deemed to have been issued or to be outstanding Shares of the Corporation for purposes of determining the number of Shares issuable pursuant to this Plan.

5.ELIGIBILITY; GRANT; TERMS OF OPTIONS

5.1	Options may be granted to any Eligible Person in accordance with Section 5.2 hereof.
5.2	Options may be granted by the Corporation pursuant to the recommendations of the Committee from time to time provided and to the extent that such decisions are approved by the Board.
5.3

Subject as herein and otherwise specifically provided in this Article 5, the number of Shares subject to each Option, the Option Price of each Option, the expiration date of each Option, the extent to which each Option is exercisable from time to time during the term of the Option and other terms and conditions relating to each such Option shall be determined by the Committee.

5.4

In the event that no specific determination is made by the Committee with respect to any of the following matters, each Option shall, subject to any other specific provisions of the Plan, contain the following terms and conditions:

(a)	the period during which an Option shall be exercisable shall be five years from the date the Option is granted to the Optionee; and
(b)

the Optionee may exercise the Option for not more than one-third of the Shares covered by the Option one year after the date of grant, as to not more than an additional one-third two years after the date of grant, and as to the final one-third three years after the date of grant, subject to the right of the Board to determine at the time of grant that a particular Option will be exercisable in whole or in part on different dates (provided, that in the case of an ISO granted to an individual who owns shares possessing more that 10% of the total combined voting power of all classes of shares of the Corporation or any of its subsidiaries, the option period shall not be for a period of more than five years measured from the date of grant of the ISO) and to determine at any time  after the date of grant that a particular Option will be exercisable in whole or in part on earlier dates for any reason, including the occurrence of a proposal by the Corporation or any other person to implement a transaction that would, if implemented, result in a Change of Control.  Notwithstanding the foregoing, in no event shall more that five percent of the Shares available for issuance hereunder have a stated vesting/exercisability schedule of less than one year from the date of grant of such Option.

5.5

Subject to any adjustments pursuant to the provisions of Article 8 hereof, the Option Price of any Option shall in no circumstances be lower than the Market Price on the date on which the grant of the Option is approved by the Committee (or 110% of the Market Price on the date of grant in the case of an ISO granted to an individual who owns shares possessing more that 10% of the total combined voting power of all classes of shares of the Corporation or any of its subsidiaries,). Notwithstanding the foregoing, in the event that the Shares are not listed on any stock exchange on the date on which the grant of an Option is approved by the Committee, the Option Price for such Option shall be determined by the Committee and shall be deemed to be the Market Price; provided further, that in the case of a determination by the Committee, the Committee shall determine the fair market value of a Share in accordance with Treasury Regulations Section 1.409A-1(b)(5)(iv)(B). If, as and when any Shares have been duly purchased and paid for under the terms of an Option, such Shares shall be conclusively deemed allotted and issued as fully paid non-assessable Shares at the price paid therefor.

5.6

No Options shall be granted to any Optionee if the total number of Shares issuable to such Optionee under this Plan, together with any Shares reserved for issuance to such Optionee under options for services or any other stock option plans, would exceed 5% of the issued and outstanding Shares.

5.7

An Option is personal to the Optionee and non-assignable (whether by operation of law or otherwise), except as provided for herein. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of an Option contrary to the provisions of the Plan, or upon the levy of any attachment or similar process upon an Option, the Option shall, at the election of the Corporation, cease and terminate and be of no further force or effect whatsoever.

5.8	No Options shall be granted to an Optionee if such grant could result, at any time, in:
(a)	the number of Shares reserved for issuance pursuant to Options or other stock options granted to Insiders exceeding 10% of the issued and outstanding Shares;

(b)	the issuance to Insiders, within a one-year period, of a number of Shares exceeding 10% of the issued and outstanding Shares; or
(c)	the issuance to any one Insider and such Insider’s associates, within a one-year period, of a number of Shares exceeding five percent of the issued and outstanding Shares.

For the purposes of this Section 5.8, the phrase “issued and outstanding Shares” excludes any Shares issued pursuant to the Plan or other stock options, stock option plans, employee stock purchase plans or other compensation or incentive mechanisms, over a preceding one-year period and “associate” means any person associated with such Insider.

5.9

The maximum number of Shares that may be issued under the Plan pursuant to ISOs shall be 14,000,000. The maximum number of Shares that may be covered by Options granted to any Optionee in any single calendar year shall not exceed [.] Shares. The foregoing limits shall be adjusted by the Board or the Committee, as applicable, in respect of the events set forth in Section 8, below.

5.10

The terms of any ISO granted under the Plan shall be intended to comply in all respects   with the provisions of Section 422 of the US Code.  ISOs may only be granted to Eligible Persons who are employees of the Corporation or employees of any parent or subsidiary corporation (within the meaning of Sections 424 of the US Code) of the Corporation.  ISOs shall not be granted more than ten years after the earlier of the adoption of this amendment and restatement of the Plan or the approval of this amendment and restatement of the Plan by the Corporation’s stockholders. Notwithstanding the foregoing, to the extent that the aggregate Market Price of Shares subject to an ISO and the aggregate market Price of shares of stock of any parent or subsidiary corporation (within the meaning of Sections 424 of the US Code) subject to any other incentive stock options of the Corporation or a parent or subsidiary corporation (within the meaning of Sections 424 of the US Code) that are exercisable for the first time by an Optionee during any calendar year exceeds $100,000, or such other amount as may be prescribed under Section 422 of the US Code, such excess shall be treated as non-qualified options in accordance with the US Code.  As used in the previous sentence, Market Price shall be determined as of the date the ISO is granted.  If an Optionee shall make any disposition of Shares issued pursuant to an ISO under the circumstances described in Section 421(b) of the US Code (relating to disqualifying dispositions), the Optionee shall notify the Corporation of such disposition.

6.TERMINATION OF EMPLOYMENT; DEATH

6.1

Subject to (i) the provisions of this Article 6, (ii) any express resolutions passed by the Committee or Board, or (iii) any provisions specifically included in employment agreements or other written arrangement with Eligible Persons, an Option and all rights to purchase Shares pursuant thereto shall expire and terminate immediately upon the Optionee who holds such Option ceasing to be an Eligible Person.

6.2

If, before the expiry of an Option in accordance with the terms thereof, an Optionee shall cease to be an Eligible Person (an “Event of Termination”) for any reason other than termination for “cause” of his or her employment with the Corporation or any Subsidiary, or except as set out in Section 6.7, then the Optionee may:

(a)

exercise the Option to the extent that he or she was entitled to do so at the time of such Event of Termination, at any time up to and including, but not after, a date three (3) months following the date of such Event of Termination, or prior to the close of business on the expiration date of the Option, whichever is earlier; and

(b)

with the prior written consent of the Board or the Committee, which consent may be withheld in the Corporation’s sole discretion, exercise a further Option at any time up to and including, but not after, a date three (3) months following the date of such Event of Termination, or prior to the close of business on the expiration date of the Option, whichever is earlier, to purchase all or any of the Optioned Shares as the Board or the Committee may designate but not exceeding the number of Optioned Shares the Optionee would have otherwise been entitled to purchase pursuant to the Option had the Optionee’s status as an Eligible Person been maintained for the term of the Option.

6.3	If an Optionee dies before the expiry of an Option in accordance with the terms thereof, the Optionee’s legal representative(s) may, subject to the terms of the Option and the Plan:
(a)

exercise the Option to the extent that the Optionee was entitled to do so at the date of his or her death at any time up to and including, but not after, a date one year following the date of death of the Optionee, or prior to the close of business on the expiration date of the Option, whichever is earlier; and

(b)

with the prior written consent of the Board or the Committee, exercise at any time up to and including, but not after, a date one year following the date of death of the Optionee, a further Option to purchase all or any of the Optioned Shares as the Board or the Committee may designate but not exceeding the number of Optioned Shares the Optionee would have otherwise been entitled to purchase had the Optionee survived.

6.4

For greater certainty, Options shall not be affected by any change of employment of the Optionee or by the Optionee ceasing to be a director of the Corporation provided that the Optionee continues to be an Eligible Person.

6.5

For the purposes of this Article 6, a determination by the Corporation that an Optionee was discharged for “cause” shall be binding on the Optionee; provided, however, that such determination shall not be conclusive of the Optionee’s potential entitlement to damages for the loss of the right to exercise an Option in the event that a court of competent jurisdiction ultimately determines that the discharge was without “cause”.

6.6	If the Optionee is an Employee Corporation, the references to the Optionee in this Article 6 shall be deemed to refer to the Eligible Individual associated with the Employee Corporation.
6.7	Notwithstanding the provisions of this Article 6:
(a)

all vested Options held by an officer of the Corporation, as designated by the Board of the Corporation (a “Designated Officer”), provided such person has been a Designated Officer for at least one year, will expire on the expiration date identified at the time of grant of the Option and all unvested Options will expire upon the date of termination whether as a result of resignation or termination by the Corporation without cause;

(b)

all vested Options held by a director on the Board of the Corporation, provided such person has been a director for at least one year, whether as a result of appointment or election to the Board, will expire on the expiration date identified at the time of grant of the Option and all unvested Options will expire on the date of termination whether as a result of resignation or failure to be re-elected to the Board; and

(c)	nothing in this Section 6.7 will be construed as extending an Option beyond the expiration date identified at the time of grant of the Option and in accordance with the Plan.

7.EXERCISE OF OPTIONS

7.1

Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to   the Corporation at its registered office of a written notice of exercise addressed to the Secretary of the Corporation specifying the number of Shares with respect to which the Option is being exercised and accompanied by payment in full, by cash, check, or other lawful form of consideration approved by the Corporation of the Option Price of the Shares then being purchased. Certificates for such Shares shall be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and payment.

7.2	Notwithstanding any of the provisions contained in the Plan or in any Option, the Corporation’s obligation to issue Shares to an Optionee pursuant to the exercise of any Option shall be subject to:
(a)

completion of such registration or other qualification of such Shares or obtaining approval of such governmental or regulatory authority as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b)	the administration of such Shares to listing on any stock exchange on which the Shares may then be listed;
(c)

the receipt from the Optionee of such representations, warranties, agreements and undertakings, as the Corporation determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction;

(d)	the Optionee making arrangements satisfactory to the Corporation to cover all required tax withholdings; and
(e)

the satisfaction of any conditions on exercise prescribed pursuant to Section 3.4 hereof, in this connection the Corporation shall, to the extent necessary, take all commercially reasonable steps to obtain such approvals, registrations, and qualifications as may be necessary for the issuance of such Shares in compliance with applicable securities laws and for the listing of such Shares on any stock exchange on which the Share are then listed.

7.3

Options shall be evidenced by a share option agreement, instrument or certificate in such form not inconsistent with this Plan as the Committee may from time to time determine as provided for under Subsection 3.2(g), provided that the substance of Article 5 be included therein.

7.4

The Corporation is authorized to perform all tax withholdings required in respect of any Option granted hereunder. The Board or the Committee shall determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, which may include any legal consideration the Board or the Committee deems appropriate. Any determination to allow an Optionee who is subject to Rule 16b-3 promulgated under the Securities Exchange Act of 2914, as amended to pay taxes with Shares through net settlement or previously owned Shares shall be approved by either a committee made up of solely two or more outside directors or by the full Board. If such tax withholding amounts are satisfied through net settlement or previously owned Shares, the maximum number of Shares that may be so withheld (or surrendered) shall be the number of Shares that have an aggregate Market Price on the date of withholding or repurchase equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Corporation with respect to such Option, as determined by the Board or the Committee.

8.CERTAIN ADJUSTMENTS

8.1

In the event of any subdivision or redivision of the Shares into a greater number of Shares at any time after the grant of an Option to any Optionee and prior to the expiration of the term of such Option, the Corporation shall deliver to such Optionee at the time of any subsequent exercise of his or her Option in accordance with the terms hereof, in lieu of the number of shares to which he or she was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefor, such number of Shares as such Optionee would have held as a result of such subdivision or redivision if, on the record date thereof, the Optionee had been the registered holder of the number of Shares to which he or she was theretofore entitled upon such exercise.

8.2

In the event of any consolidation of the Shares into a lesser number of Shares at any time after the grant of an Option to any Optionee and prior to the expiration of the term of  such Option, the Corporation shall deliver to such Optionee at the time of any subsequent exercise of his or her Option in accordance with the terms hereof, in lieu of the number of Shares to which he or she was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefor, such number of Shares as such Optionee would have held as a result of such consolidation if, on the record date thereof, the Optionee had been the registered holder of the number of Shares to which he or she was theretofore entitled upon such exercise.

8.3

Subject to the provisions of Article 9, if at any time after the grant of any Option to an Optionee and prior to the expiration of the term of such Option, the Shares shall be reclassified, reorganized or otherwise changed, otherwise than as specified in Sections 8.1 and 8.2 or the Corporation shall consolidate, merge or amalgamate with or into another corporation (the corporation resulting or continuing from such consolidation, merger or amalgamation being herein called the “Successor Corporation”) or, the Corporation shall pay a stock dividend (other than any dividends in the ordinary course), the Optionee shall be entitled to receive only upon the subsequent exercise of his or her Option in accordance with the terms hereof and shall accept in lieu of the number of Shares to which he or she was theretofore entitled upon such exercise but for the same aggregate consideration payable therefor, the aggregate the number of shares of the appropriate class and/or other securities of the Corporation or the Successor Corporation (as the case may be) that the Optionee would have been entitled to receive as a result of such reclassification, reorganization or other change or as a result of such consolidation, merger, amalgamation, or stock dividend, if on the record date of such reclassification, reorganization, other change or stock dividend, or the record date of such consolidation, merger or amalgamation or dividend payment, as the case may be, he or she had been the registered holder of the number of Shares to which he or she was theretofore entitled  upon such exercise.

8.4

Notwithstanding any other provision herein, in the event of a Change of Control all Options, whether vested or unvested, will become fully vested and exercisable immediately prior to the date of a Change of Control without notice to Optionees.

8.5

In the event the Corporation should declare and pay a special cash dividend or other distribution out of the ordinary course, a special dividend in specie on the Shares, or a stock dividend other than in the ordinary course, the Option Price of all Options outstanding on the record date of such dividend or other distribution shall be reduced by an amount equal to the cash payment or other distribution or the fair market value of the dividend in specie or stock dividend or other distribution, as determined by the

Committee in its sole discretion. Any adjustment to the Option Price pursuant to this Section 8.5 shall be made only to the extent that such adjustment will not cause the Option to be nonqualified deferred compensation within the meaning of the US Code Section 409A and the U.S. Treasury Regulations promulgated thereunder.

9.AMENDMENT OR DISCONTINUANCE OF THE PLAN

9.1

Subject to applicable regulatory requirements and except as provided herein, the Board may, in its sole and absolute discretion and without shareholder approval, amend, suspend, terminate or discontinue the Plan and may amend the terms and conditions of Options granted pursuant to the Plan. Provided, however, that if the Board wishes to increase the maximum percentage in Section 4.1 hereof or extend the Option period or reduce the Option Price of Options granted to Insiders of the Corporation pursuant to the Plan, shareholder approval will be required.

9.2	Without limiting the generality of the foregoing, the Board may make the following amendments to the Plan, without obtaining shareholder approval:
(a)	amendments to the terms and conditions of the Plan necessary to ensure that the Plan complies with the applicable regulatory requirements, including the rules of the TSX, in place from time to time;
(b)	amendments to the provisions of the Plan respecting administration of the Plan and eligibility for participation under the Plan;
(c)

amendments to the provisions of the Plan respecting the terms and conditions on which options may be granted pursuant to the Plan, including the provisions relating to the option price, the option period and the vesting schedule; and

(d)	amendments to the Plan that are of a “housekeeping” nature.
9.3

Without limiting the generality of the foregoing, the Board may amend the Option Price, the option period, the vesting schedule and the termination provisions of Options granted pursuant to the Plan, without shareholder approval. Provided, however, that. if the Board proposes to reduce the Option Price or extend the option period of options granted to Insiders of the Corporation pursuant to the Plan, such amendments will require shareholder approval.

10.MISCELLANEOUS PROVISIONS

10.1

An Optionee shall not have any rights as a shareholder of the Corporation with respect to any of the Shares covered by such Option until the date of issuance of a certificate for Shares upon the exercise of such Option, in full or in part, and then only with respect to the Shares represented by such certificate or certificates. Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued.

10.2

Nothing in the Plan or any Option shall confer upon an Optionee any right to continue or be re-elected as a director of the Corporation or any right to continue in the employ of the Corporation or any Subsidiary, or affect in any way the right of the Corporation or any Subsidiary to terminate his or her employment at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or any Subsidiary to extend the employment of any Optionee beyond the time which he or she would be normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any Subsidiary or any present or future retirement policy of the Corporation or any Subsidiary, or beyond the time at which he or she would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any Subsidiary.

10.3

Notwithstanding Section 5.8 hereof, Options may be transferred or assigned between an Eligible Individual and the related Employee Corporation provided the assignor delivers notice to the Corporation prior to the assignment.

10.4	The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.
10.5

With respect to any Optionee, this Plan, any Option, and any Option award are intended to be rights that do not provide for the deferral of compensation subject to US Code Section 409A by means of complying with U.S. Treasury Regulations Section 1.409A- 1(b)(5) or to otherwise be exempt from US Code Section 409A. This Plan, any Option, and any Option award shall be interpreted and administered in a manner so as to avoid the imposition of additional tax, interest, or other sanction on any Optionee pursuant to US Code Section 409A.

11.SHAREHOLDER AND REGULATORY APPROVAL

11.1

The Plan shall be subject to acceptance by the TSX and any other relevant regulatory authority. Any Options granted prior to such acceptance shall be conditional upon such acceptance being given and no such Options may be exercised unless and until such acceptance are given.

Form of Proxy - Annual General and Special Meeting to be held on June 4, 2026 02637A This Form of Proxy is solicited by and on behalf of Management of Ur-Energy Inc. Fold Fold CONTROL NUMBER VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK! To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below. If you vote by telephone or the Internet, DO NOT mail back this proxy. Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual. Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy. • Call the number listed BELOW from a touch tone telephone. • Go to the following web site: www.investorvote.com • Smartphone? Scan the QR code to vote now. • You can enroll to receive future securityholder communications electronically by visiting www.investorcentre.com. Notes to proxy 1. Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse). 2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy. If you are voting on behalf of a corporation you are required to provide your name and designation of office, e.g., ABC Inc. per John Smith, President. 3. This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy. 4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder. 5. The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by the Board of Directors. 6. The securities represented by this proxy will be voted in favor or withheld from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly. 7. This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof. 8. This proxy should be read in conjunction with the accompanying documentation provided by Management and the Board of Directors. 9. If the meeting is adjourned or postponed, your proxy must be received by 1:00 p.m. (Mountain Time) on the last business day preceding the day of the reconvened meeting. Proxies submitted must be received by 11:59 p.m. ET, on June 1, 2026. To Vote Using the Telephone To Vote Using the Internet To Receive Documents Electronically 320 Bay Street, 14th Floor Toronto, ON M5H 4A6 www.computershare.com Mr A Sample Designation (if any) Add1 Add2 add3 add4 add5 add6 C1234567890 XXX 000001 COMMON CPUQC01.E.INT/000001/i1234 123456789012345 Holder Account Number Security Class 1-866-732-VOTE (8683) Toll Free

390924 02638B Fold Fold AR2 Interim Financial Statements – Mark this box if you would like to receive Interim Financial Statements and accompanying Management’s Discussion and Analysis by mail. Annual Financial Statements – Mark this box if you would NOT like to receive the Annual Financial Statements and accompanying Management’s Discussion and Analysis by mail. If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist. I/We being holder(s) of Ur-Energy Inc. common shares hereby appoint: John W. Cash, Chairman or, failing him, David A. Ritchie, Corporate Secretary Appointment of Proxyholder Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein. OR as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the holder in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and on all other matters that may properly come before the Annual General and Special Meeting of shareholders of Ur-Energy Inc. to be held at the Hampton Inn & Suites, 7611 Shaffer Parkway, Littleton, Colorado 80127, on June 4, 2026 at 1:00 p.m. MDT, and at any adjournment or postponement thereof. VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES. 01. John W. Cash For Against 04. Matthew D. Gili 02. Rob Chang For Against 05. Gary C. Huber 08. Kathy E. Walker 03. Elmer W. Dyke For Against 06. Thomas H. Parker 2. Appointment of Auditors Appointment of BDO USA, P.C. as auditors of the Company for the ensuing year and authorizing the Board of Directors to fix their remuneration. For Withhold 07. John Paul Pressey 1. Election of Directors Authorized Signature(s) - This section must be completed for your instructions to be executed. I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by the Board of Directors. If you are voting on behalf of a corporation you are required to provide your name and designation of office, e.g., ABC Inc. per John Smith, President. DD / MM / YY Signature(s) Date Signing Capacity 3. Say on Pay Approve in an advisory (non-binding) vote the compensation of the Company’s named executive officers. For Against 4. Say When on Pay Conduct an advisory (non-binding) vote regarding the frequency of the say-on-pay votes. 5. Stock Option Plan Resolution Ratify, confirm and approve the renewal of the Ur-Energy Inc. Amended and Restated Stock Option Plan 2005, and approve and authorize for a period of three years all unallocated stock options issuable pursuant to the Option Plan. 2 Years 3 Years For Abstain Against 1 Year C1234567890 XXX 123 MR SAM SAMPLE URGQ XXXX 999999999999